UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATED April 30, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

April 30, 2015

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Life Time Fitness, Inc., which we refer to as Life Time, to be held on Thursday, June 4, 2015 at our offices at 2902 Corporate Place, Chanhassen, Minnesota 55317, at 9:00 a.m., Central Time.

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated March 15, 2015, which we refer to as the merger agreement, by and among Life Time, LTF Holdings, Inc., which we refer to as Parent, and LTF Merger Sub, Inc., an indirect, wholly owned subsidiary of Parent, which we refer to as Merger Sub. Parent and Merger Sub are affiliates of Leonard Green & Partners, L.P. and TPG Capital, L.P. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Life Time, and Life Time will become an indirect, wholly owned subsidiary of Parent, which we refer to as the merger. You will also be asked to consider and vote on: (i) a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (ii) a proposal to approve by non-binding advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

If the merger is consummated, you will be entitled to receive $72.10 in cash, without interest, for each share of our common stock you own (unless you have properly perfected your dissenters’ rights with respect to such shares), which represents a premium of (i) approximately 73% to Life Time’s closing stock price on August 22, 2014, the last trading day prior to Life Time’s public announcement that Life Time’s board of directors and senior management team had initiated a process to explore a potential conversion of Life Time’s real estate assets into a real estate investment trust, or REIT; (ii) approximately 22% over the volume weighted average share price of the common stock during the 90 days ended March 13, 2015, the last trading day before the merger agreement was signed; (iii) approximately 25% over the closing share price on March 5, 2015, the last trading day before the publication of articles suggesting that Life Time was for sale; and (iv) approximately 7% over the closing share price on March 13, 2015. Life Time’s common stock has never traded at prices higher than the per-share merger consideration of $72.10 since Life Time went public in 2004.

After consideration of, and based upon, the recommendation of a special committee of the board of directors consisting entirely of independent and disinterested directors, our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable, and in the best interests of Life Time and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

We encourage you to read the enclosed proxy statement and its appendices, including the merger agreement, carefully and in their entirety. You may also obtain more information about Life Time from documents we file with the Securities and Exchange Commission from time to time.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve and adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope as promptly as possible. You also may grant your proxy by using the toll-free telephone number, or by accessing the Internet website, specified on your proxy card. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners Inc., our proxy solicitor, by calling (800) 322-2885 toll-free or (212) 929-5500 collect.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Bahram Akradi

Chairman of the Board of Directors, President and

Chief Executive Officer

This proxy statement is dated April 30, 2015, and is first being mailed to shareholders of Life Time Fitness, Inc. on or about April 30, 2015.

DATED APRIL 30, 2015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2015

Notice is hereby given that a special meeting of shareholders of Life Time Fitness, Inc., a Minnesota corporation, which we refer to as Life Time, will be held on June 4, 2015 at our offices at 2902 Corporate Place, Chanhassen, Minnesota 55317, at 9:00 a.m., Central Time, for the following purposes:

1.	To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated March 15, 2015, by and among LTF Holdings, Inc., which we refer to as Parent, LTF Merger Sub, Inc., an indirect, wholly owned subsidiary of Parent, and Life Time, as it may be amended from time to time, which we refer to as the merger agreement;

2.	To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

3.	To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting and affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to Life Time’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” if any, will be counted as present for purposes of determining the existence of a quorum.

Only shareholders of record as of the close of business on April 27, 2015 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

Shareholders who do not vote in favor of the proposal to approve and adopt the merger agreement will have the right to assert dissenters’ rights if they deliver a demand for dissenters’ rights before the vote is taken on the merger agreement and comply with all the requirements of Minnesota law, which are summarized herein and reproduced in their entirety in Appendix B to the accompanying proxy statement.

After consideration of, and based upon, the recommendation of a special committee of the board of directors consisting entirely of independent and disinterested directors, our board of directors unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

By Order of the Board of Directors,

Bahram Akradi

Chairman of the Board of Directors, President and

Chief Executive Officer

Chanhassen, Minnesota

April 30, 2015

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY INTERNET

a.	Go to the website at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on June 3, 2015.

b.	Please have your proxy card available to verify your identity and create an electronic ballot.

c.	Follow the simple instructions provided.

2. BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on June 3, 2015.

b.	Please have your proxy card available to verify your identity.

c.	Follow the simple instructions provided.

3. BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it in the postage-paid envelope that will be provided.

If your shares are held in the name of a broker, bank or other nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A shareholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Secretary or by providing a proxy of a later date.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

Call collect: (212) 929-5500

Call toll-free: (800) 322-2885

APPENDICES

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of LTF Merger Sub, Inc. with and into Life Time Fitness, Inc., with Life Time Fitness, Inc. surviving as an indirect, wholly owned subsidiary of LTF Holdings, Inc., which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 119. The merger agreement is attached as Appendix A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “Life Time,” “we,” “our,” “us” and similar words in this proxy statement refer to Life Time Fitness, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to LTF Holdings, Inc. as Parent and LTF Merger Sub, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated March 15, 2015, as it may be amended from time to time, by and among Parent, Merger Sub and Life Time, as the merger agreement.

Parties Involved in the Merger (page 33)

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

Life Time is The Healthy Way of Life Company. We help organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest, or discovering new passions, both inside and outside of Life Time’s distinctive, resort-like sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. Our Healthy Way of Life approach enables our customers to achieve success by providing the best places, people and programs of exceptional quality and value.

For more information about Life Time, please visit our website at www.lifetimefitness.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission, or the SEC. See also “Where You Can Find More Information” beginning on page 119.

Our common stock is currently listed on the “New York Stock Exchange,” which we refer to as the NYSE, under the symbol “LTM.”

LTF Holdings, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

(310) 954-0444

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, California 94104

(415) 743-1500

LTF Holdings, Inc. is a Delaware corporation that was formed by affiliates of Leonard Green & Partners, L.P., which we refer to as Leonard Green, and an affiliate of TPG Capital, L.P., which we refer to as TPG, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Leonard Green is a private equity firm based in Los Angeles, California. TPG is a leading global private equity firm with 17 offices worldwide. Upon completion of the merger, Life Time will be an indirect, wholly owned subsidiary of Parent.

LTF Merger Sub, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

(310) 954-0444

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, California 94104

(415) 743-1500

LTF Merger Sub, Inc. is a Minnesota corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and Life Time will continue as the surviving corporation of the merger and an indirect, wholly owned subsidiary of Parent.

The Special Meeting (page 26)

Date, Time and Place

A special meeting of our shareholders will be held on June 4, 2015, at our offices at 2902 Corporate Place, Chanhassen, Minnesota, 55317, at 9:00 a.m., Central Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on April 27, 2015, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals (i) to approve and adopt the merger agreement; (ii) to approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Quorum

As of the record date, there were 39,043,889 shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 19,521,945 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

Share Ownership of Our Directors and Executive Officers

As of April 27, 2015, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 3,090,119 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately 7.9% of the outstanding shares of our common stock. In connection with the merger agreement, Bahram Akradi, our Chairman, Chief Executive Officer, and President entered into a voting agreement with Parent, pursuant to which he agreed to, among other things, vote his shares of Life Time common stock (i) in favor of the approval and adoption of the merger agreement, (ii) in favor of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement and (iii) against any alternative proposal or any proposal relating to an alternative proposal. Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement. Additionally, our other directors and executive officers have informed us that they currently intend to vote all of their shares of Life Time common stock (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Voting of Proxies

Any Life Time shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by attending at the special meeting. If you are a beneficial owner and hold your shares of Life Time common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Life Time common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting by providing written notice of revocation to our Secretary before your proxy is exercised. If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid to Life Time’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Certain Effects of the Merger on Life Time (page 34)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Life Time, with Life Time continuing as the surviving company and an indirect, wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term surviving company to refer to Life Time as the surviving company following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of the articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on Life Time if the Merger is Not Completed (page 34)

If the merger agreement is not adopted by Life Time shareholders or if the merger is not completed for any other reason, Life Time shareholders will not receive any payment for their shares of common stock. Instead, Life Time will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Life Time may be required to reimburse certain of Parent’s expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 109.

Merger Consideration (pages 35; 93)

In the merger, each outstanding share of our common stock (other than (i) shares held by Life Time, Parent or Merger Sub or any direct or indirect subsidiary of Life Time or Parent; (ii) shares being contributed to Parent by Mr. Akradi and any other persons pursuant to the contribution and subscription agreement (described below);

and (iii) shares held by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the excluded shares) will be converted automatically into the right to receive $72.10 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the per-share merger consideration. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing any of the shares of Life Time common stock will thereafter represent only the right to receive the per-share merger consideration. As described further in “The Merger Agreement—Exchange and Payment Procedures” beginning on page 94, at or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited cash sufficient to pay the aggregate per-share merger consideration with a designated paying agent. Following completion of the merger, after a shareholder has provided the paying agent with his or her stock certificates (or, with respect to shares held in book-entry form, an “agent’s message” with respect to such shares) and the other items specified by the paying agent, the paying agent will promptly pay the shareholder the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a Life Time shareholder as a result of the merger (except that shareholders who properly perfect their demand for dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as contemplated by Minnesota law, as described below under “The Merger—Dissenters’ Rights” beginning on page 84).

Treatment of Equity Awards; Employee Stock Purchase Plan (page 74)

The merger agreement provides for the following treatment of equity and equity-based awards relating to Life Time common stock:

Stock Options

Effective as of the effective time of the merger, each then-outstanding option to purchase shares of Life Time common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Life Time common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Life Time common stock underlying the stock option (less any applicable withholding taxes).

Restricted Stock

Effective as of the effective time of the merger, each then-outstanding share of restricted Life Time common stock, which we refer to as restricted stock, including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of Life Time common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Life Time common stock generally.

Employee Stock Purchase Plan

No new offering period will commence under Life Time’s Employee Stock Purchase Plan, which we refer to as the ESPP, following completion of the offering period in progress as of the date of the merger agreement. The ESPP will be terminated as of the effective time of the merger, provided that if the effective time of the merger has not occurred by June 30, 2015, the end of the current offering period, the ESPP will then be suspended until the effective time of the merger, at which time it will be terminated.

If the effective time of the merger occurs on or before June 30, 2015, Life Time will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of the last day of the current offering period by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2015, Life Time will issue shares of Life Time common stock to the participants in the current offering period in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger.

Recommendation of Our Board of Directors and Reasons for the Merger (page 47)

Our board of directors, which we refer to as the Board, acting upon the recommendation of a special committee of the Board consisting entirely of independent and disinterested directors, which we refer to as the Special Committee, and after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Life Time and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Opinions of Financial Advisors (page 53)

Guggenheim Securities

Guggenheim Securities, LLC, which we refer to as Guggenheim Securities, delivered its opinion to the Special Committee and the Board to the effect that, as of March 15, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the per-share merger consideration in connection with the merger was fair, from a financial point of view, to the holders of shares of common stock, par value $0.02 per share, of Life Time, other than shares held by a specified member of the Company’s management, which we refer to as the rollover shares, being contributed to Parent, which we refer to as the rollover. The full text of Guggenheim Securities’ written opinion, which is attached as Appendix C to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Special Committee and the Board (in their capacity as such) for their information and assistance in connection with their evaluation of the per-share merger consideration, did not constitute a recommendation to the Special Committee or Board with respect to the merger and does not constitute advice or a recommendation to any holder of Life Time common stock as to how to vote in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view, of the per-share merger consideration to the shareholders of Life Time, excluding the holders of the rollover shares, in connection with the merger and does not address any other term or aspect of the merger, the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

More specifically, Guggenheim Securities’ opinion (i) did not address Life Time’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Life Time, the financing of the merger or the effects of any other transaction in which Life Time might engage; (ii) addressed only the fairness, from a financial point of view, to Life Time’s shareholders of the per-share merger consideration pursuant to the merger agreement, excluding the holders of the rollover shares; (iii) expressed no view or opinion as to (a) any other term or aspect of the merger, the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger, or (b) the fairness, financial or otherwise, of the rollover, or the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (except as set forth in clause (ii) of this paragraph), creditors or other constituencies of Life Time or the holders of the rollover shares; (iv) expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Life Time’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the per-share merger consideration pursuant to the merger agreement or otherwise; and (v) did not constitute a solvency opinion or a fair value opinion, and Guggenheim Securities did not evaluate the solvency or fair value of Life Time under any relevant laws relating to bankruptcy, insolvency or similar matters.

Wells Fargo Securities

In connection with the merger, on March 15, 2015, Wells Fargo Securities, LLC, which we refer to as Wells Fargo Securities, rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of a written opinion to the Board and Special Committee dated March 15, 2015), that, as of March 15, 2015, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wells Fargo Securities’ written opinion, dated March 15, 2015, to the Board and the Special Committee is attached as Appendix D to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. Wells Fargo Securities provided its opinion for the information and use of the Board and the Special Committee (in their capacity as such) in connection with their evaluation of the merger. Wells Fargo Securities’ opinion does not address the merits of the underlying decision by Life Time to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that have been or might be considered by Life Time’s management, the Board or the Special Committee or in which Life Time might engage. Wells Fargo Securities’ opinion also did not and does not constitute a recommendation to the Board, the Special Committee or to any other person or entity in respect of the merger or otherwise, including, without limitation, as to how a stockholder of Life Time should vote or act in connection with any matter relating to the merger, the merger agreement or any other matters. See the section entitled “—Opinion of Wells Fargo Securities” beginning on page 62 of this proxy statement for additional information.

Interests of the Directors and Executive Officers of Life Time in the Merger (page 72)

When considering the recommendation of the Board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of Life Time. These interests include the following:

•	Agreements between Parent and Mr. Akradi, pursuant to which he will (i) serve as the chairman of the board, chief executive officer and president of the surviving company following the closing of the merger; (ii) be entitled to participate in an equity incentive plan to be adopted by Parent following the closing of the merger, consisting of stock options and restricted stock grants; (iii) contribute to Parent up to $125 million of Life Time common stock in exchange for shares of Parent; (iv) vote in favor of the proposal to approve and adopt the merger agreement and any related proposals at the special meeting; and (v) vote against any alternative proposal or any proposal relating to an alternative proposal.

•	Accelerated vesting of stock options and shares of restricted stock, and the settlement of those awards in exchange for cash in the amounts specified in this proxy statement;

•	The entitlement of certain of Life Time’s executive officers to receive severance payments and benefits under their respective executive employment agreements in the event the officer’s employment is terminated on or following the closing of the merger either by the surviving company without cause or by the officer for good reason; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving company.

If the proposal to approve and adopt the merger agreement is approved by our shareholders and the merger closes, any shares of Life Time common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Life Time common stock held by all other Life Time shareholders entitled to receive the per-share merger consideration.

Financing of the Merger (page 78)

We anticipate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $3,790,788,594, including the funds needed to (i) pay our shareholders the amounts due to them under the merger agreement; (ii) make payments in respect of Life Time’s outstanding stock options and restricted stock pursuant to the merger agreement; (iii) refinance or otherwise discharge certain outstanding indebtedness of Life Time, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger; and (iv) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing under the debt commitment letters described below. This amount will be funded through a combination of up to approximately $1.75 billion in equity financing under the equity commitment letters described below, up to $2.747 billion in debt financing under the debt commitment letter described below, which we refer to collectively as the financing letters, and Life Time’s cash and cash equivalents on hand at closing.

In connection with the financing of the merger, Parent has entered into an equity commitment letter, dated as of March 15, 2015, which we refer to as the LGP equity commitment letter, with Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P., which are funds affiliated with Leonard Green, which we refer to as the LGP funds, and an equity commitment letter, dated as of March 15, 2015, which we refer to as the TPG equity commitment letter and, together with the LGP equity commitment letter, the equity commitment letters, with TPG Partners VII, L.P., which is a fund affiliated with TPG, which we refer to as the TPG fund and, together with the LGP funds, as the equity investors. Pursuant to the LGP equity commitment letter, the LGP funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of equity securities of Parent, at or prior to the closing of the merger, for an amount equal to approximately $879 million in the aggregate. Each LGP fund may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the LGP equity commitment to other investors will reduce such LGP fund’s commitment to make or secure capital contributions pursuant to the LGP equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

Pursuant to the TPG equity commitment letter, the TPG fund has committed to purchase, and/or through one or more of its affiliated entities or co-investors, cause the purchase of equity securities of Parent, at or prior to the closing of the merger, for an amount equal to approximately $879 million. The TPG fund may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the TPG equity commitment to other investors will reduce the TPG fund’s commitment to make or secure capital contributions pursuant to the TPG equity commitment letter only by the amount actually contributed to Parent by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

In connection with the financing of the merger, Parent has also received a commitment letter, dated as of March 15, 2015, as amended and restated on April 3, 2015, which, along with the related fee letter, we refer to as the debt commitment letter, from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Jefferies Finance LLC, Bank of Montreal, BMO Capital Markets Corp., Royal Bank of Canada, MIHI LLC, Macquarie Capital (USA) Inc., Nomura Securities International, Inc., Mizuho Bank, LTD. and U.S. Bank, National Association, which we refer to as the debt financing sources.

The funding under the financing letters is subject to certain customary conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot be assured that the full amount of financing will be available or that the committed financing will be sufficient to complete the transactions contemplated by the merger agreement. The amounts committed might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. The failure of Parent and Merger Sub to obtain any portion of the committed financing (or any alternate financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay a reverse termination fee to Life Time, as described under “The Merger Agreement—Termination Fees” beginning on page 109. Parent’s obligation to pay the reverse termination fee is guaranteed pursuant to the guarantee (as described further below).

Limited Guarantee (page 83)

Pursuant to the limited guarantee delivered by the equity investors in favor of Life Time, dated as of March 15, 2015, which we refer to as the guarantee, each guarantor agreed to guarantee the due and punctual performance and discharge of its respective percentage, which we refer to as the guarantee percentage, of the following payment obligations of Parent and, where applicable, Merger Sub:

•	Parent’s obligation to reimburse Life Time for all reasonable out-of-pocket costs incurred in connection with the debt financing and obtaining payoff letters for Life Time’s existing company debt and liens;

•	Parent’s and Merger Sub’s obligation to indemnify Life Time, its affiliates, and representatives from and against all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred by them in connection with the equity and debt financings and delivery of the payoff letters for Life Time’s existing debt and liens;

•	Parent’s obligation to pay a reverse termination fee of $167 million to Life Time under certain circumstances; and

•	Parent’s obligation to reimburse Life Time for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with any action against Parent to enforce its right to receive the reverse termination fee.

Each guarantor’s aggregate liability under the guarantee is subject to a cap equal to such guarantor’s guaranteed percentage of $169 million.

Employee Benefits (page 104)

The merger agreement provides for the following treatment with respect to those employees of Life Time and its subsidiaries who continue to be so employed following the effective time of the merger, who we refer to collectively as the continuing employees:

•	During the one-year period following the closing of the merger, each continuing employee will receive (i) at least the same base salary and the same annual bonus opportunity as was provided to the continuing employee by Life Time immediately prior to the effective time of the merger and (ii) employee benefits that are substantially comparable in the aggregate to those provided to the continuing employee by Life Time immediately prior to the effective time of the merger, provided that nothing requires Parent to provide such benefits in the form of equity or equity-based compensation;

•	Each continuing employee who incurs a termination of employment during the one-year period following the closing of the merger will receive severance benefits that are no less favorable than the severance benefits the continuing employee would have received upon such termination under Life Time’s severance policies and practices in effect immediately prior to the effective time of the merger;

•	Each continuing employee will receive service credit for purposes of eligibility, vesting and determination of the level of benefits (including for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans) under any employee benefit plans maintained by Parent or the surviving company in which the continued employee participates, subject to certain exceptions; and

•	Parent has agreed to: (i) waive any preexisting condition limitations applicable to continuing employees and their eligible dependents under any Parent health benefit plans in which continuing employees may be eligible to participate following the closing of the merger; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the continuing employees and their eligible dependents under the health plans in which they participated immediately prior to the closing date for purposes of satisfying any such amounts under any health plans of Parent or the surviving company in which they are eligible to participate following the closing; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee and his or her eligible dependents on or after the closing date of the merger, subject to certain limitations.

Dissenters’ Rights (page 84)

If the merger is approved and becomes effective, holders of our common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO LIFE TIME BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

U.S. Federal Income Tax Consequences of the Merger (page 86)

The receipt of cash for shares of Life Time common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 86) in exchange for such U.S. Holder’s shares of Life Time common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Life Time common stock surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 86) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States or holds greater than 5% of our common stock. Shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 86 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 88)

Under the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. Life Time and Parent and its affiliates filed their respective HSR Act notifications on March 27, 2015. On April 14, 2015, Life Time announced that it received early termination of the required waiting period under the HSR Act.

No Solicitation of Other Offers (page 100)

In the merger agreement, subject to certain exceptions, Life Time has agreed that it will not, directly or indirectly, among other things:

•	Solicit, initiate or knowingly encourage or facilitate any inquiry or the making of an alternative proposal;

•	Furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Life Time and its subsidiaries to any person that would reasonably be expected to lead to, or in connection with, an inquiry or an alternative proposal;

•	Enter into, continue or maintain negotiations or discussions with any person with respect to an inquiry or an alternative proposal;

•	Cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably be expected to result in, an alternative proposal;

•	Approve, agree to, accept, endorse or recommend, or submit to a vote of its shareholders, any alternative proposal;

•	Grant any waiver, amendment or release under any confidentiality or standstill agreement (or terminate or fail to use reasonable best efforts to enforce such agreement), provided that Life Time shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the Board;

•	Effect any adverse recommendation change (as summarized below); or

•	Enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements (as described below)).

Notwithstanding these restrictions, if at any time prior to the special meeting, Life Time receives an alternative proposal from a third party and such alternative proposal does not result from any willful breach by Life Time of the restrictions described above, then Life Time may, among other things, and at any time prior to the special meeting, enter into and maintain discussions or negotiations with any person with respect to such alternative proposal, and pursuant to the prior execution of an acceptable confidentiality agreement (as described below), furnish any information and afford access to Life Time and its subsidiaries’ business, employees and properties, to any person in response to such alternative proposal, subject to the Board first determining in good faith (after consultation with Life Time’s financial advisors and legal counsel) that (i) the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and (ii) such proposal either constitutes, or would reasonably be expected to lead to, a superior proposal (as described below).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 100.

Adverse Recommendation Changes; Alternative Acquisition Agreements (page 102)

Under the merger agreement, subject to certain exceptions, the Board may not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternative proposal (each of the foregoing, we refer to as an adverse recommendation change) except as provided in the merger agreement.

Prior to the special meeting, and notwithstanding the restrictions described above in “—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to Life Time’s compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change, and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event (as described below) or in the case of a superior proposal, and (ii) terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a willful breach of the restrictions described above in “—No Solicitation of Other Offers,” if, in each case, the Board determines in good faith (after consultation with its financial advisors and legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law subject further to Life Time’s compliance with certain notice and other requirements as set forth in the merger agreement.

For a further discussion of the limitations on effecting adverse recommendation changes, and terminating the merger agreement in connection with a superior proposal, see “The Merger Agreement—Adverse Recommendation Changes; Alternative Acquisition Agreements” beginning on page 102.

Conditions to the Closing of the Merger (page 107)

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived. The parties currently expect to complete the merger in the second quarter of 2015. However, it is possible that factors outside of each party’s control could require them to complete the merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

•	The approval of the proposal to approve and adopt the merger agreement by the requisite affirmative vote of Life Time’s shareholders;

•	The expiration or termination of the applicable waiting period under the HSR Act (see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 88);

•	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

•	The accuracy of the representations and warranties of Life Time, Parent and Merger Sub in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the closing date of the merger;

•	The performance in all material respects by Life Time, on the one hand, and Parent and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

•	Since the date of the merger agreement, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect (as described below).

Termination of the Merger Agreement (page 108)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of Life Time, in the following ways:

•	By mutual written consent of Parent and Life Time;

•	By either Parent or Life Time:

•	If the merger has not been consummated on or before October 6, 2015, which date we refer to as the termination date;

•	If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable; or

•	If Life Time’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; or

•	By Life Time:

•	If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Life Time’s delivery of written notice of such breach;

•	Prior to receiving the shareholder approval, if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to a superior proposal, authorized Life Time to enter into a definitive written agreement with respect to such superior proposal, (ii) Life Time enters into such an alternative acquisition agreement and (iii) Life Time pays to Parent the termination fee of $97 million under the merger agreement;

•	If (i) the marketing period (as described below) has ended and all of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which are then capable of being satisfied at the closing) or, to the extent permitted by law, waived, (ii) Life Time has notified Parent in writing that it is ready and willing to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the merger within three business days following Life Time’s delivery of such notice; or

•	By Parent:

•	If Life Time has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach; or

•	If at any time before receiving the shareholder approval, the Board makes an adverse recommendation change.

Termination Fees (page 109)

Under the merger agreement, Life Time may be required to pay to Parent a termination fee of $97 million if the merger agreement is terminated under specified circumstances.

Under the merger agreement, Parent may be required to pay to Life Time a reverse termination fee of $167 million if the merger agreement is terminated under specified circumstances. In no event will either Life Time or Parent be required to pay a termination fee more than once.

Expense Reimbursement (page 110)

If the merger agreement is terminated because Life Time’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, Life Time would be required to reimburse Parent up to $7 million in respect of certain costs and expenses reasonably incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby. The amount of any termination fee paid by Life Time to Parent would be reduced by any such expense reimbursement amount previously paid.

Specific Performance (page 110)

Parent, Merger Sub and Life Time are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Life Time is entitled to obtain specific performance or other equitable relief to cause the full proceeds of the equity financing contemplated by the equity commitment letters to be drawn down on the terms and subject to the conditions set forth in the equity commitment letters and the merger agreement and/or to cause Parent and/or Merger Sub to consummate the transactions contemplated by the merger agreement only upon the occurrence of certain events.

Fees and Expenses (page 110)

Except in specified circumstances, whether or not the merger is consummated, Life Time and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Contribution and Subscription Agreement (page 89)

In connection with the merger agreement, Bahram Akradi, our Chairman, President, and Chief Executive Officer, entered into a contribution and subscription agreement (as amended), which we refer to as the contribution and subscription agreement, with Parent, pursuant to which, at the closing of the merger, Mr. Akradi will contribute to Parent up to $125 million of common stock of Life Time in exchange for shares of Parent. Upon the closing of the merger, Mr. Akradi is expected to beneficially own an indirect interest in Life Time of between approximately 7.4% and approximately 7.7%, without giving effect to any grants of restricted common stock of Parent or options to purchase common stock of Parent that Mr. Akradi is expected to receive following the closing of the merger as part of his employment arrangement with Parent. Mr. Akradi’s indirect beneficial ownership in Life Time after the closing of the merger will be greater than his current beneficial ownership in Life Time due to the higher level of debt that will be included in Life Time’s capitalization after the closing of the merger. Pursuant to the contribution and subscription agreement, at any time and from time to time prior to the closing of the merger, additional persons, including any of our executive officers, may be made parties to such contribution and subscription agreement and, immediately prior to the closing of the merger, such persons will contribute to Parent a number of shares of Life Time common stock with an agreed upon aggregate value, based on the per-share merger consideration, in exchange for shares of Parent.

Company Shareholder Voting Agreement (page 89)

In connection with the merger agreement, Mr. Akradi also entered into a voting agreement with Parent, pursuant to which he agreed to, among other things, vote his shares of Life Time common stock in favor of (i) the adoption of the merger agreement and approval of the merger and (ii) any proposal or action in respect of which approval of Life Time’s shareholders is requested that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement. Pursuant to such voting agreement, Mr. Akradi has also agreed to vote his shares of Life Time common stock against any alternative proposal or any proposal relating to an alternative proposal. Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement.

Market Prices and Dividend Data (page 115)

Our common stock is listed on the NYSE under the symbol “LTM.” On March 13, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock on the NYSE was $67.20 per share. On April 27, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $71.56 per share.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent. Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business.

Legal Proceedings Regarding the Merger (page 89)

Following the announcement of the merger, a putative class and derivative action was filed on March 30, 2015 by a purported Life Time shareholder in the First Judicial District Court of the State of Minnesota, County of Carver, captioned St. Clair County Employees’ Retirement System v. Life Time Fitness, Inc., et al., Case No. 10-CV-15-358. On April 22, 2015 plaintiff filed a First Amended Shareholder Derivative and Direct Class Action Complaint for Breach of Fiduciary Duties, Waste of Corporate Assets, and Abuse of Control, which we refer to as the Amended St. Clair Complaint.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of Life Time, and as a derivative action on behalf of nominal defendant Life Time. The Amended St. Clair Complaint names as defendants the members of the Board, Parent, Merger Sub, Leonard Green, TPG and LNK Partners, which we refer to as LNK. The Amended St. Clair Complaint names Life Time as a nominal defendant. The Amended St. Clair Complaint generally alleges that the Board breached its fiduciary duties to Life Time shareholders in connection with the merger because, among other reasons, the Board failed to fully inform itself of the market value of Life Time; the Board failed to maximize shareholder value; the Board failed to promptly form a committee of disinterested directors under Minnesota Statute section 302A.673; certain individual defendants are interested in the merger; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for Life Time. The Amended St. Clair Complaint alleges that Mr. Akradi, Leonard Green, TPG and LNK aided and abetted the Board’s alleged breaches of fiduciary duty. The Amended St. Clair Complaint also alleges that Life Time and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the Amended St. Clair Complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy Statement on Form 14A filed on April 3, 2015, which we refer to as the Preliminary Proxy, regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The Amended St. Clair Complaint seeks, among other things, equitable relief under Minnesota Statute section 302A.467, including to enjoin the closing of the merger, to direct disclosure of all material information concerning the merger prior to the shareholder vote, and to award plaintiff’s costs and disbursements, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On April 8, 2015, a second putative class action was filed by a purported Life Time shareholder in the First Judicial District Court of the State of Minnesota, County of Carver, captioned Bell v. Akradi, et al., Case No. 10-CV-15-392.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of Life Time. The complaint names as defendants Life Time, the members of the Board, Parent, Merger Sub, Leonard Green, TPG and LNK. The complaint generally alleges that the Board breached its fiduciary duties to Life Time shareholders in connection with the merger because, among other reasons, the terms of the merger are not entirely fair to Life Time shareholders in terms of price or process; the Board retained conflicted financial advisors in connection with the merger; certain individual defendants are interested in the merger; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for Life Time. The complaint also alleges that Life Time and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy, regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The complaint also alleges that Parent, Merger Sub, Leonard Green, TPG and LNK aided and abetted the Board’s alleged breaches of fiduciary duty. The complaint further alleges violations of Minnesota Business Corporation Act sections 302A.467 and 302A.255, as well as violations of the Minnesota Securities Act section 80A.68, section 80A.69, and section 80A.76. The complaint seeks, among other things, to enjoin the closing of the merger, to award unspecified damages, and to award plaintiff’s costs and disbursements, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On April 10, 2015, a third putative class action was filed by a purported Life Time shareholder in the United States District Court for the District of Minnesota, captioned Lusk v. Life Time Fitness, Inc., et al., Case No. 0:15-cv-01911.

Plaintiff purports to bring the litigation as a class action on behalf of the shareholders of Life Time. The complaint names as defendants Life Time and the members of the Board. The complaint alleges that Life Time and the Board violated Section 14(a) of Exchange Act and Rule 14a-9 promulgated thereunder, and that the Board violated Section 20(a) of the Exchange Act because the Preliminary Proxy is allegedly false and materially misleading. In particular, the complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The complaint seeks, among other things, to enjoin the closing of the merger, to award unspecified damages, and to award plaintiff’s costs, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

These shareholder actions are in their early stages, and thus Life Time is unable to reasonably estimate any potential material loss in the event of an unfavorable outcome in one or more of these actions. While they could impact consummation of the transactions contemplated by the merger agreement, Life Time and the Board intend to vigorously defend the actions, denying any violations of state or federal law alleged therein.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Life Time. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to the holders of Life Time common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on June 4, 2015 at our offices at 2902 Corporate Place, Chanhassen, Minnesota 55317, at 9:00 a.m., Central Time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on April 27, 2015 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of Life Time common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Life Time common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of Life Time common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	To approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into Life Time, and Life Time will become an indirect, wholly owned subsidiary of Parent;

•	To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

•	To approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on Life Time?

A:	The proposed merger is the acquisition of Life Time by Parent pursuant to the merger agreement. If the proposal to approve and adopt the merger agreement is approved by the holders of Life Time common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Life Time, with Life Time continuing as the surviving company. As a result of the merger, Life Time will become an indirect, wholly owned subsidiary of Parent. Life Time will cooperate with Parent to de-list our common stock from the NYSE and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the per-share merger consideration of $72.10 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly perfected and not withdrawn your dissenters’ rights under the Minnesota Business Corporation Act with respect to such shares. For example, if you own 100 shares of common stock, you will receive $7,210 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, you will not own shares in the surviving company.

Q:	How does the per-share merger consideration compare to the market price of Life Time common stock prior to the public announcement of the merger agreement?

A:	The per-share merger consideration represents a premium of (i) approximately 73% to Life Time’s closing stock price on August 22, 2014, the last trading day prior to Life Time’s public announcement that the Board and senior management team had initiated a process to explore a potential conversion of Life Time’s real estate assets into a real estate investment trust, or REIT; (ii) approximately 22% over the volume weighted average share price of the common stock during the 90 days ended March 13, 2015, the last trading day before the merger agreement was signed; (iii) approximately 25% over the closing share price on March 5, 2015, the last trading day before the publication of articles suggesting that Life Time was for sale; and (iv) approximately 7% over the closing share price on March 13, 2015. Life Time’s common stock has never traded at prices higher than the per-share merger consideration of $72.10 since Life Time went public in 2004.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Life Time common stock after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Life Time in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q	How does Life Time’s Board of Directors recommend that I vote?

A:	After consideration of, and based upon, the Special Committee’s recommendation, our Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Life Time and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by Life Time shareholders or if the merger is not consummated for any other reason, Life Time shareholders will not receive any payment for their shares of common stock. Instead, Life Time will remain a public company, the common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, Life Time may be required to reimburse certain of Parent’s expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 109 and “The Merger Agreement—Expense Reimbursement” beginning on page 110.

Q:	Do any of Life Time’s directors or officers have interests in the merger that may differ from those of Life Time shareholders generally?

A:

In considering the recommendation of the Board with respect to the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of Life Time. For a description of the interests of our directors and executive officers in the merger, see “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger” beginning on page 72.

Q:	What vote is required to approve and adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

As of April 27, 2015, the record date for determining who is entitled to vote at the special meeting, there were 39,043,889 shares of Life Time common stock issued and outstanding. Each holder of Life Time common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:	What vote is required to approve the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger?

A:	Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Q:	What is a quorum?

A:	The holders of a majority of the voting power of all shares of our common stock entitled to vote at a special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. If a quorum is not present, the affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the meeting may adjourn the meeting until a quorum is present.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Life Time.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Life Time common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Wells Fargo Shareowner Services, our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting if you deliver to our Secretary a written revocation of any proxy you previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Life Time common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. A broker non-vote will have the same effect as if you voted against the proposal to approve and adopt the merger agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Life Time common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Life Time common stock is called a “proxy card.” The Board has designated Bahram Akradi and Eric Buss, and each of them with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	Life Time intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Life Time files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 119 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Life Time common stock for cash pursuant to the merger?

A:	If you are a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 86), the exchange of Life Time common stock for cash pursuant to the merger generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered pursuant to the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 86) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States or holds more than 5% of the outstanding Life Time common stock. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 86 of this proxy statement.

Q:	What will the holders of Life Time stock options and restricted stock and the participants in the ESPP receive in the merger?

A:	At the effective time of the merger, each then-outstanding option to purchase shares of Life Time common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Life Time common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Life Time common stock underlying the stock option (less any applicable withholding taxes).

At the effective time of the merger, each then-outstanding share of restricted stock will become fully vested and will be considered to be an outstanding share of Life Time common stock for purposes of the merger agreement that will entitle the holder to receive an amount of cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Life Time common stock generally.

If the effective time of the merger occurs on or before June 30, 2015, which is the end of the current ESPP offering period, Life Time will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of the last day of the current offering period by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2015, Life Time will issue shares of Life Time common stock to the participants in the ESPP in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the second quarter of 2015. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including adoption of the merger agreement by our shareholders and the receipt of regulatory approvals.

Q:	Am I entitled to dissenters’ rights under the Minnesota Business Corporation Act?

A:	Yes. As a holder of Life Time’s common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you take certain actions and meet certain conditions. See “The Merger—Dissenters’ Rights” beginning on page 84.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of Life Time common stock held through brokerage firms. If your family has multiple accounts holding shares of Life Time common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

Call collect: (212) 929-5500

Call toll-free: (800) 322-2885

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on June 4, 2015 at our offices at 2902 Corporate Place, Chanhassen, Minnesota 55317, at 9:00 a.m., Central Time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals to (i) approve and adopt the merger agreement; (ii) approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on April 27, 2015 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 2902 Corporate Place, Chanhassen, Minnesota 55317, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were 39,043,889 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of shareholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 19,521,945 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. Approval and adoption of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

If a Life Time shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

If you hold your shares in “street name” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will have no effect on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Shares Held by Life Time’s Directors and Executive Officers

At the close of business on April 27, 2015, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 3,090,119 shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately 7.9% of the shares of our outstanding common stock on that date. Upon closing of the merger Mr. Akradi is expected to beneficially own an indirect interest in Life Time of between approximately 7.4% and approximately 7.7%, without giving effect to any grants of restricted common stock of Parent or options to purchase common stock of Parent that Mr. Akradi is expected to receive following the closing of the merger as part of his employment arrangement with Parent. Mr. Akradi’s indirect beneficial ownership in Life Time after the closing of the merger will be greater than his current beneficial ownership in Life Time due to the higher level of debt that will be included in Life Time’s capitalization after the closing of the merger. In connection with the merger agreement, Mr. Akradi entered into a voting agreement with Parent, pursuant to which he agreed to, among other things, vote his shares of Life Time common stock (i) in favor of the approval and adoption of the merger agreement; (ii) in favor of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement; and (iii) against any alternative proposal or any proposal relating to an alternative proposal. Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement. Additionally, our other directors and executive officers have informed us that they currently intend to vote all of their shares of Life Time common stock (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger. No proxy that is specifically marked against the proposal to approve and adopt the merger agreement will be voted in favor of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m., Eastern Time on June 3, 2015. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Life Time shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors’ Recommendation

The Board, acting upon the recommendation of the Special Committee and after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Life Time and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Life Time. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $30,000 plus expenses. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve and adopt the merger agreement, we anticipate that the merger will be consummated in the second quarter of 2015.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on June 4, 2015

The proxy statement is available at www.proxyvote.com.

Householding of Special Meeting Materials

We may send a single copy of this proxy statement to any household at which two or more shareholders reside in accordance with SEC rules, unless we have received contrary instructions. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Investor Relations, Life Time Fitness, Inc.,

2902 Corporate Place, Chanhassen, Minnesota 55317, or contact our Investor Relations department at (952) 229-7427. We will promptly deliver upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

Rights of Shareholders Who Assert Dissenters’ Rights

If the merger is approved and becomes effective, holders of common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix B, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO LIFE TIME BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Wells Fargo Shareowner Services toll free at +1 (800) 401-1957 or online at www.shareowneronline.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	The inability to consummate the merger within the anticipated time period, or at all, due to the failure to obtain shareholder approval to adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger;

•	The risk that the merger agreement may be terminated in circumstances requiring us to pay Parent a termination fee of up to $97 million or reimburse certain of Parent’s expenses of up to $7 million;

•	The failure by Parent to obtain the equity and/or debt financing contemplated in the financing commitments entered into in connection with the merger agreement, or alternative financing, as applicable, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	Risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	The fact that, although Parent must take all actions, and do all things necessary, proper or advisable, to obtain the equity and debt financing contemplated by the equity commitment letters and the debt commitment letter, there is a risk that such financing might not be obtained and that, in certain instances, Life Time’s only viable recourse could be to pursue payment of the reverse termination fee by Parent;

•	The effect of the announcement or pendency of the merger on Life Time’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	Risks related to diverting management’s or employees’ attention from ongoing business operations;

•	Risk that our stock price may decline significantly if the merger is not completed;

•	The risk that the merger may not be consummated in a timely manner, if at all;

•	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others;

•	The fact that receipt of the all-cash merger consideration would be taxable to Life Time’s shareholders that are treated as U.S. persons for United States federal income tax purposes; and

•	The fact that Life Time’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of Life Time’s current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on

Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 119). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Life Time shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

Life Time is The Healthy Way of Life Company. We help organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest, or discovering new passions, both inside and outside of Life Time’s distinctive, resort-like sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. Our Healthy Way of Life approach enables our customers to achieve success by providing the best places, people and programs of exceptional quality and value.

For more information about Life Time, please visit our website at www.lifetimefitness.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 119.

Our common stock is currently listed on the NYSE under the symbol “LTM.”

LTF Holdings, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

(310) 954-0444

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, California 94104

(415) 743-1500

LTF Holdings, Inc., or Parent, is a Delaware corporation that was formed by affiliates of Leonard Green and TPG solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is currently controlled by investment funds affiliated with Leonard Green and TPG. Upon completion of the merger, Life Time will be an indirect, wholly owned subsidiary of Parent.

Leonard Green is one of the nation’s preeminent private equity firms with over $13 billion in equity capital under active management. Based in Los Angeles, Leonard Green invests in market leading companies across a range of industries. Significant current and former investments include The Container Store, Shake Shack, Whole Foods Market, Topshop, J. Crew, Jetro Cash & Carry, Activision, CHG Healthcare and Petco.

TPG is a leading global private investment firm founded in 1992 with over $67 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, Sao Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has deep consumer and retail expertise with investments including Beringer Wines, Burger King, Chobani, J. Crew, Lenta, Neiman Marcus, Petco and Savers.

LTF Merger Sub, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

(310) 954-0444

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, California 94104

(415) 743-1500

LTF Merger Sub, Inc., or Merger Sub, is a Minnesota corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is an indirect, wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and Life Time will continue as the surviving corporation.

Certain Effects of the Merger on Life Time

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Life Time, with Life Time continuing as the surviving company. As a result of the merger, Life Time will become an indirect, wholly owned subsidiary of Parent. Life Time will cooperate with Parent to de-list our common stock from the NYSE Market and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The effective time of the merger will occur upon the filing of articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on Life Time if the Merger is Not Completed

If the merger agreement is not adopted by Life Time shareholders or if the merger is not completed for any other reason, Life Time shareholders will not receive any payment for their shares of common stock. Instead, Life Time will remain a public company, our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of Life Time’s common stock will decline significantly.

If that were to occur, it is uncertain when, if ever, the price of Life Time’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Life Time’s common stock. If the merger is not consummated, the Board will continue to evaluate and review Life Time’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement is not adopted by Life Time’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Life Time will be offered or that Life Time’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, Life Time may be required to reimburse certain of Parent’s expenses incurred in respect of the transactions contemplated by the merger agreement or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 109.

Merger Consideration

In the merger, each outstanding share of common stock, par value $0.02 per share, of Life Time issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by Life Time, Parent or Merger Sub or any direct or indirect subsidiary of Life Time or Parent; (ii) shares being contributed to Parent by Mr. Akradi and any other persons pursuant to the contribution and subscription agreement; and (iii) shares held by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares) will be converted automatically into the right to receive the per-share merger consideration of $72.10 in cash, without interest and less any applicable withholding taxes, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the shares of Life Time common stock will thereafter represent only the right to receive the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a Life Time shareholder as a result of the merger (except that shareholders who properly perfect their dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an dissenters’ proceeding as contemplated by Minnesota law, as described below under “—Dissenters’ Rights”).

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the Board, members of our management or our representatives and other parties.

During the past several years, as part of its ongoing strategic-planning process, the management and Board regularly reviewed and assessed, among other things, Life Time’s long-term strategic goals and opportunities, competitive environment, and short- and long-term performance in light of Life Time’s strategic plan, with the goal of maximizing shareholder value. In connection with these activities, Life Time’s management and Board also considered and evaluated potential strategic alternatives, including business combinations, acquisitions, dispositions, sale-leaseback transactions, and internal restructurings. As part of these assessments, Mr. Akradi had discussions from time to time with certain third parties, including Party A, a private equity firm which invests in industries in which Life Time operates. In 2013, Life Time engaged Wells Fargo Securities to serve as its financial advisor in connection with these assessments. In addition, Life Time engaged Wells Fargo Securities on July 21, 2014 for the purpose of, among other things, proposing and analyzing various financing and strategic alternatives available to Life Time to maximize long-term shareholder value, including but not limited to the evaluation of a REIT conversion transaction.

On July 30, 2014, Life Time received an unsolicited letter, and Mr. Akradi received an unsolicited telephone call, from Party A proposing to purchase Life Time for an amount in excess of $60.00 per share in cash (the closing price of Life Time’s common stock on July 30, 2014 was $40.57).

In advance of a Board meeting on August 21, 2014, the Board received certain materials from its advisors, including a fiduciary duties presentation prepared by its legal counsel.

On August 21, 2014, the Board engaged Guggenheim Securities to act as a financial advisor and investment banker to the Company in connection with its review and assessment of various strategic and/or financial alternatives in order to maximize long-term shareholder value. Also, at a Board meeting on August 21, 2014, the Board carefully considered Party A’s proposal of July 30, 2014, including by reviewing it with the Board’s financial advisors, Wells Fargo Securities and Guggenheim Securities, and legal counsel.

At an additional meeting on August 22, 2014, the Board continued to consider strategic alternatives. The Board unanimously determined that Party A’s July 30, 2014 proposal was not in the best interests of Life Time and its shareholders. After discussions with representatives of the Board’s financial advisors, the Board also determined to explore separating Life Time’s real estate holdings from the operation of Life Time’s fitness centers and related products and services into two publicly traded corporations, which we refer to as the REIT Conversion Exploration. Based on a review of several strategic alternatives, the Board believed that a conversion of Life Time’s real estate assets into a real estate investment trust, or REIT, could provide substantial benefits to Life Time and its shareholders given its significant real estate holdings, while also supporting ongoing efforts to deliver innovative consumer and corporate health and wellness solutions as it executes its long-term growth plans. Also on August 22, 2014, the Board adopted a shareholder rights plan in connection with the REIT Conversion Exploration in order to safeguard Life Time’s ability to pursue a pro rata dividend in connection with a REIT conversion, and to protect against coercive or abusive takeover tactics and help ensure that Life Time’s shareholders would not be deprived of the opportunity to realize the full and fair value of their investment.

On August 25, 2014, Life Time publicly announced the REIT Conversion Exploration and the adoption of the shareholder rights plan. Life Time also indicated in a letter to Party A that the Board had unanimously determined that Party A’s proposal was not in the best interests of Life Time and its shareholders.

On September 5, 2014, Marcato Capital Management LP, which we refer to as Marcato, at the time Life Time’s largest shareholder, sent a public letter to Life Time stating, among other things, that at the mid-point of Marcato’s valuation range, Life Time’s common stock could reach a price of $70.00 per share upon separation of Life Time’s real estate assets.

On September 23, 2014, Party A sent Life Time a second unsolicited letter, and again contacted Mr. Akradi via telephone, increasing its proposed price to acquire Life Time to $70.00 per share in cash.

On September 25, 2014, the Board met telephonically with representatives of its financial advisors and legal counsel to discuss the revised proposal from Party A, and at that meeting the Board determined to explore maximizing shareholder value by contacting other potential interested parties to determine whether any such parties might be interested in engaging in a strategic transaction involving Life Time, while continuing to execute on Life Time’s current strategic plans, including the REIT Conversion Exploration. The Board then discussed with representatives of the Board’s financial advisors the nature and scope of a potential sale process designed to identify potential acquirors of Life Time. Following that discussion, the Board authorized the Life Time management, with the assistance of the representatives of the Board’s financial advisors, to begin a process of contacting potential acquirors on a confidential basis to assess their interest in Life Time, which we refer to as the Potential Sale Process.

Life Time’s management and the representatives of the Board’s financial advisors considered approaching a number of potential bidders for Life Time. After careful consideration of these potential bidders, the Board determined to approach a targeted group of these potential bidders, focusing on those whom the Board determined, based in part on advice from Life Time’s management and representatives of the Board’s financial advisors, were best positioned to enter into a transaction with Life Time that would be in the best interests of its shareholders. At the direction of the Board, the representatives of the Board’s financial advisors or Mr. Akradi initiated contact with 16 potential bidders, including strategic bidders and financial sponsors (including Leonard Green, Party A and Party B), over the next few months. Mr. Akradi contacted certain of those potential bidders with whom he had a pre-existing relationship and representatives of the Board’s financial advisors contacted the remainder of the 16 potential bidders. Eleven of the potential bidders executed a confidentiality agreement (each of which contained customary “standstill” restrictions that terminated upon Life Time’s entry into the merger agreement) and then received information related to Life Time. Life Time received requests from several bidders that Life Time approve certain potential debt and equity financing sources under the confidentiality agreements. Upon receipt of each bidder’s request (including Party A’s), it was considered on a case-by-case basis and determined whether it would be advisable for, and in the best interests of, Life Time to permit each bidder’s specific request, including whether there were any potential conflicts with any other existing potential debt and equity financing sources requested by other bidders, in order to maintain a competitive process among bidders as part of the Potential Sale Process.

Life Time’s management and the representatives of the Board’s financial advisors met with several potential bidders (all of whom had entered into confidentiality agreements) to discuss the business, prospects, and financial condition of Life Time, and provided regular updates to the Board.

On September 30, 2014, representatives of Life Time met with representatives of Party A to discuss Party A’s proposal.

On October 6, 2014, Mr. Akradi had discussions with a representative of Leonard Green concerning Life Time.

At a Board meeting on October 9, 2014, the Board met to continue to consider strategic alternatives. The Board discussed with representatives of its financial advisors and legal counsel, among other matters, the status of the REIT Conversion Exploration and discussions with third parties regarding the Potential Sale Process.

Throughout October, November and December 2014, Life Time’s management and representatives of the Board’s financial advisors continued reaching out to potential bidders pursuant to the Board’s authorization regarding the Potential Sale Process, including first contacting LNK Partners, or LNK, on October 20, 2014.

On October 21 and 22, 2014, the Board held its regularly scheduled Board meeting, continuing its discussion of strategic alternatives, including the REIT Conversion Exploration and the Potential Sale Process. The Board also approved formal engagement agreements with each of Wells Fargo Securities and Guggenheim Securities in connection with the REIT Conversion Exploration and the Potential Sale Process. These agreements amended the previous engagement letters between Life Time and each of Wells Fargo Securities and Guggenheim Securities.

On November 10, 2014, Life Time entered into a confidentiality agreement with LNK.

At special meetings on November 13, 2014, November 26, 2014 and December 11, 2014, the Board received additional status updates regarding strategic alternatives, including the REIT Conversion Exploration and the Potential Sale Process.

On December 15, 2014, Mr. Akradi and other representatives of Life Time met with representatives of LNK. On December 16, 2014, Mr. Akradi and other representatives of Life Time had a meeting with LNK representatives at Life Time’s offices to discuss LNK’s offer to serve as a potential equity financing source supporting a prevailing bidder in connection with a transaction involving Life Time.

On December 17 and 18, 2014, the Board held its regularly scheduled meeting and received a status update on strategic alternatives, including the REIT Conversion Exploration and the Potential Sale Process.

On December 19, 2014, at the direction of the Board, representatives of the Board’s financial advisors sent each prospective bidder a first-round process letter requesting that bidders submit by January 16, 2015 a detailed, non-binding indication of interest to purchase 100% of the equity of Life Time. The process letters requested information as to each bidder’s proposed purchase price, financing, required approvals, closing conditions, required due diligence and other material information.

On January 5, 2015, Leonard Green executed a confidentiality agreement with Life Time.

On January 16, 2015, Party A submitted an indication of interest in response to the first-round process letter reaffirming its proposal of $70.00 per share, and Leonard Green proposed a purchase price of $65.00 to $69.00 per share. Party B, which had executed a confidentiality agreement with Life Time on October 23, 2014, proposed a range of purchase prices and on January 20, 2015 confirmed in writing a proposed purchase price of $60.00 per share. In addition, certain other prospective bidders communicated their high regard for Life Time but noted their inability to pay a price per share as high as the $70.00 valuation suggested in Marcato’s publicly disclosed September 5, 2014 letter to Life Time.

At a meeting on January 21, 2015, the Board reviewed the three indications of interest it had received and decided to continue negotiations with Party A and Leonard Green in connection with the Potential Sale Process. After discussion of strategic alternatives, including the REIT Conversion Exploration and the Potential Sale Process, the Board determined that Mr. Akradi was an integral part of maximizing shareholder value throughout the Potential Sale Process. Mr. Akradi indicated that his interests were aligned with the interests of the Board in obtaining the highest price reasonably available and expressed his willingness to enter into discussions with any counterparty after the Potential Sale Process had produced the highest price the Board believed was reasonably obtainable. Based in part on Life Time having only received three written bids, the Board determined that Life Time should encourage additional bids, with assistance from Mr. Akradi. Mr. Akradi approached certain additional potential bidders, none of whom ultimately submitted proposals to acquire Life Time.

The Board also considered establishing a special committee but determined that such a committee was not necessary at such time. The independent members of the Board indicated that the Board would continue to reevaluate the need for any such committee.

On January 22, 2015, a draft of the merger agreement prepared by Life Time’s legal counsel was sent to Party A, and on January 24, 2015, the same draft merger agreement was sent to Leonard Green. Among other terms and conditions, the draft merger agreement included a “go-shop” provision that would permit Life Time to actively solicit competing proposals from other bidders for a specified period of time following the entry into definitive transaction agreements.

On January 29, 2015, Party A provided to Life Time a mark-up of the draft merger agreement. The mark-up, among other things, deleted the go-shop, added a private equity style financing structure and included a reverse termination fee equal to 4% of transaction value.

On February 2, 2015, Leonard Green provided an issues list outlining the material changes to the draft merger agreement it proposed to make. Leonard Green’s proposal expressly conditioned its indication of interest on reaching an agreement with Mr. Akradi with respect to rolling over certain of his shares of Life Time common stock. Leonard Green proposed to, among other things, delete the go-shop and require Mr. Akradi and certain other unspecified key executives to roll over certain of their shares of Life Time common stock, add a private equity style financing structure and include a reverse termination fee.

On February 3, 2015, during a call with Life Time’s legal counsel, Party A stated that, while reaching a satisfactory agreement with management with respect to the rollover of management equity would be beneficial from Party A’s perspective, meeting with Life Time’s Chief Executive Officer and executive management was not a prerequisite for its bid, and, if Life Time was unwilling to allow a meeting until after a definitive agreement was executed, that Party A would abide by any conditions set by the Board and would not discuss rollover of management equity and employment arrangements with executive management at that time. Nevertheless, Party A indicated that meeting with management would enhance its ability to finalize and proceed with, and could maximize the price of, its proposal and assist with securing more certain financing, which could lead to a higher and more certain proposal.

On February 4, 2015, representatives of Life Time, including Messrs. Akradi, Buss and Zwiefel, provided a management due diligence presentation to Leonard Green and certain of its potential debt financing sources at Life Time’s corporate office.

Following receipt of the proposals from Party A, Leonard Green and Party B, the Board began meeting on a regular basis to discuss the Potential Sale Process and the REIT Conversion Exploration, including regular meetings in executive session of the independent members of the Board. At the first such meeting on February 5, 2015, the Board received a summary of the recent meeting with Leonard Green and the diligence activities of Party A and an update on Leonard Green’s and Party A’s desire to meet with Mr. Akradi and executive management of Life Time.

On February 9, 2015, the independent members of the Board considered and approved a framework for Mr. Akradi to have initial discussions with each of Party A and Leonard Green to facilitate the Potential Sale Process and the availability and terms of financing for each bidder. Among other things, the framework required that one senior representative of the Board’s financial advisors attend each such discussion and defined the scope of Mr. Akradi’s discussions with potential bidders.

On February 11, 2015, pursuant to the framework approved by the independent members of the Board, Messrs. Akradi and Buss, along with a representative of Wells Fargo Securities, had initial discussions with Party A.

On February 18, 2015, the Board held a meeting at which representatives of the Board’s financial advisors provided an update on conversations with Leonard Green and Party A and the Potential Sale Process. Mr. Akradi provided an update on his conversations related to the Potential Sale Process, and Life Time’s legal counsel advised the Board on the Potential Sale Process, the Board’s fiduciary duties and next steps in the transaction. The independent members of the Board also held an executive session with legal counsel and representatives of the Board’s financial advisors.

On February 19, 2015, Life Time delivered a mark-up of the merger agreement to Party A in response to its mark-up of January 29, 2015. Among other things, the mark-up proposed to reinstate the go-shop and reinstated a number of Life Time’s other positions.

On February 20, 2015, Mr. Akradi along with a representative of Guggenheim Securities met with Leonard Green in accordance with the framework approved by the independent members of the Board on February 9, 2015. On February 24, 2015, representatives of Life Time provided a management due diligence presentation to Leonard Green and certain of its potential equity co-investors since Leonard Green had previously indicated to representatives of the Special Committee’s financial advisors that it required equity co-investors to provide sufficient equity commitments to consummate a potential transaction.

On February 24, 2015, at the direction of the Board, representatives of the Board’s financial advisors sent letters to Party A and Leonard Green requesting definitive proposals for the acquisition of Life Time by March 11, 2015. The letter requested information as to each bidder’s proposed purchase price, financing, required internal approvals, closing conditions and other material information. The letter also explicitly stated that the proposals should represent each bidder’s best offer and that no assurances were thereby given that there would be any contact with any bidder after March 11, 2015, and before signing of a definitive agreement with any party.

On February 26, 2015, at a meeting of the Board convened to provide updates as to the Potential Sale Process, the independent members of the Board indicated that, from and after such date, if Mr. Akradi wanted to present to any bidder specific terms on which he would participate and invest or the capacity in which he would continue with Life Time after an acquisition, he could do so only after a special committee composed of independent directors, which we refer to as the Special Committee, was formed and after the terms were first reviewed by the Special Committee. Since the Board consisted of all independent directors other than Mr. Akradi, the Board determined that the Special Committee would consist of all members of the Board other than Mr. Akradi. The independent directors advised Mr. Akradi that they would not authorize terms that they concluded would negatively affect the price that any bidder would pay for Life Time. Mr. Akradi indicated that he would first present the terms to the Special Committee when it is formed and that he needed until March 3, 2015 to develop his request. The independent directors indicated that they would meet on March 3, 2015 to consider forming the Special Committee.

Also on February 26, 2015, Life Time issued a press release announcing its quarterly and year-end results that stated that the Board was continuing to review strategic alternatives, including the exploration of a conversion of its real estate assets into a REIT.

On February 27, 2015, Leonard Green provided to Life Time a mark-up of the draft merger agreement provided to potential bidders. Among other items, the mark-up eliminated the go-shop, modified the parameters of the proposed termination fee, included a condition that Mr. Akradi roll over certain of his shares of Life Time common stock, added a private equity style financing structure and included a reverse termination fee.

On March 3, 2015, the Board established the Special Committee to consider and evaluate possible strategic transactions outside of the ordinary course of business with the potential to increase shareholder value and all matters pertaining thereto on behalf of Life Time. Life Time’s legal counsel advised the members of the Special Committee of their fiduciary duties under applicable law and discussed related materials provided in advance of the meeting. The Special Committee elected Joseph S. Vassalluzzo as its Chairman, whom we refer to in such capacity as the Chairman. The Special Committee fully discussed the status of the process for considering and evaluating strategic transactions for Life Time. The Special Committee discussed various strategies and tactics for seeking to obtain the highest per-share cash bids for Life Time and for evaluating those bids against Life Time’s prospects as a stand-alone public company and against transaction structures considered in connection with the REIT Conversion Exploration. The Special Committee also adopted a framework governing any discussions between Life Time’s Chief Executive Officer and any potential bidder, which was similar to the framework approved by the Board on February 9, 2015. The members of the Special Committee discussed their beliefs that potential bidders were more likely to submit the highest bids possible if they were permitted to discuss potential arrangements with senior members of Life Time’s management team and that such discussions could be helpful in connection with arranging financing for a transaction. The Special Committee determined to permit Mr. Akradi to deliver the proposed term sheet, which he had provided to the Special Committee, to, and to negotiate it with, potential bidders, expressly noting that the Special Committee did not endorse or recommend the term sheet and would not require any bidder to engage in any such negotiations. Additionally, the Special Committee determined the compensation to be paid to its members for their services on the Special Committee, considered adoption of a potential retention payment and severance plan to safeguard against employees leaving based on job security during the pendency of any transaction if the Special Committee determined to accept a proposal to sell Life Time and reviewed with legal counsel certain guidelines for the committee members’ conduct. The Special Committee also determined that the financial advisors and legal counsel to Life Time were independent of management and could also serve as advisors to both the Board and the Special Committee.

Following the formation of the Special Committee, Life Time and the financial advisors entered into amendments to the respective engagement letters of the financial advisors to provide that the financial advisors would provide financial advisory services both to the Board and to the Special Committee.

Also on March 3, 2015, with Life Time’s permission (which had been provided on February 8, 2015), Leonard Green contacted TPG, who was not previously a potential bidder, to act as a possible equity co-investor with Leonard Green.

On March 5, 2015, the Wall Street Journal published an article, which we refer to as the WSJ Report, indicating that Life Time was in talks with two possible bidders. Life Time did not comment on the article.

Also on March 5, 2015, Mr. Akradi met with Party A via teleconference to discuss post-closing matters, pursuant to the framework adopted by the Special Committee on March 3, 2015. The Chairman and the Special Committee’s legal counsel attended the teleconference as observers. The Chairman stated at the beginning of the meeting that the Special Committee’s focus in evaluating bids in connection with its review of strategic alternatives for Life Time is to enter into a sale transaction (if it determines to enter into any sale transaction) that provides the highest price for Life Time’s unaffiliated shareholders with the greatest certainty of closing. The Chairman and the Special Committee’s legal counsel were copied on certain post-meeting e-mails containing information that each of Party A and Mr. Akradi had agreed to circulate to each other.

On March 6, 2015, the Special Committee’s legal counsel circulated a revised draft of the merger agreement to Leonard Green’s counsel. Also on March 6, 2015, Party A delivered a mark-up of the merger agreement to Life Time in response to its mark-up of February 19, 2015, as well as drafts of certain commitment letters and a form of limited guarantee. Open issues remained, including price, the size of the termination fee and reverse termination fee and the inclusion of the go-shop provision.

Also, on March 6, 2015, TPG executed a joinder to Leonard Green’s confidentiality agreement with Life Time, and Life Time’s management gave a due diligence presentation to Leonard Green and TPG.

On March 8, 2015, Party A and Mr. Akradi met again via teleconference in order to follow up on their March 5, 2015 discussion regarding proposed terms with respect to Mr. Akradi’s participation, employment and investment in a potential transaction with Party A, which were substantially the same as the terms previously proposed to Leonard Green. The Chairman and the Special Committee’s legal counsel again attended the teleconference as observers. Party A repeated that its proposal would not be conditioned on reaching agreement with Mr. Akradi or management, as was directed by the framework adopted by the Special Committee on March 3, 2015. After a short discussion, Party A indicated to Mr. Akradi that it had open issues regarding Mr. Akradi’s participation, employment and investment in a potential transaction and stated that it wished to discontinue any further such discussions until after a definitive merger agreement, if any, is entered into with Life Time. Mr. Akradi indicated that this outcome was acceptable to him and reiterated, per the Special Committee’s framework, that the Special Committee would choose a potential bidder with whom to enter into a sale transaction (if it determines to enter into any sale transaction) that provides the highest price for Life Time’s unaffiliated shareholders. Party A indicated that it would be submitting a final proposal on March 11, 2015.

Also on March 8, 2015, the Special Committee’s legal counsel circulated a revised draft of the merger agreement to Party A’s counsel.

On March 10, 2015, the Special Committee’s legal counsel discussed with Leonard Green’s legal counsel various issues raised by the revised draft of the merger agreement sent by the Special Committee’s legal counsel on March 6, 2015. During these discussions, Leonard Green’s legal counsel agreed to make certain concessions that would be reflected in Leonard Green’s final bid package. In addition, the Special Committee’s legal counsel provided the bidders’ legal counsel with email instructions to send their final bids to the Special Committee’s legal counsel and not to Life Time or any member of Life Time’s management.

On March 11, 2015, in accordance with the bid submission guidelines established by the Special Committee and communicated to both bidders, Party A’s counsel sent the Special Committee’s legal counsel an updated bid package that included a proposal letter reaffirming Party A’s previously indicated purchase price of $70.00 per share, together with further revised drafts of the merger agreement and certain ancillary documents, including debt and equity commitment papers.

Also on March 11, 2015, Leonard Green sent the Special Committee’s legal counsel an updated bid package that included TPG as its principal co-investor in the transaction and included a proposal letter proposing a purchase price of $70.50 per share, together with a further revised draft of the merger agreement and drafts of certain ancillary documents, including debt and equity commitment papers, the voting agreement and the contribution agreement providing for the rollover of certain of Mr. Akradi’s equity in Life Time.

The Special Committee’s legal counsel sent the bid packages of Party A and Leonard Green / TPG to the Special Committee. Pursuant to the procedures established by the Special Committee, the Special Committee’s legal counsel also sent the bid packages to the financial advisors and instructed representatives of the financial advisors, on behalf of the Special Committee, that the bid packages (and the terms thereof) were not to be circulated or otherwise disclosed to Life Time’s management.

On March 12, Mr. Akradi met with Leonard Green and TPG via teleconference, with the Chairman and legal counsel to the Special Committee present, to discuss proposed terms with respect to Mr. Akradi’s participation, employment and investment in a potential transaction with Leonard Green and TPG.

Also on March 12, 2015, at the direction of the Special Committee, representatives of the financial advisors contacted Leonard Green / TPG and Party A to relay the Special Committee’s positions on key outstanding issues in the draft agreements in an effort to further improve the terms of each bid package prior to the Special Committee meeting scheduled for March 13, 2015. The key outstanding issues included, in the case of both Leonard Green / TPG and Party A, the size of the termination and reverse termination fees, the cap on expense reimbursement payable by Life Time in the event Life Time shareholders do not approve the transaction, the size of a pool for retention payments as proposed by the Special Committee and, in the case of Leonard Green / TPG, whether Leonard Green’s and TPG’s obligation to close the transaction would be conditioned on the consummation of Mr. Akradi’s equity rollover. Representatives of the financial advisors also communicated to Leonard Green / TPG and Party A the expected timing for next steps, including that the Special Committee was scheduled to meet on March 13, 2015 and that, if the Special Committee determined to proceed with a transaction, the Special Committee would target signing and announcement of a transaction before market open on March 16, 2015. Later that evening, each of Leonard Green’s and TPG’s counsel and Party A delivered an issues list to the Special Committee’s legal counsel and Wells Fargo Securities, respectively, indicating each of their response positions on the issues raised by representatives of the financial advisors on behalf of the Special Committee. In its issues list, Leonard Green / TPG agreed to, among other things, reduce the termination fee from 3.9% of equity value to 3.5% of equity value, reduce the cap on expense reimbursement from $10 million to $7 million and increase the reverse termination fee from 5% of equity value to $167 million, or approximately 6% of equity value. Party A also informed the representatives of the financial advisors that Party A’s principal co-investor would not fund an acquisition of Life Time at a price higher than $70.00 and Party A would not be in a position to present a higher bid for Life Time within the Special Committee’s stated timeframe, which timeframe contemplated the entry into definitive agreements for the sale of Life Time, if any, before market open on March 16, 2015.

On March 13, 2015, the Special Committee met at its legal counsel’s offices in Minneapolis, Minnesota beginning at 9:00 a.m. Central Time. At the meeting, the Special Committee discussed at length with representatives of the Special Committee’s financial advisors and legal counsel the bid submissions from Leonard Green / TPG and Party A, as well as other strategic alternatives available to Life Time. The Special Committee discussed, among other things, the process to date, including certain steps designed to ensure the confidentiality of each bidder group’s proposal from the other bidder group, and the terms of each of the bids submitted. One of the representatives of the financial advisors also informed the Special Committee that Party A stated that its principal co-investor would not fund an acquisition of Life Time at a price higher than $70.00 and Party A would not be in a position to present a higher bid for Life Time before market open on March 16, 2015.

The Special Committee then directed the representatives of the financial advisors to contact Party A to determine whether any increase in its bid price might be possible within the Special Committee’s previously stated timeframe. Party A confirmed to representatives of the financial advisors that Party A would not be in a position to do so and noted that Party A had previously sought approval from its principal co-investor for a price of up to $71 per share, which had been declined.

In considering the relative strengths and weaknesses of the proposals received, the Special Committee noted that Leonard Green’s and TPG’s bid package, as updated by the issues list delivered to the Special Committee’s legal counsel the prior evening, no longer included a condition to closing relating to the consummation of Mr. Akradi’s equity rollover.

Also at the meeting, representatives of each of the financial advisors made separate presentations to the Special Committee that included financial analyses of the proposed transaction, and a discussion ensued in respect of these analyses as well as in respect of other strategic options that the Special Committee was considering, including the REIT Conversion Exploration. Among other things, the Special Committee discussed the potential values indicated in certain materials prepared by the financial advisors and discussed certain of the assumptions and values implied by a potential conversion of Life Time’s real estate assets into a REIT.

For reference purposes only, Guggenheim Securities presented to the Special Committee an illustrative analysis of the value of a hypothetical separation of Life Time’s operating business from its real estate ownership business. In performing such analysis Guggenheim Securities utilized a 2016 estimated EBITDA amount for each of the operating business and the real estate ownership business and applied selected EV/NTM EBITDA (as defined under “Opinions of Financial Advisors—Guggenheim Securities”) multiples. Guggenheim Securities assumed that this transaction would occur at the end of 2015 and thus discounted the reference range to present value based on a discount rate of 11.0% (illustrative cost of equity). Guggenheim Securities’ analyses resulted in an overall combined present value reference range of $64.50 to $84.50 per share for purposes of valuing Life Time’s common stock. The foregoing analysis was presented solely for reference purposes as it was not included as part of Guggenheim Securities’ opinion analysis.

For reference purposes only, Wells Fargo Securities presented to the Special Committee an illustrative analysis of the value of a hypothetical separation of Life Time’s operating business from its real estate ownership business. Wells Fargo Securities’ analysis was based on financial data and projections for the two businesses provided by, or approved for the financial advisors’ use by, the management of Life Time, including (i) estimated existing 2015 and 2016 rent expense of $33 million and $34 million (both of which include $7 million of existing ground lease rent assumed by the real estate ownership business and charged back to the operating business), respectively, (ii) an additional $200 million in rent payable to the real estate ownership business by the operating business, (iii) a 1.5% annual rent escalator and an initial lease term of 15 years and (iv) real estate ownership business general and administrative expenses of $15 million in the first year. Wells Fargo Securities calculated illustrative enterprise values as of December 31, 2015 for the real estate ownership business by applying a range of enterprise value to estimated 2016 EBITDA multiples of 12.0x to 16.0x to the estimated 2016 EBITDA for the real estate ownership business. Wells Fargo Securities then subtracted the estimated net debt of the real estate ownership business as of December 31, 2015 to calculate illustrative equity values for the real estate ownership business. Wells Fargo Securities then divided these illustrative equity values by the estimated, fully-diluted number of shares of common stock outstanding as of December 31, 2015 to calculate the illustrative per share values for the real estate ownership business as of December 31, 2015. Wells Fargo Securities then performed a similar analysis to calculate illustrative per share values for the operating business as of December 31, 2015 utilizing a range of enterprise value to estimated 2016 EBITDA multiples of 6.5x to 9.0x. Wells Fargo Securities then added the illustrative ranges of per share values for the real estate ownership business and the operating business to calculate an illustrative range of combined values for the real estate ownership business and the operating business as of December 31, 2015. Wells Fargo Securities then discounted this range of combined values to March 31, 2015 using an illustrative Life Time cost of equity of 11.3%. This analysis resulted in an illustrative range of combined equity values for the real estate ownership business and the operating business of

$59.69 to $92.23 per share. The foregoing analysis was presented solely for reference purposes as it was not included as part of Wells Fargo Securities’ opinion analysis.

The Special Committee fully discussed these illustrative analyses as well as the uncertainties and risks associated with seeking to achieve a combined value through a REIT conversion that was higher than the then-proposed merger consideration, including the likely discount to be applied to a single-tenant REIT compared to other REITs, potential volatility of market price and trading volume of the separated companies’ securities, the lack of a sufficient track record for comparable precedent REIT conversion transactions, interest rate risk and execution risk for both the REIT and the operating company. The Special Committee also discussed the valuations of selected operating companies in the leisure, retail and healthy living industries and selected net lease REITs, comparing the risk of continuing the REIT Conversion Exploration to proceeding with the Potential Sale Process, concluding that, at that time, the ability to achieve a value for Life Time’s shareholders through a REIT conversion that was higher than the then-proposed merger consideration was too speculative and that, at that time, the risk of further pursuing a REIT conversion structure was too high. After extensive discussion, the Special Committee decided to cease the REIT Conversion Exploration.

The representatives of the financial advisors also reported on discussions with each of Leonard Green / TPG and Party A as to any potential further increase in price, noting in particular that Party A had indicated that a further price increase was not possible and that even if such an increase were possible, Party A would be unable to deliver a revised proposal on the timeline outlined by the Special Committee because Party A’s principal co-investor had already refused to fund an acquisition of Life Time at a price higher than $70.00 and Party A would not be in a position to present a higher bid for Life Time before market open on March 16, 2015. The Special Committee then engaged in extensive discussion as to the prices contemplated by each of the two bids under consideration, including the potential for each bidder to further enhance its proposal.

The Special Committee also indicated that it would not accept deal uncertainty and expressed concern that Leonard Green’s and TPG’s bid package did not include a signed commitment from Mr. Akradi as to the proposed equity rollover given that it was the Special Committee’s understanding that Leonard Green / TPG would not sign a definitive agreement without a signed contribution agreement. The Special Committee discussed whether the failure of Leonard Green / TPG and Mr. Akradi to reach definitive binding agreement as to terms of the equity rollover could delay or otherwise affect Leonard Green’s and TPG’s ability to proceed to execution of definitive agreements, if the Special Committee determined to proceed with a transaction and selected Leonard Green / TPG as Life Time’s counterparty. The Chairman and the Special Committee’s legal counsel then left the meeting in order to receive an update regarding negotiations between Leonard Green / TPG and Mr. Akradi, and the Chairman advised Mr. Akradi that, if the contribution agreement were not executed by the end of the meeting, the Special Committee would view the Leonard Green / TPG proposal as conditional. The Special Committee then authorized the representatives of the financial advisors to request that, in the interest of reducing potential execution risk, Leonard Green / TPG and Mr. Akradi proceed to finalize and execute a definitive contribution agreement prior to the end of the meeting.

The Special Committee also asked the representatives of the financial advisors to confirm that the Potential Sale Process was designed to identify potential bidders that would be interested in acquiring Life Time. The representatives of the financial advisors confirmed that this was the case and discussed in detail the exploratory sale process to date. The representatives of the financial advisors also noted, among other things, Life Time’s August 22, 2014 press release announcing the REIT Conversion Exploration, the subsequent February 26, 2015 press release announcing the Board’s continuing review of strategic alternatives and the March 5, 2015 Wall Street Journal article as opportunities for any potential acquiror not involved in the Potential Sale Process to express interest in a strategic transaction.

The Special Committee’s meeting continued into the early evening that day. During the late afternoon, the Special Committee’s legal counsel made a presentation to the Special Committee regarding its fiduciary duties under applicable law. Later that afternoon, an executed contribution agreement pursuant to which Mr. Akradi agreed to an equity rollover of $100 million was delivered by Leonard Green’s and TPG’s counsel to the Special Committee’s legal counsel and circulated to the Special Committee. Following receipt of the executed contribution agreement and extensive discussion among the Special Committee, representatives of its financial advisors and legal counsel, the Special Committee authorized the representatives of the Special Committee’s financial advisors and legal counsel to continue negotiations with Leonard Green / TPG. Representatives of the financial advisors (at the direction of the Special Committee) reached out to Leonard Green / TPG to further enhance their proposal by increasing their price to $71.00 per share. Leonard Green / TPG agreed to raise their bid from $70.50 per share to $71.00 per share. The financial advisors (at the direction of the Special Committee) informed Leonard Green / TPG that with the price of $71.00 per share, Leonard Green / TPG would likely prevail in the auction, subject to finalization of the transaction agreements and the Board’s approval of the transaction agreements and the merger. Following an update regarding the increased offer from Leonard Green / TPG, the Special Committee directed its outside counsel to work towards finalizing definitive documentation with Leonard Green / TPG by March 15, 2015. The Special Committee also tentatively agreed to meet telephonically on March 14, 2015 for an update from the advisors and tentatively scheduled a meeting on March 15, 2015 to consider, if appropriate at that time, Life Time’s entry into definitive transaction agreements with Leonard Green / TPG.

Later that night, the Special Committee’s legal counsel circulated further revised drafts of all transaction agreements to Leonard Green’s and TPG’s counsel. During the course of the day on March 14, 2015, the Special Committee’s legal counsel, Leonard Green’s and TPG’s counsel engaged in negotiations to finalize the transaction agreements and further exchanged revised drafts of such agreements.

During the afternoon of March 14, 2015, the Special Committee convened a telephonic meeting. The Special Committee’s legal counsel and the representatives of the financial advisors provided an update to the Special Committee, including as to the progress of negotiations with Leonard Green / TPG. The Special Committee engaged in extensive discussion as to appropriate next steps and instructed the Special Committee’s legal counsel to continue to work with Leonard Green / TPG to finalize the transaction agreements, and confirmed the meeting for the afternoon of March 15, 2015, with a view to considering approval of a definitive agreement with Leonard Green / TPG.

During the afternoon of March 14, 2015 and into that evening and the early hours of March 15, 2015, the Special Committee’s legal counsel and Leonard Green’s and TPG’s counsel further exchanged revised drafts of the transaction agreements.

During the morning of March 15, 2015, the Special Committee’s legal counsel and Leonard Green’s and TPG’s counsel continued to negotiate the transaction agreements. During the morning, one of the representatives of the financial advisors was contacted by Party A and informed that Party A would be submitting a revised proposal at or around 11:00 a.m., Central Time. The Special Committee scheduled a telephonic meeting at 12:00 p.m. Central Time to review any proposal submitted by Party A.

Shortly before 12:00 p.m. Central Time, Party A delivered its revised proposal to the Special Committee’s legal counsel. The proposal provided for an increased offer of $72.00 per share and indicated that Party A would be willing to agree to any non-economic terms proposed by other bidders and viewed as superior by Life Time and its advisors to the terms contained in Party A’s prior draft of the merger agreement. The proposal also stated that Party A was prepared to finalize definitive documentation that evening.

The Special Committee convened its telephonic meeting at 12:30 p.m. Central Time. The Special Committee’s legal counsel provided an update to the Special Committee, including the receipt of Party A’s revised proposal and the terms thereof. Subject to input from the representatives of the financial advisors, the Special Committee’s legal counsel recommended that the Special Committee conduct a final confidential round of bidding, with each bidder being asked to submit its “best and final” proposal by 4:30 p.m. Central Time, and that the bidders would be instructed that the Special Committee would select the winning bidder and that the winning bidder would be granted a limited period of exclusivity to finalize legal documentation that evening.

The Special Committee engaged in extensive discussions as to appropriate next steps and directed the Special Committee’s legal counsel to immediately inform Leonard Green / TPG as to the receipt of the unsolicited proposal from Party A, and to send the bidders instructions outlining the final bid process, as presented to, and approved by, the Special Committee. The Special Committee further instructed its legal counsel to ascertain whether setting a 4:30 p.m. Central Time deadline would create undue hardship to any party. The Special Committee’s legal counsel also stressed the continuing need to keep confidential each bidder group’s proposals from the other bidder group.

The Special Committee’s legal counsel promptly contacted each of Leonard Green’s and TPG’s legal counsel and Party A’s counsel and relayed the Special Committee’s requests. The Special Committee’s legal counsel contacted Party A and stated that, in light of Party A’s revised proposal, the Special Committee had determined to seek best and final proposals from both bidders and that the Special Committee intended to make a final decision that evening. The Special Committee’s legal counsel requested that Party A confirm that it was in a position to execute a transaction that evening and that Party A had all approvals necessary to execute a merger agreement, including all approvals from its principal co-investor and financing sources. The Special Committee’s legal counsel also indicated that the Special Committee intended to grant exclusivity to the bidder with the highest proposal and highest degree of certainty of completion that evening and that the Special Committee would not contact the losing bidder until after the transaction had been entered into. In addition, the Special Committee’s legal counsel indicated that if Party A would have any issue meeting the Special Committee’s 4:30 p.m. Central Time deadline, or if the deadline would create any hardships, to inform the Special Committee’s legal counsel and the Special Committee would consider any request for additional time. The Special Committee’s legal counsel then contacted Leonard Green’s and TPG’s legal counsel, informing them that Life Time had just received an unsolicited higher proposal that the Special Committee would consider and that the Special Committee intended to make a final decision that evening. The Special Committee’s legal counsel informed Leonard Green’s and TPG’s legal counsel that the Special Committee desired best and final proposals by 4:30 p.m. Central Time that day, but stated that if Leonard Green and TPG would have any difficulty meeting the Special Committee’s 4:30 p.m. deadline to inform the Special Committee’s legal counsel and the Special Committee would consider any request for additional time.

Prior to the bid deadline, each bidder’s legal counsel communicated to the Special Committee’s legal counsel that each such bidder expected to submit a revised bid as soon as possible, but such bid may be submitted shortly after the bid deadline. Shortly after 4:30 p.m. Central Time, Party A’s counsel submitted a revised bid package reaffirming Party A’s best and final offer of $72.00 per share.

The Special Committee convened another telephonic meeting at 5:00 p.m. Central Time. The Special Committee’s legal counsel reported that Party A had reaffirmed its best and final bid of $72.00, noting that Party A’s principal co-investor had confirmed in writing that all necessary internal approvals for the transaction had been obtained.

Shortly following the commencement of the meeting, Leonard Green’s and TPG’s counsel contacted the Special Committee’s legal counsel to communicate Leonard Green’s and TPG’s best and final bid of $72.10 per share, which bid also required (but not as a condition to closing the merger) an increased equity rollover by Mr. Akradi, for a total of $125 million, which had been increased due to the increase in Leonard Green’s and TPG’s final bid. Leonard Green’s and TPG’s counsel also stated that the bid would expire by its terms at 6:15 p.m. Central Time if not accepted by the Special Committee prior to that time. Leonard Green’s and TPG’s counsel also submitted proposed final versions of the transaction agreements, Parent’s, Leonard Green’s and TPG’s signed signature pages to be held in escrow and an executed amendment to the contribution agreement reflecting an equity rollover by Mr. Akradi of $125 million.

Following a discussion of the final bids and extensive discussion among the directors, representatives of the financial advisors and legal counsel, including certain views expressed as to the risk that Party A may not ultimately be in a position to sign by the evening, the potential loss of Leonard Green’s and TPG’s bid upon its expiration and Party A’s statement that $72.00 per share was its best and final offer after representatives of the Special Committee told representatives of both Leonard Green / TPG and Party A that they would not be contacted again for another opportunity to bid, the Special Committee determined to pursue entry into a definitive agreement with Leonard Green / TPG. Representatives of the financial advisors and the Special Committee’s legal counsel then discussed with the Special Committee the process for approving of a definitive agreement.

Representatives of Guggenheim Securities reviewed the financial terms of the proposed transaction. At the conclusion of the discussion, Guggenheim Securities rendered to the Special Committee its opinion, which was confirmed by delivery of a written opinion, dated March 15, 2015, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the per-share merger consideration payable pursuant to the Leonard Green proposal was fair, from a financial point of view, to Life Time’s shareholders (other than the holders of the shares that are being contributed to Parent pursuant to the contribution agreement). Guggenheim Securities’ financial analysis and written opinion is described below in “—Opinion of Guggenheim Securities” beginning on page 53.

Representatives of Wells Fargo Securities updated the financial analysis of the proposed transaction that they had presented to the Special Committee on March 13, 2015. At the conclusion of the discussion, Wells Fargo Securities rendered to the Special Committee its opinion, which was confirmed by delivery of a written opinion, dated March 15, 2015, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the per-share merger consideration payable pursuant to the Leonard Green proposal was fair, from a financial point of view, to Life Time’s shareholders (other than the holders of excluded shares, as defined in such opinion). Wells Fargo Securities’ financial analysis and written opinion is described below in “—Opinion of Wells Fargo Securities” beginning on page 62.

Following additional discussion and deliberation of the relative risks and benefits of each bid, the Special Committee unanimously approved the recommendation of the sale of Life Time to Leonard Green / TPG to the Board and to Life Time’s shareholders.

Following the conclusion of the Special Committee’s meeting, a full meeting of the Board of Directors was convened and the Chairman of the Special Committee reported to the full Board of Directors (including Mr. Akradi) that it had recommended the proposed merger with Parent. The Board of Directors then unanimously approved the sale.

Following the meeting, Life Time and Parent executed the Merger agreement and the various ancillary agreements. Prior to the opening of the stock market on March 16, 2015, the parties issued a joint press release announcing the transaction.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

Reasons for the Merger

On March 15, 2015, the Special Committee unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommended that the full Board approve the merger agreement and the transactions contemplated by the merger agreement. Later the same day, the full Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and are advisable and in the best interests of Life Time and its shareholders; (ii) approved and declared advisable the execution, delivery and performance by Life Time of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; (iii) resolved to recommend that Life Time’s shareholders vote in favor of the adoption of the merger agreement; and (iv) directed that the adoption of the merger agreement be submitted to Life Time’s shareholders.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board and Special Committee consulted with Life Time’s senior management, outside legal counsel and independent financial advisors. In recommending that Life Time’s shareholders vote their shares of common stock in favor of the proposal to approve and adopt the merger agreement, the Board and Special Committee also considered a number of potentially positive factors, including the following (not necessarily in order of relative importance):

•	The belief of the Board and Special Committee, after a thorough review of Life Time’s current and historical financial condition, results of operations, prospects, business strategy, competitive position, industry, properties and assets, including the potential impact of those factors on the trading price of Life Time’s common stock (which cannot be quantified numerically), and discussions with Life Time’s senior management and outside financial advisors and legal counsel, that the value offered to Life Time’s shareholders pursuant to the merger agreement is more favorable to Life Time’s shareholders than the potential value that might have resulted from remaining an independent public company or effecting a conversion of Life Time’s real estate assets into a REIT.

•	The fact that the Board and Life Time’s senior management sought offers to acquire Life Time from a broad group of 16 potential bidders, including strategic sponsors and strategic bidders, 11 of whom entered into confidentiality agreements with Life Time and received information related to Life Time.

•	The fact that the Board, the Special Committee and Life Time’s senior management, in coordination with Life Time’s independent legal and financial advisors, implemented a robust sale process, including requiring Leonard Green / TPG and Party A to submit “best and final” acquisition proposals at the conclusion of the sale process, resulting in the receipt by Life Time of all-cash proposals (with fully committed financing) at higher values than those proposals that had been previously received by Life Time.

•	Life Time’s business plan and related financial projections and the ability to execute long-term, high-potential opportunities, the risks and uncertainties in executing on its business strategy and achieving such financial projections and opportunities and the “risk factors” set forth in Life Time’s Form 10-K for the fiscal year ended December 31, 2014.

•	The historic trading ranges of Life Time’s common stock and the potential trading range of the common stock absent announcement of the merger agreement, and the possibility that absent such announcement it could take a considerable period of time before the trading price of the common stock would trade at a level in excess of the per-share merger consideration of $72.10 on a present-value basis.

•	The relationship of the $72.10 per-share merger consideration to the trading price of Life Time’s common stock, including that the per-share merger consideration constituted a premium of:

•	approximately 73% to Life Time’s closing stock price on August 22, 2014, the last trading day prior to Life Time’s public announcement that the Board and senior management team had initiated a process to explore a potential conversion of Life Time’s real estate assets into a REIT;

•	approximately 22% over the volume weighted average share price of the common stock during the 90 days ended March 13, 2015, the last trading day before the merger agreement was signed;

•	approximately 25% over the closing share price on March 5, 2015, the last trading day before the publication of articles suggesting that Life Time was for sale; and

•	approximately 7% over the closing share price on March 13, 2015.

•	The fact that the shares of Life Time’s common stock have never traded at prices higher than the per-share merger consideration of $72.10 since Life Time went public in 2004.

•	The financial analyses of Guggenheim Securities, a financial advisor to Life Time in connection with the merger, and the oral opinion of Guggenheim Securities delivered to the Special Committee and Board on March 15, 2015, confirmed by a written opinion dated as of March 15, 2015 and delivered to the Special Committee and Board, to the effect that, as of March 15, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration in connection with the merger was fair, from a financial point of view, to the holders of Life Time’s common stock, other than the holders of the rollover shares.

•	The financial analyses of Wells Fargo Securities, a financial advisor to Life Time in connection with the merger, and the oral opinion of Wells Fargo Securities delivered to the Special Committee and Board on March 15, 2015, confirmed by a written opinion dated as of March 15, 2015 and delivered to the Special Committee, that, as of March 15, 2015, and based upon and subject to the factors and assumptions set forth therein, the $72.10 per share in cash to be paid to the holders of shares of Life Time’s common stock (other than (i) shares held by Life Time, Parent or Merger Sub or any direct or indirect subsidiary of Life Time or Parent; (ii) shares being contributed to Parent by Mr. Akradi and any other persons pursuant to the contribution and subscription agreement; and (iii) shares held by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares) pursuant to the merger agreement was fair from a financial point of view to the holders of Life Time’s common stock, as more fully described below under the heading “—Opinions of Financial Advisors.”

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to Life Time’s shareholders, while eliminating long-term business and execution risk.

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to Life Time’s shareholders as compared to the uncertainties and risks associated with seeking to achieve a combined value through a REIT conversion might be higher than the merger consideration, including:

•	the execution risk for both the REIT and the operating company;

•	the likely discount to be applied to a single-tenant retail REIT compared to other REITs;

•	the potential volatility of market price and trading volume of the separated companies’ securities;

•	the lack of a sufficient track record for comparable precedent REIT conversion transactions; and

•	interest rate risk.

•	Based on their review and the negotiations conducted, the Board and Special Committee believed that $72.10 per-share merger consideration was the best price reasonably attainable for Life Time’s shareholders.

•	The Board’s and Special Committee’s view that the terms of the merger agreement would be unlikely to deter third parties from making an unsolicited superior proposal.

•

The Board’s right under the merger agreement to respond to third parties (including counterparties to confidentiality agreements with Life Time, given that the standstill provisions in such confidentiality agreements terminated upon the entry into the merger agreement) submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with any such person, if the Board, prior to taking any such actions, determines in good faith that (i) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) the competing proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

•	The Board’s right, under certain circumstances, to withdraw, withhold, qualify or modify its recommendation that Life Time’s shareholders approve and adopt the merger agreement.

•	Life Time’s ability to terminate the merger agreement in order to enter into an alternative acquisition agreement that the Board determines to be a superior proposal, subject to certain conditions, provided that we concurrently pay a $97 million termination fee to Parent under circumstances as described in “—Termination Fees” beginning on page 109.

•	The reverse termination fee of $167 million that would become payable by Parent in certain circumstances, as described in “—Termination Fees” beginning on page 109.

•	The fact that each of Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P., which are affiliates of Leonard Green, and TPG Partners VII, L.P., which is an affiliate of TPG, provided a guarantee in favor of Life Time, that the equity investors provided the executed equity commitment letters and that the debt financing sources provided the executed debt commitment letters, which commitments will be sufficient for Parent to consummate the transactions contemplated by the merger agreement.

•	The other terms of the merger agreement, including:

•	the fact that the Board believed that the termination fee of $97 million, or approximately 3.5% of the aggregate equity value of the transaction, is reasonable in light of, among other things, the benefits of the merger to Life Time’s shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers;

•	the obligation of Parent to pay Life Time a $167 million reverse termination fee, or approximately 6% of the aggregate equity value of the transaction, if Life Time has terminated the merger agreement as a result of Parent’s breach of the merger agreement or Parent fails to consummate the merger if the conditions to closing are satisfied or waived;

•	the conditions to the closing, including the Board’s belief that while the closing is subject to certain antitrust approvals, there were not likely to be significant antitrust or other regulatory impediments to the closing, as well as the obligations of Parent and Merger Sub to take actions to obtain such approvals;

•	the fact that under specified circumstances, the merger agreement permits Life Time to seek specific performance against Parent and Merger Sub with respect to the financing commitments, as well as against the equity investors with respect to the equity financing under Life Time’s third-party beneficiary rights pursuant to the equity commitment letters; and

•	the fact that the end date of October 6, 2015 under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement, allows for sufficient time to consummate the merger.

•	The belief of the Board and the Special Committee, based on the fact that the merger agreement was the product of arms-length negotiations, that the price to be paid by Parent is the highest price per share that Parent was willing to pay and that the terms and conditions of the merger agreement were, in the Board’s and Special Committee’s view, the most favorable to Life Time and its shareholders to which Parent was willing to agree.

•	The belief of the Board and the Special Committee that management participation in the transaction will reduce the risk of attrition of key employees, which reduction could increase the likelihood that required financing will be obtained and reduce the risk to Life Time if the merger agreement is terminated.

•	The fact that the merger agreement was unanimously approved by the Special Committee, which is composed of independent directors who are not affiliated with Parent or its affiliates and are not employees of Life Time or any of its subsidiaries, and which received advice from Life Time’s outside financial advisors and legal counsel in evaluating, negotiating and recommending the terms of the merger agreement.

•	The availability of dissenters’ rights to Life Time’s shareholders who comply with specified procedures under Minnesota law.

The Board and Special Committee also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	The fact that Life Time’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of Life Time’s current strategy as an independent public company by participating in any future earnings or growth or in any future appreciation in value of shares of Life Time’s common stock, including the possibility of converting Life Time’s real estate assets into a REIT that would, together with the remaining operating company, have a combined value within or exceeding the value ranges set forth in the illustrative analyses presented by Wells Fargo Securities and Guggenheim Securities.

•	The fact that receipt of the all-cash merger consideration would be taxable to Life Time’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that, under specified circumstances, Life Time may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Life Time, including:

•	the possibility that the $97 million termination fee payable by Life Time to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although the Board and Special Committee believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in acquiring Life Time; and

•	if the merger is not consummated, Life Time will generally be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

•	The fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding Life Time’s specific performance remedy under the merger agreement, Life Time’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the termination fee provided under the merger agreement, which is guaranteed by affiliates of Leonard Green and TPG, and that under certain circumstances we may not be entitled to a termination fee at all.

•	The fact that the reverse termination fee is not available in all instances where the merger agreement may be terminated and may be Life Time’s only recourse in respect of termination when it is available.

•	The fact that Parent’s, Merger Sub’s and the guarantors’ monetary damages under the merger agreement or guarantee, as applicable, cannot exceed the amount of the reverse termination fee payable by Parent and Merger Sub, other than for specified reimbursement and indemnification obligations under the merger agreement.

•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt Life Time’s business operations.

•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to Life Time’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.

•	The restrictions in the merger agreement on Life Time’s ability to actively solicit competing bids to acquire it.

•	The restrictions on Life Time’s conduct of business prior to completion of the merger, which could delay or prevent Life Time from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger, whether or not the merger is completed.

•	The fact that, while Life Time expects the merger to be consummated if the proposal to approve and adopt the merger agreement is approved by Life Time’s shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	The risk that the debt financing contemplated by the debt commitment letters (or any alternative financing) might not be obtained, resulting in Parent potentially not having sufficient funds to complete the merger.

•	The fact that the market price of Life Time’s common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Life Time; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider Life Time to be an unattractive acquisition candidate; and (iii) the possible sale of Life Time’s common stock by short-term investors following an announcement that the merger agreement was terminated.

•	The fact that certain of Life Time’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of Life Time’s shareholders. The Board and Special Committee was made aware of and considered these interests; for more information about such interests, see below under the heading “—Interests of the Directors and Executive Officers of Life Time in the Merger.”

•	The fact that the completion of the merger would require antitrust clearance in the United States.

After taking into account all of the factors set forth above, as well as others, the Board and Special Committee concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to Life Time’s shareholders.

The foregoing discussion of factors considered by the Board and Special Committee is not intended to be exhaustive, but summarizes the material factors considered by the Board and Special Committee. In light of the variety of factors considered in connection with their evaluation of the merger, the Board and Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board and Special Committee applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board and Special Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Board and Special Committee based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Life Time’s senior management and outside financial advisors and legal counsel. It should be noted that this explanation of the reasoning of the Board and Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 31.

Opinions of Financial Advisors

Opinion of Guggenheim Securities

Overview

Pursuant to an engagement letter dated as of August 21, 2014, as amended and supplemented by letter agreements effective as of November 20, 2014 and March 3, 2015, the Board and the Special Committee retained Guggenheim Securities to act as its financial advisor with respect to potential strategic transactions. In selecting Guggenheim Securities as its financial advisor, the Special Committee and the Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the fitness and retail industries. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the March 15, 2015 meeting of the Special Committee and the March 15, 2015 meeting of the Board, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of March 15, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the per-share merger consideration in connection with the merger was fair, from a financial point of view, to the holders of Life Time’s common stock, excluding the holders of the rollover shares.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Appendix C to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on financial, economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion:

•	was provided to the Special Committee and the Board (in their capacities as such) for their information and assistance in connection with their evaluation of the per-share merger consideration;

•	did not constitute a recommendation to the Special Committee or the Board with respect to the merger;

•	does not constitute advice or a recommendation to any holder of Life Time common stock as to how to vote in connection with the merger or otherwise;

•	did not address Life Time’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Life Time, the financing of the merger or the effects of any other transaction in which Life Time might engage;

•	addressed only the fairness, from a financial point of view, to Life Time’s shareholders (excluding the holders of the rollover shares) of the per-share merger consideration pursuant to the merger agreement;

•	expressed no view or opinion as to any other term or aspect of the merger, the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or the fairness, financial or otherwise, of the rollover, or the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (except as set forth in the immediately preceding bullet point), creditors or other constituencies of Life Time or the holders of the rollover shares;

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Life Time’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the per-share merger consideration or otherwise; and

•	did not constitute a solvency opinion or a fair value opinion, and Guggenheim Securities did not evaluate the solvency or fair value of Life Time under any relevant laws relating to bankruptcy, insolvency or similar matters.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated as of March 15, 2015;

•	reviewed certain publicly available business and financial information regarding Life Time;

•	reviewed certain non-public business and financial information regarding Life Time’s business and prospects (including certain financial projections for Life Time) prepared and provided to Guggenheim Securities by Life Time’s senior management;

•	discussed with Life Time’s senior management the merger as well as their views of Life Time’s business, operations, historical and projected financial results and future prospects;

•	performed discounted cash flow analyses based on the financial projections for Life Time furnished to Guggenheim Securities by Life Time;

•	compared the valuation and financial metrics of certain mergers and acquisitions with corresponding data that Guggenheim Securities deemed relevant in evaluating the merger;

•	compared the financial performance of Life Time and the trading multiples and trading activity of the Life Time common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Life Time;

•	reviewed the historical prices, trading multiples and trading volumes of the Life Time common stock; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) furnished by or discussed with Life Time or obtained from reputable public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information); (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based; and (iii) relied upon the assurances of Life Time’s senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information furnished by or discussed with Life Time, (a) Guggenheim Securities was advised by Life Time’s senior management, and Guggenheim Securities assumed, that such financial projections, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Life Time’s senior management as to the expected future performance of Life Time, and (b) Guggenheim Securities assumed that such financial projections, other estimates and other forward-looking information had been reviewed by the Special Committee and the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

•	During the course of its engagement, Guggenheim Securities was asked by the Board to solicit indications of interest from various third parties regarding a potential transaction with Life Time, and Guggenheim Securities considered the results of such solicitation process in rendering its opinion.

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Life Time or the solvency or fair value of Life Time, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences to Life Time or its shareholders of the merger. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, real estate, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Life Time and its advisors with respect to such matters.

•	Guggenheim Securities further assumed that:

•	In all respects material to its analyses: (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Life Time, Parent and Merger Sub will comply with all terms of the merger agreement, and (iii) the representations and warranties of Life Time, Parent and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver thereof; and

•	The merger will be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Life Time or the merger in any way material to Guggenheim Securities’ analyses. Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of Life Time common stock or other securities of Life Time may trade at any time, including, without limitation, subsequent to the announcement or consummation of the merger.

Summary of Valuation and Financial Analyses

Overview of Valuation and Financial Analyses

This “Summary of Valuation and Financial Analyses” presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the Special Committee and the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Special Committee and the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Life Time, Leonard Green, TPG, and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, to Life Time’s shareholders of the per-share merger consideration pursuant to the merger, excluding the holders of the rollover shares.

With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected publicly traded companies used in the peer group trading valuation analysis and financial benchmarking described below is identical or directly comparable to Life Time, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered to have some similarities, for purposes of Guggenheim Securities’ valuation and financial analyses, to Life Time based on Guggenheim Securities’ familiarity with the healthy living, retail and leisure industries in the United States.

•	In any event, peer group trading valuation analysis and financial benchmarking and precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Life Time and the merger were compared.

•	Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Valuation and Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•	Enterprise value, or EV, represents the relevant company’s net equity value plus (i) the principal amounts of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash and equivalents and (iv) the book value of any non-consolidated investments.

•	LTM means latest twelve months.

•	NTM means next twelve months.

•	EBITDA means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization, adjusted for certain non-recurring and unusual expenses and gains.

•	EBITDA multiple represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•	EPS means the relevant company’s earnings per share, adjusted for certain non-recurring and unusual expenses and gains.

•	P/E ratio represents the relevant company’s stock price divided by its historical or projected EPS.

•	CapEx means capital expenditures.

•	Unlevered free cash flow means the relevant company’s after-tax unlevered operating cash flow minus CapEx and changes in working capital.

•	DCF means discounted cash flow.

•	WACC means weighted average cost of capital.

Recap of Merger Valuation

Based on the per-share merger consideration, Guggenheim Securities calculated the transaction price premia in relation to various Life Time stock prices that were based on (i) the closing stock price as of March 11, 2015, (ii) the unaffected stock price as of August 22, 2014, the last trading day before the announcement of the REIT Conversion Exploration, (iii) the unaffected stock price as of March 5, 2015, the last trading day before the publication of articles suggesting that Life Time was for sale, including the WSJ Report, (iv) the stock price as of February 11, 2015, one month prior to signing the merger agreement, (v) the past year’s intraday high stock price as of March 6, 2015, the trading day following the publication of articles suggesting that Life Time was for sale, including the WSJ Report, and (vi) the all-time high stock price before the publication of articles suggesting that Life Time was for sale, including the WSJ Report. Guggenheim Securities also reviewed (i) the implied transaction Enterprise Value as a multiple of (a) LTM revenue, (b) estimated 2015 revenue, as provided by Life Time’s senior management, (c) estimated 2016 revenue, as provided by Life Time’s senior management, (d) LTM EBITDA, (e) estimated 2015 EBITDA, as provided by Life Time’s senior management, (f) estimated 2016 EBITDA, as provided by Life Time’s senior management; and (ii) the merger price per share as a multiple of (a) estimated 2015 EPS, as provided by Life Time’s senior management, and (b) estimated 2016 EPS, as provided by Life Time’s senior management.

Merger Premia and Implied Merger Multiples
Merger Price per Life Time Share		$72.10
	Statistic ($ in millions, except per share data)
Acquisition Premium Relative to:
Closing Stock Price @ 3/11/15	$65.70	9.7%
Unaffected Stock Price Before announcement of REIT Conversion Exploration @ 8/22/14	$41.60	73.3%
Unaffected Stock Price Before WSJ Report @ 3/5/15	$57.67	25.0%
One Month Prior @ 2/11/15	$54.87	31.4%
52-Week Intraday High @ 3/6/15	$69.13	4.3%
All-Time High Pre-WSJ Report @ 10/26/07	$64.52	11.7%
Implied Transaction Enterprise Value as a Multiple of
LTM Revenue	$1,313	3.09	x
2015E Revenue	$1,404	2.89	x
2016E Revenue	$1,516	2.68	x

LTM EBITDA	$379	10.7	x
2015E EBITDA	$411	9.9	x
2016E EBITDA	$447	9.1	x
Merger Price per Share as a Multiple of:
2015E EPS	$3.11	23.2	x
2016E EPS	$3.39	21.3	x

Life Time Valuation Analyses

Summary of Life Time Valuation Analyses. In assessing the valuation of Life Time in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses, including peer group trading valuation analysis and financial benchmarking, precedent merger and acquisition transaction analysis and discounted cash flow analyses.

Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Life Time based on projected unlevered free cash flows for Life Time and an estimate of its terminal value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based its discounted cash flow analyses on the seven-year financial projections for Life Time as provided by Life Time’s senior management.

•	Guggenheim Securities applied a discount rate of 7.5% to 8.5% based on Guggenheim Securities’ estimate of Life Time’s weighted average cost of capital.

•	In calculating Life Time’s terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of terminal EV/LTM EBITDA multiple of 8.0x to 10.0x.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in an overall reference range of $52.50 to $79.50 per share for purposes of valuing Life Time’s common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the per-share merger consideration was within the previously mentioned valuation reference range based on the illustrative discounted cash flow analyses.

Precedent Merger and Acquisition Transaction Analysis. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of its valuation analysis:

Selected Precedent M&A Transactions
Date Announced	Target Company	Acquiror
Healthy Living
12/5/05	Equinox Holdings Inc.	The Related Companies, L.P.
Retail
12/14/14	PetSmart, Inc.	BC Partners, Inc.
7/28/14	Family Dollar Stores, Inc.	Dollar Tree, Inc.
5/16/14	Darden Restaurants, Inc. (Red Lobster)	Golden Gate Capital, Inc.
10/16/13	General Parts International, Inc.	Advance Auto Parts, Inc.
6/5/12	Party City Holdings Inc.	Thomas H. Lee Partners LP
5/1/12	P.F. Chang’s China Bistro Inc.	Centerbridge Capital Partners II, L.P.
12/23/10	Jo-Ann Stores, Inc.	Leonard, Green & Partners, L.P.
Leisure
8/13/14	Sequoia Golf Holdings, LLC	ClubCorp Holdings, Inc.
9/9/13	MTR Gaming Group Inc.	Eldorado Resorts LLC
12/21/12	Ameristar Casinos, Inc.	Pinnacle Entertainment, Inc.
5/16/12	Peninsula Gaming, LLC	Boyd Gaming Corporation

A summary of Guggenheim Securities’ analysis of the precedent merger and acquisition transactions is presented in the tables below:

Selected Precedent M&A Transaction Multiples
EV/LTM EBITDA
Healthy Living	12.2x

Retail
Median	9.3x

Leisure
Median	7.3x

All
Mean	9.0x
Median	9.2x

In performing its precedent merger and acquisition transactions analysis, based on the foregoing, Guggenheim Securities selected a range of transaction EV/LTM EBITDA multiples of 8.0x to 10.0x, which resulted in an illustrative reference range of $45.75 to $65.25 per share for purposes of valuing Life Time’s common stock on a change-of-control basis. Guggenheim Securities noted that the per-share merger consideration was above the previously mentioned valuation reference range based on the precedent merger and acquisition transaction analysis.

Peer Group Trading Valuation Analysis and Financial Benchmarking. Guggenheim Securities reviewed and analyzed Life Time’s historical stock price performance, trading valuation metrics and historical and projected financial performance compared to such information for certain publicly traded companies in the healthy living, retail and leisure industries that Guggenheim Securities deemed relevant for purposes of its valuation analysis. The following publicly traded healthy living, retail and leisure peer group companies were used by Guggenheim Securities for purposes of its valuation analysis and were selected on the basis of shared characteristics, including industry focus:

Selected Peer Group Companies
Healthy Living	Retail	Leisure
• Fresh Market, Inc.	• Cabela’s Incorporated	• Boyd Gaming Corporation
• GNC Holdings, Inc.	• Dick’s Sporting Goods, Inc.	• ClubCorp Holdings, Inc.
• Medifast, Inc.	• Hibbett Sports, Inc.	• International Speedway
• Nutrisystem, Inc.	• The Home Depot, Inc.	Corporation
• Town Sports International	• Lowe’s Companies, Inc.	• Penn National Gaming, Inc.
Holdings, Inc.	• Michaels Stores, Inc.	• Pinnacle Entertainment,
• Vitamin Shoppe, Inc.	• Pier 1 Imports, Inc.	Inc.
• Weight Watchers	• Tractor Supply Company	• SeaWorld Entertainment,
International, Inc.		Inc.
• Whole Foods Market, Inc.		• Six Flags Entertainment
Corporation
• Speedway Motorsports, Inc.
• Vail Resorts, Inc.

Guggenheim Securities calculated the following trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Selected Peer Groups Trading Multiples
	2015E P/E	Enterprise Value/ 2015E EBITDA
Healthy Living
Mean	20.0x	9.6x
Retail
Mean	19.2x	10.3x
Leisure
Mean	28.9x	9.0x

In performing its peer group trading valuation analysis:

•	Guggenheim Securities selected a reference range of trading multiples for purposes of valuing Life Time on a stand-alone public market trading basis as follows: (i) trading enterprise value/2015E EBITDA multiple range of 8.5x-10.5x; and (ii) trading price/2015E EPS multiple range of 17.0x-22.0x.

•	Guggenheim Securities’ analysis of the selected peer group companies resulted in the following reference ranges for purposes of valuing Life Time’s common stock on a stand-alone public market trading basis: (i) $57.75 to $78.75 per share using the aforementioned trading enterprise value/2015E EBITDA multiple range, and (ii) $52.75 to $68.50 per share using the aforementioned trading price/2015E EPS multiple range.

•	Guggenheim Securities noted that the per-share merger consideration was within or above the aforementioned valuation reference ranges based on the peer group trading analysis.

Other Considerations

Life Time did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Life Time and Leonard Green and TPG and were approved by the Special Committee and the Board. The decision to enter into the merger agreement was solely that of the Board and the Special Committee. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board. Consequently, Guggenheim Securities’ valuation and financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, to Life Time’s shareholders of the per-share merger consideration pursuant to the merger.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Life Time has agreed to pay Guggenheim Securities a customary transaction fee of approximately $11.5 million, a substantial portion of which is contingent on successful consummation of the merger. A portion of Guggenheim Securities’ compensation was payable upon delivery of its fairness opinion and will be credited against the fee payable upon consummation of the merger. In addition, Life Time has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

Aside from its current engagement by Life Time in connection with the merger, Guggenheim Securities has not been previously engaged during the past two years by Life Time. Guggenheim Securities has been previously engaged during the past two years and is currently engaged by portfolio companies of both Leonard Green and TPG to provide certain financial advisory or investment banking services in connection with matters unrelated to the merger, for which Guggenheim Securities has received (or expects to receive) customary fees. Among other matters, during the past two years, Guggenheim Securities has performed the following financial advisory or investment banking services for portfolio companies of Leonard Green: underwriter in Container Store Group, Inc.’s initial public offering completed in November 2013; and a participant in a credit facility of a privately-held portfolio company of Leonard Green for which Guggenheim Securities is entitled to receive fees and interest payments. In addition, among other matters, during the past two years, Guggenheim Securities has performed the following financial advisory or investment banking services for portfolio companies of TPG: underwriter in Quintiles Transnational Holdings Inc.’s initial public offering completed in May 2013 and a subsequent follow-on offering in May 2014; and underwriter in the initial public offering of Five Prime Therapeutics, Inc. in September 2013 and follow-on offerings in January 2014 and January 2015. Guggenheim Securities is currently engaged as investment banker to the Official Committee of Unsecured Creditors of Energy Future Holdings Corporation, a portfolio company of TPG, for which Guggenheim Securities has received (or expects to receive) customary fees. Guggenheim Securities may seek to provide Life Time, Leonard Green and TPG and their respective affiliates (including, without limitation, Leonard Green and TPG portfolio companies) with certain financial advisory and investment banking services unrelated to the merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Life Time, Leonard Green, TPG, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation, and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Life Time, Leonard Green, TPG, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and its or their directors, officers, employees, consultants and agents may have investments in Life Time, Leonard Green, TPG, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Life Time, Leonard Green, TPG, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Opinion of Wells Fargo Securities

The Board retained Wells Fargo Securities to act as financial advisor in connection with its consideration of a potential transaction involving Life Time. In connection with this engagement, the Board requested that Wells Fargo Securities provide its opinion to both the Board and the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) pursuant to the merger agreement. In selecting Wells Fargo Securities as financial advisor, the Board considered, among other things, the fact that Wells Fargo Securities is a widely recognized investment banking firm with substantial experience advising companies in the healthy living, leisure and retail industries, has familiarity with Life Time and its business and has substantial experience providing strategic advisory services in similar transactions. Wells Fargo Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, and general corporate advisory services.

On March 15, 2015, at a meeting of the Special Committee, Wells Fargo Securities delivered to the Special Committee its oral opinion, which was subsequently confirmed in writing to the Board and Special Committee, to the effect that, as of March 15, 2015, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. In rendering its opinion, Wells Fargo Securities expressed no opinion with respect to any amounts to be received by, or to be paid or not paid to, the holders of the excluded shares. The issuance of the opinion of Wells Fargo Securities was approved by an authorized committee of Wells Fargo Securities.

The full text of Wells Fargo Securities’ written opinion, dated March 15, 2015, to the Board and the Special Committee is attached as Appendix D to this proxy statement and is incorporated by reference in its entirety into this proxy statement. The written opinion of Wells Fargo Securities sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. Wells Fargo Securities provided its opinion for the information and use of the Board and the Special Committee (in their capacity as such) in connection with its evaluation of the merger. Wells Fargo Securities’ opinion did not and does not constitute a recommendation to the Board, the Special Committee or to any other person or entity in respect of the merger or otherwise, including, without limitation, as to how any holder of Life Time common stock should vote or act in connection with any matter relating to the merger, the merger agreement or any other matters.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	Reviewed a draft, dated March 15, 2015, of the merger agreement, including the financial terms of the merger;

•	Reviewed certain business, financial and other information regarding Life Time that was publicly available or was furnished to Wells Fargo Securities by Life Time;

•	Reviewed certain financial projections for Life Time prepared by the management of Life Time, and that were approved for Wells Fargo Securities’ use by the Board;

•	Discussed with the management of Life Time the operations and prospects of Life Time, including the historical financial performance and trends in the results of operations of Life Time;

•	Participated in discussions among representatives of Life Time, Parent and their respective advisors regarding the proposed merger;

•	Reviewed the historical prices and implied trading multiples of Life Time common stock;

•	Compared certain business, financial and other information regarding Life Time that was publicly available or was furnished to Wells Fargo Securities by Life Time with publicly available business, financial and other information regarding certain publicly-traded companies that Wells Fargo Securities deemed relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wells Fargo Securities deemed relevant;

•	Prepared a discounted cash flow analysis of Life Time based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Life Time; and

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to it, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and did not assume any responsibility for) any independent verification of such information. Wells Fargo Securities assumed, with the consent of the Board, that Life Time is not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to Wells Fargo Securities’ analysis. With respect to the financial forecasts, estimates and other information utilized in its analyses, Wells Fargo Securities assumed, with the consent of the Board, that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of Life Time as to the future financial performance of Life Time. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in its analyses or the judgments or assumptions upon which they are based. Wells Fargo Securities also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of Life Time since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. In arriving at its opinion, Wells Fargo Securities did not make or receive any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Life Time or any other entity.

In rendering its opinion, Wells Fargo Securities assumed, with the consent of the Board, that the final form of the merger agreement, when signed by the parties thereto, would not differ from the draft reviewed by it in any respect meaningful to its analyses or opinion, that the merger would be consummated in accordance with the merger agreement and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger, no delays, limitations, conditions or restrictions would be imposed or actions would be taken that would have an adverse effect on Life Time or the merger in any way meaningful to Wells Fargo Securities’ analyses. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and the information made available to it, as of March 15, 2015. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to its attention after March 15, 2015.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of March 15, 2015, of the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) in the merger pursuant to the merger agreement to the extent expressly specified therein, and does not address any other terms or aspects of the merger, including, without limitation, the form or structure of the merger, any tax or accounting matters relating to the merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the merger or otherwise. In addition, Wells Fargo Securities’ opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise. Wells Fargo Securities’ opinion also does not address the merits of the underlying decision by Life Time to enter into the merger agreement or the relative merits of the merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or the Special Committee or in which Life Time might engage. Wells Fargo Securities also did not express any view or opinion with respect to, and with the consent of Life Time have relied upon the assessments of representatives of Life Time regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that Life Time obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities made its determinations as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) in the merger pursuant to the merger agreement, on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company, business or transaction reviewed is identical to Life Time or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of March 15, 2015, many of which are beyond the control of Life Time. Neither Life Time nor Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on March 15, 2015 to the Board and to the Special Committee by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

Life Time Financial Analyses

Transaction Multiples Analysis. Wells Fargo Securities reviewed financial data and projections provided by the management of Life Time and calculated, with respect to Life Time:

•	enterprise value, as of March 31, 2015, which is the value of outstanding equity securities based on the per-share merger consideration to be paid in connection with the merger of $72.10 (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt, which generally is the value of its outstanding indebtedness, preferred stock, and capital lease obligations less the amount of cash on its balance sheet, as a multiple of estimated revenue for the last twelve month period ending March 31, 2015, or LTM revenue and estimated 2015 revenue;

•	enterprise value, as of March 31, 2015, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last twelve month period ending March 31, 2015, or LTM EBITDA, estimated 2015 EBITDA and estimated 2016 EBITDA; and

•	per-share merger consideration to be paid in connection with the merger of $72.10, or price, as a multiple of estimated 2015 earnings per share, which for purposes of this section, we refer to as EPS, and estimated 2016 EPS.

The following table presents the results of these analyses:

Multiple
Enterprise Value/LTM Revenue	3.1x
Enterprise Value/2015E Revenue	2.9x
Enterprise Value/LTM EBITDA	10.7x
Enterprise Value/2015E EBITDA	9.9x
Enterprise Value/2016E EBITDA	9.1x
Price/2015 EPS	23.2x
Price/2016 EPS	21.3x

Wells Fargo Securities then used these multiples, in a manner based on its experience and professional judgment, as part of the selected public companies’ and selected precedent transactions analyses, as described below.

Premium Paid Analysis. Wells Fargo Securities reviewed the historical trading prices for Life Time common stock for the one-year period ended March 13, 2015 (the last trading day prior to the meeting of the Board on March 15, 2015). In addition, Wells Fargo Securities analyzed the consideration of $72.10 per share to be paid to the holders of Life Time common stock in the merger pursuant to the merger agreement in relation to the closing price of Life Time common stock on August 22, 2014 (the last trading day preceding the day of the announcement of the REIT Conversion Exploration, March 5, 2015 (the last trading day before the publication of articles suggesting that Life Time was for sale), March 13, 2015 (the last trading day before the merger agreement was signed), the volume weighted average price of Life Time common stock during the thirty (30) day, sixty (60) day and ninety (90) day periods ended March 13, 2015 and the high and low closing share price of Life Time common stock for the fifty-two (52) week period ended March 13, 2015.

This analysis indicated that the per-share merger consideration of $72.10 to be paid in connection with the merger to the holders of Life Time common stock pursuant to the merger agreement represented:

•	a premium of 73.3% based on the closing price of $41.60 per share on August 22, 2014;

•	a premium of 25.0% based on the closing price of $57.67 per share on March 5, 2015;

•	a premium of 7.3% based on the closing price of $67.20 per share on March 13, 2015;

•	a premium of 16.4% based on the volume weighted average price of $61.93 per share for the thirty (30) day period ended March 13, 2015;

•	a premium of 20.2% based on the volume weighted average price of $59.99 per share for the sixty (60) day period ended March 13, 2015;

•	a premium of 22.2% based on the volume weighted average price of $59.00 per share for the ninety (90) day period ended March 13, 2015;

•	a premium of 7.3% based on the latest fifty-two (52) week high trading price of $67.20 per share on March 13, 2015; and

•	a premium of 88.0% based on the latest fifty-two (52) week low trading price of $38.36 per share on August 7, 2014.

Selected Public Companies Analysis. Wells Fargo Securities reviewed and compared certain financial information and financial multiples relating to Life Time to corresponding financial information and financial multiples for selected publicly-traded companies operating in the healthy living, specialty retail and leisure sectors. Wells Fargo Securities selected these companies based upon its views as to the comparability of the financial, operating and sector-specific characteristics of these companies to Life Time. No specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.

The companies included in the selected healthy living companies’ analysis were:

•	The Fresh Market, Inc.

•	GNC Holdings, Inc.

•	Medifast, Inc.

•	Nutrisystem, Inc.

•	Town Sports International Holdings, Inc.

•	Vitamin Shoppe, Inc.

•	Weight Watchers International, Inc.

•	Whole Foods Market, Inc.

The companies included in the selected specialty retail companies’ analysis were:

•	Cabela’s Incorporated

•	Dick’s Sporting Goods Inc.

•	Hibbett Sports, Inc.

•	The Home Depot, Inc.

•	Lowe’s Companies, Inc.

•	The Michaels Companies, Inc.

•	Pier 1 Imports, Inc.

•	Tractor Supply Company

The companies included in the selected leisure companies’ analysis were:

•	Boyd Gaming Corp.

•	ClubCorp Holdings, Inc.

•	International Speedway Corp.

•	Penn National Gaming, Inc.

•	Pinnacle Entertainment, Inc.

•	SeaWorld Entertainment, Inc.

•	Six Flags Entertainment Corp.

•	Speedway Motorsports, Inc.

•	Vail Resorts, Inc.

Wells Fargo Securities calculated and compared financial multiples for the selected companies based on public filings, equity research and common stock closing prices on March 13, 2015 for the selected companies, with the exception of Pinnacle Entertainment, Inc. whose common stock closing price was used as of March 6, 2015 (the last closing price prior to the announcement of an unsolicited proposal from Gaming and Leisure Properties, Inc. to acquire Pinnacle Entertainment, Inc. in a stock transaction subsequent to a spinoff of Pinnacle Entertainment, Inc.’s non-real estate assets). With respect to the selected companies, Wells Fargo Securities calculated:

•	enterprise value, which generally is the market value of outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt, as a multiple of estimated 2015 EBITDA and estimated 2016 EBITDA; and

•	share price, as a multiple of estimated 2015 EPS and estimated 2016 EPS.

Wells Fargo Securities then, based on its analysis of those financial multiples along with its experience and professional judgment, including its assessment of selected company financial and operating metrics that were most comparable to Life Time, selected ranges for the financial multiples for each sector. These ranges were then used to derive implied equity values per share of Life Time common stock based on financial data for Life Time provided to Wells Fargo Securities by the management of Life Time and the closing price of Life Time common stock of $57.67 per share on March 5, 2015.

The following table presents the results of these analyses:

	Selected Healthy Living Companies Range	Implied Life Time Stock Price Range	Selected Specialty Retail Companies Range	Implied Life Time Stock Price Range	Selected Leisure Companies Range	Implied Life Time Stock Price Range
Enterprise Value/ 2015E EBITDA	7.4x-9.8x	$45.63-$71.15	8.4x-10.8x	$56.17-$82.03	8.2x-10.1x	$54.72-$74.07
Enterprise Value/ 2016E EBITDA	5.7x-9.1x	$33.75-$72.17	7.3x-9.8x	$51.26-$80.73	8.1x-9.8x	$61.03-$80.04
Price/2015E EPS	14.6x-22.5x	$45.34-$69.94	16.8x-22.2x	$52.14-$69.10	21.4x-34.0x	$66.44-$105.61
Price/2016E EPS	13.1x-20.3x	$44.37-$68.96	14.7x-19.4x	$49.98-$65.70	18.0x-28.5x	$60.98-$96.54

Wells Fargo Securities, based on the above analysis of each sector and its experience and professional judgment, derived a range of equity values per share of Life Time common stock based on the financial multiples as follows:

•	Enterprise Value/2015E EBITDA – $55.00 to $74.00;

•	Enterprise Value/2016E EBITDA – $51.00 to $76.00;

•	Price/2015E EPS – $52.00 to $70.00; and

•	Price/2016E EPS – $50.00 to $69.00.

Wells Fargo Securities, based on the above-referenced ranges of equity values per share of Life Time common stock for each multiple, along with its experience and professional judgment, then derived a consolidated range of equity values per share of Life Time common stock of $51.50 to $72.00. Wells Fargo Securities noted that the per-share merger consideration to be paid in connection with the merger is $72.10.

Selected Precedent Transactions Analysis. Wells Fargo Securities analyzed certain information relating to the following selected precedent transactions involving fitness, retail and leisure companies. Although none of the companies involved in the selected transactions is identical to Life Time, nor are any of the selected transactions identical to the merger, Wells Fargo Securities chose the transactions in the selected precedent transactions analysis because the companies that participated in the selected precedent transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Life Time’s results, market size or operations. No specific numeric or other similar criteria were used to select the selected transactions, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. The financial data for the selected transactions reviewed, based on public filings and other publicly-available information and Wall Street research, included the implied enterprise value (based on the purchase price paid in the transaction) as a multiple of the target company’s EBITDA for the most recently completed twelve-month period for which financial information had been made public. The selected transactions and resulting multiples were:

Target	Acquiror	Date of Announcement
Fitness
Crown Sports plc	LA Fitness/MidOcean Partners	2/17/06
Equinox Holdings, Inc.	The Related Companies L.P.	12/5/05
Fitness First Ltd	BC Partners Ltd.	9/22/05
24 Hour Fitness Worldwide Inc.	Forstmann Little & Co.	5/3/05

Retail
PetSmart, Inc.	BC Partners Ltd.	12/14/14
Family Dollar Stores, Inc.	Dollar Tree, Inc.	7/28/14
Darden Restaurants, Inc./Red Lobster	Golden Gate Capital	5/16/14
General Parts International, Inc.	Advance Auto Parts, Inc.	10/16/13
Savers, Inc.	Leonard Green and TPG	6/7/12
Party City Holdings Inc.	Thomas H. Lee Partners, L.P.	6/5/12
P.F. Chang’s China Bistro, Inc.	Centerbridge Capital Partners II, L.P.	5/1/12
Academy Sports + Outdoors	KKR & Co. L.P.	5/31/11
Jo-Ann Stores Inc.	Leonard Green	12/23/10

Leisure
Sequoia Golf Holdings, LLC	ClubCorp Holdings, Inc.	8/13/14
MTR Gaming Group, Inc.	Eldorado Resorts, Inc.	9/9/13
Ameristar Casinos, Inc.	Pinnacle Entertainment, Inc.	12/21/12
Peninsula Gaming, LLC	Boyd Gaming Corp.	5/16/12

Enterprise Value/LTM EBITDA
High	12.2x
Mean	9.2x
Median	9.0x
Low	5.9x

Wells Fargo Securities then applied a selected range of LTM EBITDA multiples of 8.5x to 10.0x derived from the analyses of the selected precedent transactions, based on its experience and professional judgment, to corresponding financial data for Life Time provided to Wells Fargo Securities by the management of Life Time. Based on its experience and professional judgment, Wells Fargo Securities then derived a selected range of implied equity values per share of Life Time common stock of $50.68 to $65.22, which was then rounded to $51.00 and $65.00, respectively. Wells Fargo Securities noted that the per-share merger consideration to be paid in connection with the merger is $72.10.

Discounted Cash Flow Analysis. Wells Fargo Securities conducted a discounted cash flow analysis of Life Time using the financial forecast for the last nine months of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2021, provided by Life Time’s management, to determine an implied present value per share of Life Time common stock as of March 31, 2015. In conducting this analysis, Wells Fargo Securities first calculated the net present value of the projected after-tax unlevered free cash flows for Life Time for the last nine months of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2021. Next, Wells Fargo Securities derived implied terminal values for Life Time in the fiscal year 2021 by applying a range of terminal value EBITDA multiples of 8.5x to 9.5x, which were chosen by Wells Fargo Securities based on its experience and professional judgment, to the estimated EBITDA of Life Time for the fiscal year 2021 provided by the management of Life Time. The unlevered, after-tax free cash flows and range of terminal values were discounted to present values using a range of discount rates from 7.75% to 8.75%. Wells Fargo Securities selected the discount range used in this analysis based on its experience and professional judgment taking into account Life Time’s weighted average cost of capital, which Wells Fargo Securities calculated using standard corporate finance methodologies. Wells Fargo Securities then derived a range of implied enterprise values of Life Time by adding the present value (as of March 31, 2015) of the projected cash flows of Life Time for the last nine months of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2021 to the present value (as of March 31, 2015) of the terminal value for Life Time in fiscal year 2021. For purposes of these present value calculations, Wells Fargo Securities utilized the year-end cash flow convention. Wells Fargo Securities calculated a range of implied per share values for Life Time by subtracting Life Time’s estimated net debt as of March 31, 2015 (as provided by Life Time’s management) from the range of implied enterprise values of Life Time and then dividing by the number of fully diluted shares outstanding. These calculations resulted in a range of implied equity values per share of Life Time common stock of $61.93 to $72.55, $59.04 to $69.34 and $56.26 to $66.24 using the discount rates of 7.75%, 8.25% and 8.75%, respectively, and the range of terminal value EBITDA multiples. Based on its experience and professional judgment, Wells Fargo Securities then derived a selected range of implied equity values per share of Life Time common stock of $56.26 to $72.55. Wells Fargo Securities noted that the per-share merger consideration to be paid in connection with the merger is $72.10.

Other Information. Wells Fargo Securities observed certain additional factors that were not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, publicly-available Wall Street research analysts’ reports relating to Life Time, which indicated stock price targets ranging from $59.00 to $70.37 per share for Life Time common stock.

Miscellaneous. Wells Fargo Securities prepared the analyses described above for purposes of providing its opinion to the Board and Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Life Time common stock (excluding the excluded shares) in the merger pursuant to the merger agreement. The type and amount of consideration payable in the merger were determined through negotiations among the Board and/or Special Committee and management of each of Life Time and Parent and their respective advisors. Wells Fargo Securities did not recommend any specific consideration to the Board or the Special Committee or state that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Board and Special Committee. As described above, Wells Fargo Securities’ opinion and analyses were only one of many factors taken into consideration by the Board and Special Committee in evaluating the merger. Wells Fargo Securities’ analyses summarized above should not be viewed as determinative of the views of the Board, the Special Committee or management of Life Time with respect to the merger or the consideration to be received in the merger.

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to the Board and will receive an aggregate fee of approximately $19 million for such services, a portion of which was payable upon delivery of its opinion and the principal portion of which will be payable upon consummation of the merger. In addition, Life Time has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities that may arise out of the engagement.

Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In that regard, Wells Fargo Securities or its affiliates in the past have provided, currently are providing and in the future may provide banking and other financial services to Life Time, Parent, Leonard Green, an affiliate of Parent, TPG, an affiliate of Parent, and certain of their respective affiliates, for which Wells Fargo Securities or such affiliates have received and expect to receive fees, including, since March 15, 2013 having acted as (i) financial advisor in connection with strategic advisory and corporate defensive matters and as placement agent in connection with certain capital market offerings for Life Time, (ii) underwriter and joint bookrunner with respect to various capital market offerings of Leonard Green and certain of its affiliates and as syndication agent, documentation agent, joint bookrunner and/or joint lead arranger for, and as lender under, certain credit facilities of Leonard Green and certain of its affiliates and (iii) underwriter, lead left bookrunner, stabilization agent, joint bookrunner and/or co-manager with respect to various capital market offerings of TPG and certain of its affiliates and as syndication agent, documentation agent, joint bookrunner and/or joint lead arranger for, and as lender under, certain credit facilities of TPG and certain of its affiliates. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade or otherwise effect transactions in or hold the securities or financial instruments of Life Time, Parent, Leonard Green, TPG and/or certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Certain Financial Forecasts

Life Time does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, though Life Time has in the past provided investors with quarterly and full-year financial guidance which may cover areas such as revenue and earnings per share, among other items, which it may update from time to time during the relevant year. However, in connection with Life Time’s evaluation of a possible transaction, Life Time provided the Special Committee, the Board, and their advisors, including Wells Fargo Securities and Guggenheim Securities in performing their respective financial analyses summarized under “—Opinions of Financial Advisors,” with certain non-public unaudited prospective financial information prepared by our management. The forecasts were used as the basis for the financial analyses summarized above and presented to the Special Committee and the Board by Guggenheim Securities and Wells Fargo Securities, which we refer to as the Forecasts. The Forecasts were also provided to prospective bidders in connection with their due diligence review of a possible transaction.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management. The Forecasts were prepared solely for internal use of Life Time and its financial advisors and are subjective in many respects.

Although a summary of the Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the Special Committee, the Board, Life Time, our financial advisors or any other recipient of this information considered, or now considers, the Forecasts to be material information of Life Time or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights with respect to shares of our common stock.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Life Time contained in our public filings with the SEC. The Forecasts were reviewed by Life Time’s management with, and considered by, the Special Committee and Board in connection with their evaluation and approval of the merger.

The Forecasts are forward-looking statements. For information on factors that may cause Life Time’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 31.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when Life Time prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Life Time may not be comparable to similarly titled amounts used by other companies.

Management Forecasts

Fiscal year ending December 31, ($ in millions, except per share data)
	2015		2016	2017	2018	2019	2020	2021
New Club Openings	6		6	6	6	6	6	6
EBITDA	410.8		446.9	492.8	540.9	588.3	637.2	687.0
Depreciation	(160.4)		(174.7)	(190.5)	(206.0)	(221.6)	(237.3)	(253.1)
EBIT	250.5		272.2	302.3	334.9	366.7	399.9	433.9
P&L Interest	(48.4)		(48.2)	(48.2)	(49.6)	(63.2)	(72.5)	(71.9)
EBT	202.1		224.0	254.2	285.3	303.5	327.4	362.0
Income Taxes	(80.1)		(89.6)	(101.7)	(114.1)	(121.4)	(131.0)	(144.8)
Net Income	122.0		134.4	152.5	171.2	182.1	196.5	217.2
Cash Flows
EBITDA	410.8		446.9	492.8	540.9	588.3	637.2	687.0
Total Interest	(50.9)		(50.7)	(51.7)	(53.1)	(66.7)	(76.5)	(75.9)
Taxes	(80.1)		(89.6)	(101.7)	(114.1)	(121.4)	(131.0)	(144.8)
Transaction Costs	0.0
Maintenance CapEx	(46.2)		(49.1)	(53.2)	(57.6)	(62.0)	(66.6)	(71.4)
Corporate/Other CapEx	(30.0)		(30.0)	(33.0)	(36.0)	(40.0)	(40.0)	(40.0)
Growth CapEx	(260.0)		(270.0)	(270.0)	(270.0)	(270.0)	(270.0)	(270.0)
Principal Payments	(21.4)		(21.3)	(20.0)	(20.0)	(20.6)	(21.4)	(22.4)
Working capital/other	(13.4)		(10.2)	(12.9)	(20.5)	(26.1)	(21.5)	(20.0)
Principal Payment/ working capital/other	(34.8)		(31.5)	(32.9)	(40.5)	(46.7)	(42.9)	(42.4)
Debt Maturity	0.0		(61.5)	(89.2)	0.0	0.0	0.0	0.0

	(91.1)		(135.4)	(138.8)	(30.4)	(18.5)	10.3	42.5
New Debt (including revolver plus mortgage)	88.4		135.4	138.8	30.3	18.5	(10.3)	(42.5)
Ending Cash	6.5		6.5	6.5	6.5	6.5	6.5	6.5
Free Cash Flows	(52)		(35)	(11)	8	21	51	84
Unlevered Free Cash Flows(1)	(22.1	)(2)	(21.2)	2.7	22.9	43.5	79.1	112.0
Year End Outstanding Share Count	39.4		39.8	40.2	40.6	41.0	41.4	41.8

(1)	Life Time’s financial advisors calculated unlevered free cash flows based on Life Time’s projections and such unlevered free cash flows were reviewed and approved by Life Time for the financial advisors’ use in connection with the merger.
(2)	Represents unlevered free cash flows for the nine-month period from April 1, 2015 through December 31, 2015.

Interests of the Directors and Executive Officers of Life Time in the Merger

When considering the recommendation of the Board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in recommending that the Board approve the merger agreement and the merger. The Board was also aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of Life Time.

For purposes of this proxy statement, our named executive officers consist of (i) Bahram Akradi, our Chairman of the Board, President and Chief Executive Officer, (ii) Eric J. Buss, our Executive Vice President and Chief Financial Officer, (iii) Jeffrey G. Zwiefel, our Executive Vice President and Chief Operating Officer, (iv) Tami A. Kozikowski, our Executive Vice President, LifeSpa and Chief Administrative Officer; (v) Jess R. Elmquist, our Executive Vice President, Human Resources and Life Time University; and (vi) Michael R. Robinson, our former Executive Vice President and Chief Financial Officer. The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of Life Time’s shareholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Executive Compensation Arrangements” beginning on page 114.

This section also includes disclosure with respect to Erik A. Lindseth, our Senior Vice President and General Counsel. Mr. Lindseth is not a named executive officer for purposes of SEC rules and therefore is not subject to a non-binding advisory vote of Life Time’s shareholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Executive Compensation Arrangements” beginning on page 114.

Compensation of the Special Committee

The Special Committee consists of seven independent and disinterested members of the Board: (i) Giles H. Bateman, (ii) Jack W. Eugster, (iii) Guy C. Jackson, (iv) John K. Lloyd, (v) Martha A. Morfitt, (vi) John B. Richards and (vii) Joseph S. Vassalluzzo (Chairman). At a meeting of the Special Committee held on March 3, 2015, the Special Committee adopted resolutions providing for a one-time cash retainer fee of $30,000 to the Chairman of the Special Committee and $20,000 to each other member of the Special Committee, along with an additional cash meeting fee of $1,500 per meeting for each member of the Special Committee. In addition, in accordance with Life Time’s director compensation policy, the members of the Special Committee receive reimbursement by Life Time of all reasonable costs they incur in connection with their service on the Special Committee, including, without limitation, travel expenses.

In recommending and approving the compensation payable to the members of the Special Committee, the Board considered, among other things, the numerous meetings which the Special Committee held and the services provided by its members.

Arrangements with Parent

Agreement with Mr. Akradi

Mr. Akradi and the equity investors entered into a term sheet on March 13, 2015, which we refer to as the CEO term sheet, pursuant to which Mr. Akradi will serve as the Chairman of the Board, Chief Executive Officer, and President of Parent and Life Time for a period commencing on the closing of the merger and ending on December 31, 2020. The term sheet is legally binding, but will be replaced by definitive agreements to be negotiated by the parties in good faith.

Pursuant to the term sheet, Mr. Akradi will receive an annual base salary of $1 million (pro-rated for 2015) and a guaranteed annual cash bonus of $1 million. Mr. Akradi will also have the opportunity to receive an additional annual incentive cash bonus based on Life Time’s performance.

In addition to his cash compensation, Mr. Akradi will receive annual grants of shares of restricted common stock of Parent on April 1 in each of the first five years of his employment equal to 0.50% of Parent’s common stock outstanding as of the closing of the merger (maximum of 2.5% in the aggregate over five years). A total of 50% of each grant will vest over five years, generally subject to Mr. Akradi’s continued employment with Life Time (and accelerated vesting upon a change in control), and the other 50% of each grant will vest if Life Time achieves specified EBITDA targets. Mr. Akradi will also receive options to purchase common stock of Parent equal to 6.0% of Parent’s common stock outstanding as of the closing of the merger, composed of three equal tranches. The options will vest over five years, generally subject to Mr. Akradi’s continued employment with Life Time (and accelerated vesting upon a change in control).

If Mr. Akradi’s employment is terminated either by Life Time without cause or by Mr. Akradi for good reason prior to December 31, 2020, then Mr. Akradi will receive the following payments, subject to his continued compliance with specified non-competition and non-solicitation provisions during the 18 month period following his termination: (i) continued payment of his base salary for 18 months, (ii) payment of $1.5 million in respect of his guaranteed bonus and (iii) payment equal to 1.5 times the amount of his target annual incentive cash bonus in effect with respect to the year in which such termination occurs. If Mr. Akradi resigns from his position other than for good reason or is dismissed for cause, then the Leonard Green funds and the TPG fund will have the option to repurchase Mr. Akradi’s investment in Parent, at cost.

For purposes of the term sheet, “cause” includes conviction of a serious or violent felony, gross negligence or gross misconduct. The definition of “good reason” will be included in the definitive agreement.

Arrangements with LNK

Mr. Akradi has invested approximately $1 million in funds managed by LNK, $500,000 of which was committed in 2006 and $500,000 of which was committed in 2012.

Agreements with Other Executive Officers

No executive officer of Life Time other than Mr. Akradi has entered into an agreement with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving company or one or more of its affiliates. Prior to or following the closing of the merger, however, these executive officers may discuss or enter into such agreements with Parent, Merger Sub and/or any of their respective affiliates.

Treatment of Equity Awards; Employee Stock Purchase Plan

Under the merger agreement, the equity-based awards held by Life Time’s directors and executive officers under the Life Time stock plans, and any right to purchase Life Time common stock under the ESPP, will be treated as follows:

Stock Options. Effective as of the effective time of the merger, each then-outstanding stock option will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Life Time common stock subject to the option and (ii) the amount, if any, by which $72.10 exceeds the exercise price per share of Life Time common stock underlying the stock option (less any applicable withholding taxes). All such stock options are fully vested.

Restricted Stock. Effective as of the effective time of the merger, each then-outstanding share of restricted stock, including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of Life Time common stock for purposes of the merger agreement that will entitle the holder to receive an amount of cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Life Time common stock generally.

Employee Stock Purchase Plan. Under the ESPP, no new offering period will commence following completion of the offering period in progress as of the date of the merger agreement. Assuming the effective time of the merger occurs after June 30, 2015, which is the end date of the current offering period under the ESPP, (i) Life Time will issue shares of Life Time common stock to the participants in the ESPP in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger and (ii) the ESPP will be suspended effective as of June 30, 2015 and continuing until the effective time of the merger, at which time it will be terminated.

For an estimate of the amounts that would be payable to each of Life Time’s named executive officers and Mr. Lindseth in settlement of their unvested restricted stock awards, see the “Equity” column in the “Golden

Parachute Compensation” table on page 76. The following table sets forth the number of shares of unvested restricted stock held by Life Time’s non-employee directors as of March 31, 2015, and the amount of merger consideration that would be payable in connection therewith.

Directors	Shares of Restricted Stock (#)	Total Payment ($)
Giles H. Bateman	4,295	309,670
Jack W. Eugster	4,295	309,670
Guy C. Jackson	4,295	309,670
John K. Lloyd	4,295	309,670
Martha A. Morfitt	4,295	309,670
John B. Richards	4,295	309,670
Joseph S. Vassalluzzo	5,368	387,033

Payments to Life Time Executives Upon Termination Following Change in Control

Executive Employment Agreements

Life Time is a party to executive employment agreements with each of Messrs. Buss and Zwiefel. Life Time does not have employment or severance agreements with Messrs. Akradi, Elmquist or Lindseth or Ms. Kozikowski.

The employment agreements with Messrs. Buss and Zwiefel provide for certain severance payments and benefits upon qualifying terminations of employment that occur within one year after a change in control, the definition of which includes the merger. These agreements also provide for lesser severance payments and similar benefits following qualifying terminations not in connection with a change in control. Qualifying terminations for purposes of these employment agreements consist of either a termination by Life Time (or a successor entity) other than for cause, or a termination by the executive for good reason. For purposes of these employment agreements, (i) “cause” is generally defined to include willful and deliberate acts of dishonesty or unlawful behavior, conviction of a felony, gross negligence or willful misconduct in the performance of employment duties, refusal to perform or persistent neglect of employment duties and responsibilities, inability to perform duties commensurate with one’s position or breach of the employment agreement and (ii) “good reason” generally involves a material reduction in the executive’s duties, responsibilities or authority, a reduction in the executive’s base salary and target bonus of 25% or more, a material change in the location where the executive performs services or a material breach by Life Time (or a successor entity) of the employment agreement.

The employment agreements with Messrs. Buss and Zwiefel provide for the following payments and benefits in connection with a qualifying termination: (i) payment of an amount up to 1.50 times (or, in the case of a qualifying termination within one year of a change in control, 1.75 times) the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if the executive resigns for good reason due to a 25% or greater reduction in officer’s Target Salary, the Target Salary in effect immediately prior to the reduction); (ii) up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment for a 12 month period; and (iii) continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment. The amount payable under clause (i) is to be paid in accordance with Life Time’s regular payroll schedule over a period of 18 months (or, in the case of a qualifying termination within one year of a change in control, 21 months).

The obligation to provide the severance payments and benefits under the employment agreements with Messrs. Buss and Zwiefel is conditioned upon the executive signing a release of claims, refraining from competing with Life Time for 24 months following the termination of his employment if terminated within one year after a change in control (and for 18 months otherwise), refraining from soliciting Life Time employees, customers or suppliers for 12 months following the termination of his employment and preserving Life Time’s confidential information.

Transition Agreement with Mr. Robinson

Life Time entered into a transition agreement with Mr. Robinson in connection with his resignation as an executive officer of Life Time effective March 1, 2014. The transition agreement does not provide for any amounts that may become payable in connection with the merger.

Quantification of Payments and Benefits to Life Time Executives

The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer and Mr. Lindseth would receive in connection with the merger, based on their compensation levels and outstanding equity awards as of March 31, 2015, and assuming solely for illustrative purposes that each applicable individual experiences a qualifying termination of employment on the closing date of the merger.

The amounts reflected in the table and the footnotes are determined using a per share price for Life Time’s common stock of $72.10, the per-share merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of Life Time’s shareholders, as described below in “Proposal 3: Advisory Vote on Merger-Related Executive Compensation Arrangements” beginning on page 114. Mr. Lindseth is not a named executive officer for purposes of the applicable SEC rules and therefore is not subject to such non-binding advisory vote.

The calculations in the tables below do not include amounts the officers were already entitled to receive or that were vested as of March 31, 2015, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of the salaried employees of Life Time. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in the second quarter of 2015. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Bahram Akradi (4)	—	28,082,950	—	28,082,950
Jeffrey G. Zwiefel	1,137,500	5,977,090	27,681	7,142,271
Eric J. Buss	963,375	5,760,790	27,681	6,751,846
Tami A. Kozikowski	—	3,204,124	—	3,204,124
Jess R. Elmquist	—	1,261,750	—	1,261,750
Michael R. Robinson	—	—	—	—
Erik A. Lindseth	—	609,245	—	609,245

(1)	The amounts shown for Messrs. Zwiefel and Buss represent the cash severance each would be entitled to receive over a period of 21 months under their employment agreements as the result of a qualifying termination of employment within one year of a change in control (a “double-trigger” arrangement), as described above in “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Payments to Life Time Executives Upon Termination Following Change in Control—Executive Employment Agreements.” The severance amount is equal to 1.75 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if the executive resigns for good reason due to a 25% or greater reduction in officer’s Target Salary, the Target Salary in effect immediately prior to the reduction).

The amounts shown in this column are based on the base salary and target bonus levels in effect on March 31, 2015. If these base salary and target bonus levels were to change after such date, the actual payments may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Named Executive Officers	Base Salary Component($)	Annual Incentive Award Component($)	Total ($)
Jeffrey G. Zwiefel	700,000	437,500	1,137,500
Eric J. Buss	642,250	321,125	963,375

(2)	The amounts shown in this column represent the aggregate merger consideration that each executive would receive with respect to shares of restricted stock subject to accelerated vesting in connection with the merger, as described above in “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Treatment of Equity Awards; Employee Stock Purchase Plan” (a “single trigger” arrangement). Each amount shown is based on the number of such restricted shares held by the executive as of March 31, 2015, as set forth in the table below, and the per-share merger consideration of $72.10. Because there were no unvested stock options as of March 31, 2015, no amounts payable in connection with the cancellation of stock option awards are included in the amounts shown in this column. Depending on when the closing date of the merger actually occurs, additional shares of restricted stock that are currently outstanding may vest in accordance with their terms prior to the closing of the merger.

Named Executive Officers	Restricted Shares (#)	Total Value of Restricted Shares ($)
Bahram Akradi	389,500	28,082,950
Jeffrey G. Zwiefel	82,900	5,977,090
Eric J. Buss	79,900	5,760,790
Tami A. Kozikowski	44,440	3,204,124
Jess R. Elmquist	17,500	1,261,750
Michael R. Robinson	—	—
Erik A. Lindseth	8,450	609,245

(3)	The amounts shown in this column for Messrs. Zwiefel and Buss represent the continued medical plan coverage and life insurance coverage for up to 18 months and outplacement assistance that each would receive under their employment agreements as the result of a qualifying termination of employment within one year of a change in control, (a “double- trigger” arrangement), as described above in “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Payments to Life Time Executives Upon Termination Following Change in Control—Executive Employment Agreements.” Because Life Time’s medical plan coverage is self-funded, Life Time assumed that the cost of continued benefits coverage would equal the difference between Life Time’s “net equivalency rate” as of March 31, 2015—the amount Life Time charges to terminated employees who elect continued coverage under COBRA—minus the premiums for the applicable health plan. The actual amount that would be paid to the executive would depend upon whether the executive elected COBRA coverage pursuant to his employment agreement and would equal the amounts actually paid by our company for claims related to the covered period minus the amount the executive actually paid for medical plan coverage.

The amounts shown in this column include the following components:

Named Executive Officers	Continued Medical Plan Coverage ($)	Continued Life Insurance Coverage ($)	Outplacement ($)
Jeffrey G. Zwiefel	17,645	36	10,000
Eric J. Buss	17,645	36	10,000

(4)	Mr. Akradi has entered into the CEO term sheet. For more information, see above under the heading “—Interests of the Directors and Executive Officers of Life Time in the Merger—Arrangements with Parent—Agreement with Mr. Akradi” on page 73.

Insurance and Indemnification of Directors and Executive Officers

From and after the effective time of the merger, Parent will cause all rights to indemnification, advancement of expenses and exculpation in favor of any current or former directors, officers or employees of Life Time or any of its subsidiaries in effect on the date of the merger agreement to continue in accordance with their terms. From and after the effective time of the merger, Parent will cause the surviving company to indemnify each current director, officer or employee of Life Time or any of its subsidiaries against all acts or omissions arising out of or pertaining to their service as a director, officer or employee of Life Time or any of its subsidiaries at or prior to the effective time of the merger to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the surviving company to advance expenses incurred in the defense of any such claim, subject to the surviving company’s receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Life Time or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by Life Time with respect to claims arising from facts or events that occurred on or before the effective time of the merger, except that the surviving company will not be required to pay in excess of 300% of the aggregate annual premium most recently paid by Life Time prior to the date of the merger agreement. If the surviving corporation is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum premium. In lieu of such insurance, prior to the closing of the merger, Life Time may, at its option (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the coverage currently maintained by Life Time with respect to claims arising from facts or events that occurred on or before the effective time of the merger, provided that the cost of such tail may not exceed the maximum premium described in the preceding sentence.

Financing of the Merger

We anticipate that the total funds needed to consummate the merger and the other transactions contemplated by the merger agreement, will be approximately $3,790,788,594, which includes approximately $2,690,788,594 to pay our shareholders the amounts due to them under the merger agreement and make payments in respect of Life Time’s outstanding equity and equity-based awards pursuant to the merger agreement, approximately $1,100,000,000 to (i) refinance or otherwise discharge certain outstanding indebtedness of Life Time, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger (as described below), and (ii) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and in connection with the debt financing. These payments are expected to be funded through a combination of up to approximately $879 million of equity financing to be provided or secured by the LGP funds and up to approximately $879 million of equity financing to be provided or secured by the TPG fund, or other parties to whom the LGP funds or the TPG fund allocates a portion of their respective commitment pursuant to the equity commitment letters described below; debt financing under the debt commitment letter of up to approximately $2.747 billion to be provided by the debt financing parties (defined below); and Life Time’s cash and cash equivalents on hand.

Substantially contemporaneously with the closing of the merger, Parent and Merger Sub also expect to use the proceeds of the financing to refinance or otherwise discharge certain of our outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger.

The funding under the financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot assure you that the full amounts committed under the financing letters will be available or sufficient, together with Life Time’s cash and cash equivalents on hand, to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. Although obtaining the proceeds of any financing, including the financing under the financing letters, is not a condition to the consummation of the merger, the failure of Parent and Merger Sub to obtain any portion of the equity financing or debt financing (or any alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay Life Time a reverse termination fee of $167 million, as described under “The Merger Agreement—Termination Fees” beginning on page 109.

Equity Financing

Parent has entered into the equity commitment letters with the equity investors, each dated March 15, 2015, pursuant to which the equity investors have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of, equity securities of Parent, at or prior to the closing, for an aggregate amount of up to approximately $1.75 billion. Each equity investor may assign all or a portion of its equity commitment to other investors. However, the assignment by any equity investor of any equity financing commitment to other investors will reduce such equity investor’s commitment to make or secure capital contributions pursuant to the equity commitment letters only by the amount actually contributed to Parent by such other investor at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

The obligation to fund the commitment of each equity investor under each equity commitment letter is subject to the following conditions:

•	The satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the closing of the merger set forth in the merger agreement (other than any conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions);

•	The substantially simultaneous closing of the equity financing contemplated by each of the LGP and TPG equity commitment letters, respectively;

•	The debt financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing of the merger if the equity financing is funded at the closing; and

•	The substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Life Time is an express third-party beneficiary of the equity commitment letters and has the right to seek specific performance of Parent’s obligation to cause an equity investor to fund its equity financing commitment upon the satisfaction of the conditions set forth therein and on the terms described in “The Merger Agreement—Specific Performance” beginning on page 110.

The obligation of each equity investor to fund its respective equity commitment will terminate upon the earliest to occur of:

•	The closing and funding in full of the equity commitment under its equity commitment letter;

•	The valid termination of the merger agreement by Parent pursuant to its terms;

•	The valid termination of the merger agreement by Life Time pursuant to its terms (unless Life Time shall have previously commenced an action seeking specific performance of the equity investor’s obligations to fund its equity commitment);

•	Life Time, or any person claiming by, through or for the benefit of Life Time, receiving payment in full of the reverse termination fee pursuant to the merger agreement or the guarantee in respect of such obligations; and

•	Life Time or any of its affiliates, or any person claiming by, through or for the benefit of Life Time, asserting a claim against any party expressly excluded by the guarantee or asserting a claim against any of the equity investors or certain of their affiliates under or in connection with the merger agreement other than claims expressly permitted by the guarantee;

and, in the case of the third bullet point above, if Life Time shall have previously commenced an action under the equity commitment letters prior to such date, the equity commitment letters will terminate upon the final, non-appealable resolution of such action and satisfaction by the equity investors of any obligations finally determined or agreed to be owed by the equity investors.

Debt Financing

Parent has received the debt commitment letter, dated March 15, 2015, as amended and restated on April 3, 2015, from the debt financing parties pursuant to which the debt financing parties have severally committed to provide an aggregate of up to $2.747 billion in debt financing to Parent consisting of (i) an up to $1.697 billion first lien term loan facility; (ii) an up to $250 million first lien revolving facility; and (iii) an up to $800 million senior unsecured bridge facility (to the extent that senior unsecured notes, which we refer to as the unsecured notes, are not issued on or prior to the closing of the merger), in each case on the terms and subject to the conditions set forth in the debt commitment letter. The first lien term loan facility, the first lien revolving facility and the bridge facility are referred to herein collectively as the debt facilities.

The commitment of the debt financing parties under the debt commitment letter expires upon the earliest of: (i) after execution of the merger agreement and prior to the consummation of the merger, the date on which Parent notifies the debt financing sources in writing that the merger agreement has been validly terminated in accordance with its terms; (ii) the consummation of the merger with or without the use of the debt financing; and (iii) October 6, 2015, if the conditions to the financing are not satisfied on or before such date. The documentation governing the debt financing is expected to contain customary affirmative and negative covenants, and with respect to the revolving credit facility, a springing financial covenant. These covenants will be subject to customary thresholds and baskets, certain of which may include a growing concept based on adjusted EBITDA (which may be calculated with further adjustments from previously reported EBITDA) and/or consolidated total assets. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The debt facilities contemplated by the debt commitment letter are subject to the following closing conditions:

•	That (i) from January 1, 2015 to the date of the debt commitment letter, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement) and (ii) during the period from the date of the debt commitment letter to the date of the closing, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, in the case of each of (i) and (ii) above that would result in the failure of a condition precedent to Parent’s obligation to consummate the merger under the merger agreement;

•	Subject in each case to the “Certain Funds Provision” (as defined in the debt commitment letter), (i) the execution and delivery by LTF Intermediate Holdings, Inc., a wholly owned subsidiary of Parent, which we refer to as Intermediate Co and the borrower under the debt facilities of credit agreements, guarantee agreements and a security agreement with respect to the debt facilities (as applicable) consistent with the applicable provisions of the debt commitment letter and the “Documentation Principles” (as defined in the debt commitment letter) and (ii) the delivery of any certificated securities representing equity of Merger Sub with customary stock powers executed in blank;

•	The accuracy in all material respects of certain representations with respect to Life Time and its subsidiaries made in the merger agreement referred to as the “Merger Agreement Representations” and certain representations to be made by Intermediate Co and the borrower in the definitive documentation for the debt facilities referred to as the “Specified Representations”;

•	Confirmation from Merger Sub that (i) the merger and the repayment of certain debt of Life Time and its subsidiaries with respect to which the merger agreement requires the delivery of a payoff letter, in each case, has been or will be consummated substantially concurrent with the initial funding of the debt facilities contemplated by the debt commitment letter and (ii) the merger agreement has not been subject to any amendments or waivers that are materially adverse to the debt financing parties, in their capacity as such (without the consent of the debt financing parties);

•	Confirmation from Merger Sub that the funding of the equity commitment by each equity investor and/or its affiliates pursuant to the equity commitment letters and by other investors has been or will be consummated substantially concurrently with the initial funding of the debt facilities contemplated by the debt commitment letter;

•	The receipt of (i) unaudited quarterly financial statements of Life Time as of the end of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended after December 31, 2014 and at least 45 days prior to the closing and (ii) the Financing Information (as defined in the merger agreement), in each case to the extent such financial statements and information has been delivered pursuant to the merger agreement or otherwise and promptly upon request following delivery thereof;

•	The receipt of the following closing documents: a solvency certificate, customary legal opinions, customary officer’s certificate, customary incumbency certificate, good standing certificates (to the extent applicable), customary lien searches requested by the debt financing parties no less than 30 days prior to the date the merger is required to be consummated pursuant to the terms of the merger agreement and a customary borrowing request;

•

With respect to the first lien term loan facility and the first lien revolving facility, the use by Merger Sub of its commercially reasonable efforts to have (i) made senior management of Life Time available at mutually agreeable times and locations, to participate in meetings with prospective lenders for a period of at least 15 consecutive business days (subject to customary blackout dates) following delivery of the information described in the following clause (ii) and prior to the closing and (ii) delivered to the applicable debt financing parties information customarily delivered by a borrower and necessary for the preparation of a customary “public side” and “private side” bank book and lender presentation for a syndicated bank loan financing requested by the applicable debt financing parties in writing no more than 14 calendar days after the date of the debt commitment letter;

•	With respect to the bridge facility, the use by Merger Sub of its commercially reasonable efforts, upon request to have (i) made senior management of Life Time available, at mutually agreeable times and locations, to participate in a customary road show for a period of at least 15 consecutive business days (subject to customary blackout dates) following the delivery of the information described in the following clause (ii) and prior to the closing and (ii) delivered a customary preliminary offering memorandum suitable for use in a customary high yield road show relating to the bridge facility;

•	the receipt at least three business days prior to the closing of all documentation and other information about the borrower and the guarantors under the debt facilities required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing at least 10 business days prior to the closing of the merger; and

•	The payment of fees and expenses due to the debt financing parties under the debt commitment letter and required to be paid thereunder to the extent invoiced in reasonable detail at least two business days prior to the closing (except as otherwise reasonably agreed by Merger Sub).

The debt financing parties under the debt commitment letter have agreed that upon satisfaction of the debt financing conditions they will execute the applicable financing documentation and the debt financing will occur. The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required or that the lenders will default on their commitments. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed in the merger agreement to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter (including any applicable “market flex” provisions). Further, if any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments or Parent or Merger Sub become aware of any material adverse change with respect to the availability of the debt financing, (i) Parent must promptly so notify Life Time and (ii) Parent and Merger Sub must use their reasonable best efforts to obtain, and enter into, definitive agreements with respect to an alternative financing, subject to the terms described in the Merger Agreement. See “The Merger Agreement—Financing Efforts” beginning on page 103.

The debt commitment letter contemplates the possibility that certain existing debt of Life Time and its subsidiaries may remain outstanding, as well as the entry into certain sale-leaseback transactions prior to or substantially contemporaneously with the closing of the merger. The aggregate principal amount of any such existing debt that remains outstanding and a portion of the net proceeds of any such sale-leaseback financing are expected to reduce the debt financing contemplated to be funded pursuant to the terms of the debt commitment letter, but not the commitments for such financing.

Life Time and Parent are currently in the process of pursuing one or more sale-leaseback transactions of certain properties owned by Life Time and its subsidiaries with potential proceeds of up to $1 billion. If these transactions are completed, it is expected that these transactions would be consummated substantially contemporaneously with the closing of the merger. The net proceeds of any such sale-leaseback financings will be used to reduce (i) Mr. Akradi’s contribution to Parent of $125 million of his shares of Life Time common stock to $100 million; (ii) a portion of the debt financing contemplated to be funded by the debt commitment letter; and (iii) a portion of the equity financing to be funded by the equity investors pursuant to the equity commitment letters. In the event the contemplated proceeds of the sale-leaseback transactions are received,

Mr. Akradi is expected to beneficially own an indirect interest in Life Time of approximately 7.7% (without giving effect to any grants of restricted common stock of Parent or options to purchase common stock of Parent that Mr. Akradi is expected to receive following the closing of the merger as of part of his employment arrangement with Parent). Mr. Akradi’s indirect beneficial ownership in Life Time after the closing of the merger will be greater than his current beneficial ownership in Life Time due to the higher level of debt that will be included in Life Time’s capitalization after the closing of the merger.

In addition to entering into the debt commitment letter, Parent has also entered into an engagement letter with affiliates of the debt financing parties to engage them for the issuance and sale of the unsecured notes.

In consideration for their services with respect to the debt financing, Parent has agreed to pay the debt commitment parties and their respective affiliates customary commitment, arrangement and underwriting fees.

The definitive documentation for the debt financing, and the marketing materials relating thereto, may contain certain covenants that are based on an adjusted EBITDA calculation. Such adjusted EBITDA calculation (or the components thereof) may differ from previously reported EBITDA and/or the amounts described in this proxy statement.

Limited Guarantee

Pursuant to the limited guarantee delivered by the equity investors in favor of Life Time, dated as of March 15, 2015, which we refer to as the guarantee, the guarantors agreed to, severally but not jointly, guarantee their respective percentages, which we refer to as the guaranteed percentages, of the following payment obligations of Parent and, where applicable, Merger Sub:

•	Parent’s obligations to reimburse Life Time for all reasonable out-of-pocket costs incurred in connection with the debt financing and obtaining payoff letters in respect of certain of Life Time’s existing company debt and liens;

•	Parent’s and Merger Sub’s obligation to indemnify Life Time, its affiliates, and representatives from and against all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred by them in connection with the equity and debt financings and delivery of the payoff letters for Life Time’s existing debt and liens;

•	Parent’s obligation to pay a reverse termination fee of $167 million to Life Time under certain circumstances; and

•	Reimbursement to Life Time for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with any action against Parent to enforce its right to receive the reverse termination fee.

We refer to the amounts in the previous bullets as the guaranteed obligations. Each guarantor’s aggregate liability under the guarantee is subject to a cap equal to such guarantor’s guaranteed percentage of $169 million. Subject to specified exceptions, the guarantee will terminate upon the earliest of:

•	The effective time of the merger if the closing occurs and the merger consideration is paid;

•	The valid termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments with respect to any guaranteed obligations;

•

Eighteen months following the date of the guarantee unless a claim for payment of the guarantors’ liability with respect to any of their obligations is brought pursuant to and in accordance with the guarantee prior to such termination, in which case the guarantee shall terminate upon the final, non-

appealable resolution of such action and satisfaction by the guarantors of any obligations finally determined or agreed to be owed by the guarantors; and

•	Receipt by Life Time of the payment in full of the guaranteed obligations.

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 107) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than three business days’ notice to Life Time and (ii) the final day of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing.

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and Life Time and specified in the articles of merger.

Dissenters’ Rights

Section 302A.471 of the Minnesota Business Corporation Act entitles any shareholder of Life Time who is entitled to vote and who objects to a merger to dissent from such action and obtain payment for the “fair value” of his or her shares of common stock. Any shareholder of Life Time contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed merger described in this proxy statement should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are provided in Appendix B), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing in Appendix B) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable to the proposed merger. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a dissenter, must file with Life Time, before the shareholder vote on the proposed merger, a written notice of intent to demand the “fair value” of Life Time’s shares owned by the shareholder. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE PROPOSED MERGER. A VOTE AGAINST THE PROPOSED MERGER DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.

If the proposed merger is approved by the shareholders of Life Time, Life Time must send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from Life Time is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with Life Time as required by the notice, then after Life Time’s receipt of such demand or the effective date of the merger, whichever is later, Life Time must pay the dissenter an amount which Life Time estimates to be the fair value of the dissenter’s shares of stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger and “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, which is currently 4%. If a dissenter believes the payment received from Life Time is less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to Life Time of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date of Life Time’s remittance, and must demand payment of the difference between his or her estimate and Life Time’s remittance. If such dissenter fails to give written notice of such estimate to Life Time within the 30-day time period, such dissenter is entitled only to the amount remitted by Life Time.

Life Time may withhold such remittance with respect to shares of stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the proposed merger, or the public announcement date. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, Life Time must mail its estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that Life Time’s offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to Life Time of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to Life Time within 30 days after the mailing of Life Time’s offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount offered by Life Time.

If Life Time and a dissenter (including both a dissenter who purchased shares of stock on or prior to March 16, 2015, which was the date the merger was publicly announced, and a dissenter who purchased shares of stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after Life Time receives the dissenter’s estimate of the fair value of his or her shares of stock, then Life Time must file a petition in a court of competent jurisdiction in the county in which the registered office of Life Time is located, requesting that the court determine the statutory fair value of stock with interest, if any. All dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by Life Time or a dissenter. The fair value of the shares as determined by the court is binding on all shareholders. However, under the statute, dissenters are not liable to Life Time for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against Life Time, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, Subd. 2, a shareholder of Life Time may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, Subd. 4, a shareholder of Life Time has no right at law or equity to set aside the approval of a merger, except if such approval or consummation is fraudulent with respect to such shareholder or Life Time.

In view of the complexity of Section 471 of the Minnesota Business Corporation Act, Life Time’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of Life Time common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Life Time common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise dissenters’ rights under Minnesota law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their shares of Life Time common stock in a compensatory transaction;

•	Holders who own an equity interest, actually or constructively, in Parent or the surviving company; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Life Time common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of Life Time common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Life Time common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Life Time common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Gain or loss must be calculated separately for each block of Life Time common stock (that is, Life Time common stock acquired at the same cost in a single transaction). In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Life Time common stock who or that is not a U.S. Holder for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	We are or have been a “United States real property holding corporation,” which we refer to as USRPHC, at some point during the applicable statutory period, and the Non-U.S. Holder’s shares of Life Time common stock represent a “U.S. real property interest,” which we refer to as USRPI, under the Foreign Investment in Real Property Act, which we refer to as FIRPTA.

Under FIRPTA, dispositions of a USRPI by a foreign person are generally subject to U.S. federal income taxation. Shares in a USRPHC with at least one class of stock that is regularly traded on an established securities market generally will only be considered a USRPI with respect to a foreign person if such foreign person holds more than 5% of the value of the regularly traded class of stock.

We believe that we are a USRPHC and that the shares of Life Time common stock are regularly traded on an established securities market under the applicable sections of the Code. Therefore, any shares of Life Time common stock held by a Non-U.S. Holder will be deemed to be a USRPI if such Non-U.S. Holder held, directly or indirectly, at any time during the five-year period preceding the date of completion of the merger more than 5% of the shares of Life Time common stock.

Regulatory Approvals Required for the Merger

General

Life Time and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until Life Time and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Life Time and Parent and its affiliates filed their respective HSR Act notifications on March 27, 2015. On April 14, 2015, Life Time announced that it received early termination of the required waiting period under the HSR Act.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Contribution and Subscription Agreement

In connection with the merger agreement, Mr. Akradi entered into a contribution and subscription agreement with Parent (as amended), which we refer to as the contribution and subscription agreement, pursuant to which at the closing of the merger, Mr. Akradi will contribute to Parent a number of shares of Life Time common stock with an aggregate value of up to $125 million, based on the per-share merger consideration, in exchange for shares of Parent. Upon closing of the merger Mr. Akradi is expected to beneficially own an indirect interest in Life Time of between approximately 7.4% and approximately 7.7%, without giving effect to any grants of restricted common stock of Parent or options to purchase common stock of Parent that Mr. Akradi is expected to receive following the closing of the merger as part of his employment arrangement with Parent. Mr. Akradi’s indirect beneficial ownership in Life Time after the closing of the merger will be greater than his current beneficial ownership in Life Time due to the higher level of debt that will be included in Life Time’s capitalization after the closing of the merger. The contribution and subscription agreement will terminate upon the earlier of (a) the date the merger agreement is terminated in accordance with its terms; (b) the date on which the parties thereto terminate the contribution and subscription agreement by mutual agreement; or (c) the date on which the Board decides to proceed with a merger with any party other than Parent. Pursuant to the contribution and subscription agreement, at any time and from time to time prior to the closing of the merger, additional persons, including any of our executive officers, may be made parties to the contribution and subscription agreement and, immediately prior to the closing of the merger, such persons will contribute to Parent a number of shares of Life Time common stock with an agreed upon aggregate value, based on the per-share merger consideration, in exchange for shares of Parent.

Company Shareholder Voting Agreement

In connection with the merger agreement, Mr. Akradi also entered into a voting agreement with Parent, pursuant to which he agreed to, among other things, vote his shares of Life Time common stock in favor of (i) the adoption of the merger agreement and approval of the merger and (ii) any proposal or action in respect of which approval of Life Time’s shareholders is requested that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement. Pursuant to such voting agreement, Mr. Akradi has also agreed to vote his shares of Life Time common stock against any alternative proposal or any proposal relating to an alternative proposal. Such voting agreement will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; and (c) the date on which the parties thereto terminate the voting agreement by mutual agreement.

Legal Proceedings Regarding the Merger

Following the announcement of the merger, a putative class and derivative action was filed on March 30, 2015 by a purported Life Time shareholder in the First Judicial District Court of the State of Minnesota, County of Carver, captioned St. Clair County Employees’ Retirement System v. Life Time Fitness, Inc., et al., Case No. 10-CV-15-358. On April 22, 2015 plaintiff filed a First Amended Shareholder Derivative and Direct Class

Action Complaint for Breach of Fiduciary Duties, Waste of Corporate Assets, and Abuse of Control, which we refer to as the Amended St. Clair Complaint.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of Life Time, and as a derivative action on behalf of nominal defendant Life Time. The Amended St. Clair Complaint names as defendants the members of the Board, Parent, Merger Sub, Leonard Green, TPG and LNK. The Amended St. Clair Complaint names Life Time as a nominal defendant. The Amended St. Clair Complaint generally alleges that the Board breached its fiduciary duties to Life Time shareholders in connection with the merger because, among other reasons, the Board failed to fully inform itself of the market value of Life Time; the Board failed to maximize shareholder value; the Board failed to promptly form a committee of disinterested directors under Minnesota Statute section 302A.673; certain individual defendants are interested in the merger; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for Life Time. The Amended St. Clair Complaint alleges that Mr. Akradi, Leonard Green, TPG and LNK aided and abetted the Board’s alleged breaches of fiduciary duty. The Amended St. Clair Complaint also alleges that Life Time and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the Amended St. Clair Complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The Amended St. Clair Complaint seeks, among other things, equitable relief under Minnesota Statute section 302A.467, including to enjoin the closing of the merger, to direct disclosure of all material information concerning the merger prior to the shareholder vote, and to award plaintiff’s costs and disbursements, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On April 8, 2015, a second putative class action was filed by a purported Life Time shareholder in the First Judicial District Court of the State of Minnesota, County of Carver, captioned Bell v. Akradi, et al., Case No. 10-CV-15-392.

Plaintiff purports to bring the litigation as a class action on behalf of the public shareholders of Life Time. The complaint names as defendants Life Time, the members of the Board, Parent, Merger Sub, Leonard Green, TPG and LNK. The complaint generally alleges that the Board breached its fiduciary duties to Life Time shareholders in connection with the merger because, among other reasons, the terms of the merger are not entirely fair to Life Time shareholders in terms of price or process; the Board retained conflicted financial advisors in connection with the merger; certain individual defendants are interested in the merger; and certain provisions in the merger agreement unfairly preclude a third party from making an offer for Life Time. The complaint also alleges that Life Time and the Board failed to disclose material information to stockholders in connection with the merger. In particular, among other things, the complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The complaint also alleges that Parent, Merger Sub, Leonard Green, TPG and LNK aided and abetted the Board’s alleged breaches of fiduciary duty. The complaint further alleges violations of Minnesota Business Corporation Act sections 302A.467 and 302A.255, as well as violations of the Minnesota Securities Act section 80A.68, section 80A.69, and section 80A.76. The complaint seeks, among other things, to enjoin the closing of the merger, to award unspecified damages, and to award plaintiff’s costs and disbursements, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

On April 10, 2015, a third putative class action was filed by a purported Life Time shareholder in the United States District Court for the District of Minnesota, captioned Lusk v. Life Time, et al., Case No. 0:15-cv-01911.

Plaintiff purports to bring the litigation as a class action on behalf of the shareholders of Life Time. The complaint names as defendants Life Time and the members of the Board. The complaint alleges that Life Time and the Board violated Section 14(a) of Exchange Act and Rule 14a-9 promulgated thereunder, and that the Board violated Section 20(a) of the Exchange Act because the Preliminary Proxy is allegedly false and materially misleading. In particular, the complaint alleges that Life Time and the Board failed to disclose material information in the Preliminary Proxy regarding the background of the merger and financial information that shareholders need to fully consider the merits of the merger. The complaint seeks, among other things, to enjoin the closing of the merger, unspecified damages, and to award plaintiff’s costs, including attorneys’ fees. Life Time and the Board believe that the action is without merit, and intend to vigorously defend against all claims asserted.

These shareholder actions are in their early stages, and thus Life Time is unable to reasonably estimate any potential material loss in the event of an unfavorable outcome in one or more of these actions. While they could impact consummation of the transactions contemplated by the merger agreement, Life Time and the Board intend to vigorously defend the actions, denying any violations of state or federal law alleged therein.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by Life Time, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between Life Time, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Life Time, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached as Appendix A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Life Time or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Life Time and our business. Please see “Where You Can Find More Information” beginning on page 119.

Effects of the Merger; Directors and Officers; Articles of Incorporation; By-Laws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the Minnesota Business Corporation Act, at the effective time of the merger, Merger Sub will be merged with and into Life Time, with Life Time continuing as an indirect, wholly owned subsidiary of Parent from and after the effective time of the merger.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving company will consist of the directors of Merger Sub, each to hold office in accordance with the articles of incorporation and by-laws of the surviving company until the earlier of their death, resignation or removal or until their successors are duly elected, designated or qualified, as the case may be. From and after the effective time of the merger, the officers of Life Time at the effective time of the merger will be the officers of the surviving company, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be. At the effective time of the merger, the articles of incorporation of Life Time as the surviving company will be amended to be identical to the certificate set forth in Exhibit B to the merger agreement until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the surviving company’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 78), and the by-laws of the surviving company, without any further action on the part of Life Time or Merger Sub, will be the by-laws of Merger Sub (except references to Merger Sub’s name will be replaced by references to “Life Time Fitness, Inc.”).

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing will occur on the earlier of (i) a date during the marketing period specified by Parent on no fewer than three business days’ notice to Life Time and (ii) the final day of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing.

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and Life Time and specified in the articles of merger.

The “marketing period” refers to the first period of 15 consecutive business days following the date on which Life Time shall have delivered to Parent certain financial information and other customary business and financial data requested by Parent to market and consummate the debt financing, which information we refer to as the “financing information,” and throughout and at the end of which: (i) such financial information remains “compliant” (as defined below) and (ii) the closing conditions to the obligations of Parent and Merger Sub (described below under “—Conditions to the Closing of the Merger”) are satisfied (other than the conditions related to shareholder approval and the termination or expiration of the waiting period under the HSR Act, provided that these are satisfied no later than the final day of the marketing period (and such period shall be extended until satisfaction of such conditions so long as the requirements of the marketing period are otherwise satisfied)) and nothing shall have occurred and no condition shall exist that would cause any of such conditions to closing to fail to be satisfied during such period. In addition, the following provisos apply in respect of the marketing period: (i) the marketing period shall not commence prior to the later of the day this proxy statement is mailed to Life Time shareholders and April 29, 2015; (ii) July 3, 2015 through July 7, 2015 will not be business days for purposes of the marketing period; (iii) the marketing period must end on or prior to August 16, 2015, or if such period has not ended on or prior to August 16, 2015, then the marketing period may not commence until September 8, 2015; (iv) the marketing period shall end on any earlier date that is the date on which the debt financing is consummated, in which case the closing shall occur no later than the second business day after such date; and (v) the financing information must remain “compliant” for no less than four business days after the closing condition related to shareholder approval is satisfied (and the marketing period shall be deemed extended, if applicable, until the end of such period).

With respect to the financing information, the term “compliant” means such financing information that (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financing information not misleading in light of the circumstances in which they were made and the auditors have not withdrawn any audit opinion with respect to any financial statement containing in the financing information; (ii) includes financial statements which are (and remain throughout the marketing period) sufficiently current to permit a registration statement on Form S-1 to be declared effective on any date falling within the marketing period; and (iii) meets certain other specified requirements, including that Life Time’s auditors would be able to provide customary comfort letters with respect to the financing information.

Merger Consideration

Common Stock

At the effective time of the merger, each share of Life Time common stock issued and outstanding immediately prior to such time, other than (i) shares owned by Parent, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent; (ii) shares owned by Mr. Akradi and any other persons that are being contributed to Parent pursuant to the contribution and subscription agreement; (iii) shares owned by direct or indirect wholly owned subsidiaries of Life Time; or (iv) shares held by shareholders who have perfected and not withdrawn a demand for dissenters’ rights under Minnesota law, will be converted automatically into the right to receive $72.10 per share in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing shares of Life Time common stock will thereafter represent only the right to receive the per-share merger consideration.

Outstanding Equity Awards and Other Awards

The merger agreement provides for the following treatment with respect to equity awards relating to Life Time common stock:

•	Options. Effective as of the effective time of the merger, each then-outstanding option to purchase shares of Life Time common stock, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Life Time common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Life Time common stock underlying the stock option (less any applicable withholding taxes).

•	Restricted Stock. Effective as of the effective time of the merger, each then-outstanding share of restricted Life Time common stock, including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of Life Time common stock for purposes of the merger agreement that will entitle the holder to receive an amount of cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Life Time common stock generally.

•	Employee Stock Purchase Plan. No new offering period will commence under Life Time’s Employee Stock Purchase Plan, which we refer to as the ESPP, following completion of the offering period in progress as of the date of the merger agreement. The ESPP will be terminated as of the effective time of the merger, provided that if the effective time of the merger has not occurred by the end of the current offering period, the ESPP will then be suspended until the effective time of the merger, at which time it will be terminated. If the effective time of the merger occurs on or before June 30, 2015, which is the end of the current ESPP offering period, Life Time will pay to each participant in the current offering period an amount (not less than zero) in cash equal to the per-share merger consideration multiplied by (i) the result obtained by dividing the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of the last day of the current offering period by (ii) the purchase price (as defined by the ESPP). If the effective time of the merger occurs on or after July 1, 2015, Life Time will issue shares of Life Time common stock to the participants in the ESPP in accordance with its terms as of the end of the current offering period and the participants will receive the per-share merger consideration for each such share the participant holds as of the effective time of the merger.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to Life Time, which institution we refer to as the paying agent, to make payments of the per-share merger consideration to shareholders. Immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, cash sufficient to pay the aggregate per-share merger consideration to shareholders.

As reasonably promptly as practicable (but no later than the third business day) after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of Life Time common stock (other than the surviving company, its subsidiaries, and Parent and its subsidiaries) a letter of transmittal together with instructions thereto. Upon receipt of (i) in the case of shares of Life Time common stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal and (ii) in the case of shares of Life Time common stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive the per-share merger consideration in exchange therefor. The amount of any per-share merger consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of Life Time common stock one year following the effective time of the merger, such cash (including any interest received in respect thereto) will be delivered to Parent and any holders of Life Time common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for payment of its claim for the per-share merger consideration, without any interest thereon.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the per-share merger consideration deliverable in respect thereof pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of Life Time, Parent and Merger Sub.

Life Time

Certain of the representations and warranties in the merger agreement made by Life Time are qualified as to “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of Life Time and its subsidiaries, taken as a whole. The foregoing notwithstanding, none of the following will constitute, or be taken into account in determining whether such Company material adverse effect has occurred or would reasonably be expected to occur, a Company material adverse effect:

•	Conditions affecting the United States economy, or any other national or regional economy or the global economy generally;

•	Political conditions (or changes in such conditions) in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world occurring after the date of the merger agreement;

•	Changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index);

•	Changes required by generally acceptable accounting principles, or GAAP, or other accounting standards (or interpretations thereof);

•	Changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof);

•	Changes that are generally applicable to the industries in which Life Time and its subsidiaries operate;

•	Any failure by Life Time to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement or any decline in the market price or trading volume of Life Time’s common stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception);

•	The negotiation, execution or delivery of the merger agreement, the performance by any party thereto of its obligations hereunder (other than its obligations set forth in the first sentence of Section 5.01 of the merger agreement to conduct and to cause each of its subsidiaries to conduct its and their business in the ordinary course consistent with past practice in all material respects) or the public announcement (including as to the identity of the parties hereto) or pendency of the merger or any of the other transactions contemplated by the merger agreement;

•	The termination of employment of or by any of Life Time’s executive officers or other employees after the public announcement of the merger agreement;

•	Changes in Life Time’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception);

•	The occurrence of natural disasters;

•	Shareholder litigation arising from or relating to the merger agreement, the merger or any strategic alternatives considered by Life Time; or

•	Any action taken with the prior written consent or at the written direction of Parent.

However, in the case of the first through sixth and eleventh exclusions set forth immediately above, to the extent any fact, circumstance, occurrence, effect, change, event or development arising from or related to such exclusions materially disproportionately affects Life Time and its subsidiaries relative to other companies of a similar size in the industries in which Life Time and its subsidiaries operate, the incremental disproportionate affect may be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur.

In the merger agreement, Life Time has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Life Time and its subsidiaries;

•	The capital structure of Life Time or Life Time’s ownership of its subsidiaries;

•	Authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, Life Time’s organizational documents and Life Time’s material contracts;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The accuracy of Life Time’s SEC filings and financial statements and the absence of certain specified undisclosed liabilities;

•	Life Time’s disclosure controls and procedures;

•	The accuracy of the information supplied by or on behalf of Life Time for inclusion in this proxy statement;

•	Tax matters;

•	The conduct of the business of Life Time and its subsidiaries in the ordinary course consistent with past practice in all material respects;

•	The absence of any fact, change, event, effect, development or circumstance that individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect;

•	The absence of certain actions that, if taken in the period from the date of the merger agreement through the effective time of the merger, would have required Parent’s written consent under the merger agreement, since January 1, 2015 through the date of the merger agreement;

•	Employee benefit plans;

•	Litigation and investigation matters;

•	Life Time’s compliance with laws and Life Time’s possession of material permits;

•	Environmental matters;

•	The existence and enforceability of specified categories of Life Time’s material contracts;

•	Real property matters;

•	Intellectual property rights;

•	Labor matters;

•	The inapplicability of anti-takeover statutes;

•	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

•	Financial advisors’ fairness opinions to the Board;

•	Insurance matters; and

•	Interested party transactions.

Parent and Merger Sub

Certain of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to a “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means with respect to Parent, Intermediate Co or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to Life Time that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Authority to enter into and perform the merger agreement and enforceability of the merger agreement;

•	The absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

•	The absence of litigation;

•	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

•	Ownership of Merger Sub and the capital structure of Merger Sub;

•	Parent and its affiliates’ absence of ownership interest in Life Time;

•	Matters with respect to Parent’s financing and sufficiency of funds;

•	Solvency of Parent and the surviving company following the consummation of the merger and the transactions contemplated by the merger agreement;

•	Enforceability of the guarantee provided by the guarantors;

•	The absence of certain other agreements relating to the merger; and

•	The absence of agreements between Parent and members of the Board or management.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as may be (i) required by law; (ii) agreed in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned); (iii) expressly permitted, contemplated or required pursuant to the merger agreement; or (iv) set forth in Life Time’s disclosure letter, between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, the merger agreement is terminated as described in “—Termination of the Merger Agreement” below, (a) Life Time will, and will cause its subsidiaries to, conduct its and their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and (b) Life Time will not, and will not permit any of its subsidiaries to, subject in each case to certain specified exceptions:

•	Declare, set aside or pay any dividend on or make any other distribution (whether in cash, shares or property) in respect of any shares of its capital stock, except dividends and distributions by a direct or indirect wholly owned subsidiary of Life Time to its parent company;

•	Split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	Repurchase, redeem or otherwise acquire any shares of its capital stock or any other voting securities thereof or any warrants, calls, options or other rights to acquire any such shares or securities;

•	Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than with respect to obligations of Life Time to take any such actions as in effect as of the date of the merger agreement);

•	Amend its articles of incorporation, by-laws or similar organizational documents of any subsidiary or adopt or implement any shareholder rights plan or similar arrangement;

•	Allow for the commencement of any new offering periods under the ESPP;

•	Make any change in accounting methods, principles or practices, other than as required by GAAP or applicable law;

•

Directly or indirectly acquire or agree to acquire in any transaction any equity interest in any person or business or division thereof or any properties or assets, in each case with an aggregate purchase price in excess of $10 million in any transaction or series of related transactions or $25 million in the aggregate, except (i) acquisitions in the ordinary course or as contemplated in Life Time’s capital expenditures plan, (ii) acquisitions pursuant to contracts in existence on the date of the merger agreement or (iii) acquisitions with respect to transactions between Life Time, on the one hand, and any wholly owned subsidiary of Life Time, on the other hand, or between wholly owned subsidiaries of Life Time;

•	Except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than liens permitted under the merger agreement), or otherwise dispose of any properties or assets (including owned real property) or any interests therein, in each case with an aggregate value or purchase price in excess of $10 million in any transaction or series of related transactions or $25 million in the aggregate, other than (i) in the ordinary course of business, (ii) pursuant to contracts in existence on the date of this Agreement or (iii) with respect to transactions between Life Time, on the one hand, and any wholly owned subsidiary of Life Time, on the other hand, or between wholly owned subsidiaries of Life Time;

•	Cancel, fail to renew, or assign any material real property lease, except in the ordinary course of business;

•	Incur, issue, modify, renew, syndicate or refinance any indebtedness, except as specifically permitted by the merger agreement;

•	Enter into, amend or extend any collective bargaining agreement or other labor union contract;

•	Enter into any new employee or independent contractor contracts which provide for annualized compensation payable by Life Time or any of its subsidiaries to any single individual employee or individual independent contractor in excess of $250,000 for annualized compensation other than in the ordinary course of business;

•	Accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any material severance (other than in the ordinary course of business) or any material retention, change-in-control bonus or similar payment to any such individual;

•	Adopt, materially amend or terminate any benefit plan or adopt or enter into any other material benefit arrangement, except as specifically contemplated by the merger agreement, other than in the ordinary course of business;

•	Terminate the employment of any officer other than for cause in the ordinary course of business;

•	Make any deposits or contributions of cash or other property to or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or agreement, other than in the ordinary course of business;

•	Assign, transfer, lease, cancel, fail to renew or fail to extend any material permit of Life Time;

•	Except as permitted by the terms of the merger agreement, settle, compromise or agree to settle any action or claim (including any action or claim relating to the merger agreement or the transactions contemplated thereby), or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration (i) that involve the payment of monetary damages (excluding monetary damages that are fully covered by Life Time’s insurance policies) in an amount not in excess of $2 million individually or $7.5 million in the aggregate by Life Time’s or any of its subsidiaries, (ii) that do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of Life Time and its subsidiaries, taken as whole, (iii) that do not relate to the transactions contemplated by the merger agreement, and (iv) that do not involve the issuance of any equity or voting interests;

•	Abandon, encumber, convey title (in whole or in part), transfer, exclusively license or grant any material right or other licenses to Life Time’s owned intellectual property other than in the ordinary course of business;

•	Make, change or revoke any material election with respect to taxes, change any material tax accounting method, file any amended material tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	Adopt or implement any shareholder rights plan or similar arrangement other than Life Time’s current rights agreement;

•	Make or authorize capital expenditures except as specifically permitted by the merger agreement;

•	Enter into a material joint venture or partnership or similar third party business enterprise;

•	Other than in the ordinary course of business, (i) materially modify, amend or waive any material right under or renew any material contract (other than as otherwise permitted by any of the foregoing covenants), (ii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict Life Time, or any of its subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iii) enter into any material contract that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by merger agreement; or

•	Agree to take any of the foregoing actions.

No Solicitation of Other Offers

Life Time will generally not be permitted to solicit or discuss alternative proposals with third parties, subject to certain exceptions. For purposes of the merger agreement:

•	“alternative proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Life Time which would result in any person or “Group” beneficially owning 20% or more of the outstanding equity interests of Life Time or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Life Time subsidiary or otherwise) of any business or assets of Life Time or Life Time’s subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Life Time and Life Time’s subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Life Time; (iv) transaction in which any person (or the shareholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of Life Time’s common stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Life Time; or (v) any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the merger agreement);

•

“superior proposal” means any bona fide written proposal or offer made by a third party or “Group” pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or “Group” would acquire, directly or indirectly, more than 50% of Life Time’s common stock or assets of Life Time and Life Time’s subsidiaries, taken as a whole; (i) on terms which the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Life Time’s common stock than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by Parent to the terms of the merger agreement) and (ii) that the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects (including certainty of closing) of such proposal;

•	“acceptable confidentiality agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to Life Time than the terms set forth in the previously entered into confidentiality agreement with Leonard Green and the related joinder agreement between Life Time, Leonard Green and TPG Global, LLC (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any alternative proposal, acquiring Life Time or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by Life Time with any of the no-shop provisions or the provisions described below in “—Adverse Recommendation Changes; Alternative Acquisition Agreements”; and

•	“intervening event” means any material event, change, effect, condition, occurrence or development relating to Life Time that (i) is unknown and not reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to Life Time’s Board as of the date of the merger agreement; and (ii) does not relate to any alternative proposal by a third party.

Except as otherwise provided in the merger agreement Life Time will, and will cause each of its subsidiaries and its and their officers and directors, managers or equivalent and will use its reasonable best efforts to cause any other representatives of it or its subsidiaries to:

•	Cease any existing solicitations, discussion, or negotiations with any persons that may be ongoing with respect to any inquiry, discussion, offer or requests that constitutes, or could reasonably be expected to lead to an alternative proposal, which we refer to as an inquiry;

•	Request the return or destruction of confidential information provided to certain persons and cease access of certain persons to any electronic data room maintained by Life Time; and

•	From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms not, and not to publicly announce any intention to, directly or indirectly, among other things:

•	Solicit, initiate or knowingly encourage or facilitate any inquiry or the making of an alternative proposal;

•	Furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Life Time and its subsidiaries to any person that would reasonably be expected to lead to, or in connection with, an inquiry or an alternative proposal;

•	Enter into, continue or maintain negotiations or discussions with any person with respect to an inquiry or an alternative proposal;

•	Cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably be expected to result in, an alternative proposal;

•	Approve, agree to, accept, endorse or recommend, or submit to a vote of its shareholders, any alternative proposal;

•	Grant any waiver, amendment or release under any confidentiality or standstill agreement (or terminate or fail to use reasonable best efforts to enforce such agreement) provided that Life Time shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the Board;

•	Effect any adverse recommendation change (as summarized below); or

•	Enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements).

Notwithstanding these restrictions, which we refer to as the no-shop restrictions, if at any time prior to the special meeting, Life Time receives an alternative proposal from a third party and such alternative proposal does not result from any willful breach by Life Time of the no-shop restrictions described above, then Life Time may, among other things and at any time prior to the special meeting, enter into and maintain discussions or negotiations with any person with respect to such alternative proposal, and pursuant to the prior execution of an acceptable confidentiality agreement, furnish any information and afford access to Life Time and its subsidiaries’ business, employees and properties, to any person in response to such alternative proposal, subject to the Board first determining in good faith (after consultation with Life Time’s financial advisors and legal counsel) that (i) the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and (ii) such proposal either constitutes, or would reasonably be expected to lead to, a superior proposal.

Life Time will, reasonably promptly, and in any event within 48 hours of receiving any alternative proposal or any inquiry, advise Parent of such alternative proposal or inquiry, the identity of the person or “group” making such proposal or inquiry, and its terms and conditions and as reasonably promptly as practicable deliver to Parent a copy of such alternative proposal or inquiry (or a written summary of the material terms of such alternative proposal, if oral). Life Time will provide Parent any non-public information concerning Life Time and/or any of its subsidiaries that is provided to any other person or “group” in connection with any such alterative proposal that has not previously been provided to Parent. In addition, Life Time will provide Parent, as reasonably promptly as practicable, a notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications (including material amendments or proposed material amendments to) such alternative proposal or inquiry.

Adverse Recommendation Changes; Alternative Acquisition Agreements

As described in the “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 47, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, which recommendation we refer to as the merger recommendation. The merger agreement provides that the Board may not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, its merger recommendation or take any action, or make any public statement, filing or release inconsistent with its merger recommendation including recommending against the merger recommendation or approving, endorsing or recommending any alternatively proposal (any of the foregoing we refer to as an adverse recommendation change) except as described below.

Prior to the special meeting, and notwithstanding the restrictions described above in “—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to Life Time’s compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change, and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event or in the case of a superior proposal, and (ii) terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from a willful breach of the no-shop restrictions, if, in each case, the Board determines in good faith (after consultation with its financial advisors and legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and it has complied with the procedure and its obligations as summarized in the following paragraph.

Prior to taking any of the actions described in (i) or (ii) of the foregoing paragraph, Life Time is required, at least three business days prior to taking such action, which we refer to as the notice period, to provide Parent with written notice that, in the case of (i) in the paragraph above, the Board intends to make an adverse recommendation change and advises Parent of the circumstances giving rise to such change, or in the case of (i) with respect to a superior proposal or (ii) in the paragraph above, the Board has received a superior proposal (and such notice shall include copies of the superior proposal and all other material documents relating to such proposal, or where no such copy is available, a description of the material terms and conditions of such superior proposal). During the notice period, Life Time will, if requested by Parent, negotiate in good faith to make such adjustments to the merger agreement and other transaction documents so that, in the case of a superior proposal, such superior proposal ceases to constitute a superior proposal (in the judgment of the Board) or, in cases not involving a superior proposal, the failure to make an adverse recommendation change (in the judgment of the Board after consultation with its financial advisors and legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law (and in determining whether to make an adverse recommendation change or terminate the merger agreement, Life Time must take into account any such proposed changes to the terms of the merger agreement). If during the notice period, any revisions are made to the superior proposal, Life Time is required to deliver a new written notice to Parent and comply with the obligations described above, except that such notice period with respect to the changes will be a two business day notice period instead of three business days.

Notwithstanding the no-shop and other restrictions described above, the merger agreement does not prohibit Life Time or the Board from (i) complying with its obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an alternative proposal or (ii) making any disclosure to its shareholders if the Board (after consultation with legal counsel) concludes that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that in no event may the Board effect an adverse recommendation change except as summarized above. In addition, the merger agreement provides that any public disclosure relating to any determination or other action by the Board or Life Time with respect to any alternative proposal (other than a “stop, look and listen” statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an adverse recommendation change unless the Board publicly reaffirms its merger recommendation in such disclosure.

Financing Efforts

Equity Financing

Parent and Merger Sub have agreed to take all actions, and do all things, necessary, proper or advisable to obtain the equity financing described in the equity commitment letters, including (i) maintaining in effect the equity commitment letters; (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub set forth therein; (iii) complying with all covenants and agreements of Parent or Merger Sub set forth therein; (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub set forth therein that are within their control (other than the consummation of the debt financing described in the debt commitment letter); (v) consummating the equity financing contemplated thereby (subject to the conditions set forth therein) at or prior to the closing of the merger; and (vi) fully enforcing the obligations of the investors thereunder and their respective investment affiliates (and the rights of Parent and Merger Sub) under the equity commitment letters.

Neither Parent nor Merger Sub may amend, alter, or waive any term of the equity commitment letters without the prior written consent of Life Time, and each of Parent and Merger Sub have agreed to notify Life Time promptly, and in any event within one business day, if at any time prior to the closing date (i) any equity commitment letter expires or is terminated for any reason or (ii) any investor thereunder refuses to provide the full equity financing on the terms set forth in its equity commitment letter.

Debt Financing

Parent and Merger Sub agreed to use their reasonable best efforts to consummate the debt financing no later than the closing date of the merger, including using reasonable best efforts to (i) maintain in effect the debt commitment letter; (ii) negotiate and enter into debt financing documents consistent with the terms and conditions contained in the debt commitment letter or such other terms that would not be prohibited by the merger agreement; (iii) comply with all covenants and agreements set forth in the debt commitment letter to the extent a breach would result in a failure of a condition precedent to the debt financing or otherwise make the debt financing less likely to occur; (iv) satisfy on a timely basis all conditions applicable to each of them as set forth in the debt commitment letter that are within their control; and (v) consummate the debt financing upon the satisfaction of the conditions set forth in the debt commitment letter. Further, in the event that all conditions in the debt commitment letter (other than the availability of funding under the equity commitment letters) have been satisfied, or upon funding will be satisfied, Parent and Merger Sub have agreed to use their reasonable best efforts to cause the debt financing sources to fund on the closing date of the merger, the debt financing required to consummate the merger and otherwise enforce their rights under the debt commitment letter.

Life Time has also agreed to use its reasonable best efforts to provide such cooperation that is reasonably necessary and customary to assist Parent in connection with the debt financing as may be reasonably requested by Parent, including: (i) participation in, and assistance with, as applicable, the marketing efforts related to the debt financing; (ii) delivery to Parent, Merger Sub and their debt financing sources of certain financial information and deliverables as promptly as reasonably practicable following Parent’s request; (iii) assistance to Parent in the negotiation of the debt financing documents and sale-leaseback documents, and (subject to the provisions below) execution and delivery of sale-leaseback documents; (iv) taking such actions as are reasonably requested by Parent or Merger Sub to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the debt financing that are within Life Time’s control; (v) causing its independent auditors to cooperate with the debt financing, including by using reasonable best efforts to provide the certain auditor assistance; (vi) providing Parent, Merger Sub and the debt financing sources, or their respective representatives access to any real property at agreed upon times and following reasonable advance notice to Life Time in order to take all actions reasonably necessary or advisable in connection with the receipt of commitments with respect to sale-leaseback transactions and the completion of sale-leaseback documents; (vii) providing the required bank information; (viii) identifying any material non-public information contained in the marketing material and comply with Regulation FD to the extent applicable to such material non-public information; and (ix) delivering such due diligence materials as is reasonably available to it and as is reasonably requested by Parent and customarily delivered in connection with the marketing materials.

Employee Benefits

For one year following the effective time of the merger, Parent has agreed to provide, or cause the surviving company to provide, the continuing employees with (i) at least the same base salary and the same annual bonus opportunity as provided to such individuals by Life Time immediately prior to the effective time of the merger and (ii) other employee benefits that, with respect to each continuing employee, are substantially comparable in the aggregate to the benefits provided to such individual under Life Time’s benefit plans immediately prior to the closing date of the merger, provided that nothing requires Parent to provide such benefits in the form of equity or equity-based compensation.

Parent has also agreed to provide each continuing employee who incurs a termination of employment during the one-year period following the closing of the merger with severance benefits that are no less favorable than the severance benefits the continuing employee would have received upon such termination under Life Time’s severance policies and practices in effect immediately prior to the closing date of the merger.

Parent has further agreed that continuing employees will receive full credit for their service with Life Time for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans) under the employee benefit plans of Parent and the surviving company to the same extent recognized by Life Time immediately prior to the effective time of the merger and without duplication of benefits.

In addition, Parent has agreed to (i) waive any preexisting condition limitations applicable to continuing employees and their eligible dependents under any Parent health benefit plans in which continuing employees may be eligible to participate following the closing of the merger; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the continuing employees and their eligible dependents under the health plans in which they participated immediately prior to the closing date for purposes of satisfying any such amounts under any health plans of Parent or the surviving company in which they are eligible to participate following the closing; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee and his or her eligible dependents on or after the closing date of the merger, subject to certain limitations.

Certain Indebtedness Matters

Life Time has agreed to (i) use its reasonable best efforts to deliver to Parent, no later than the third business day prior to the closing date of the merger, customary pay-off letters relating to the repayment on the closing date of certain specified debt obligations of Life Time and its subsidiaries and the release of related liens and (ii) deliver to Parent no later than the third business day prior to the closing date any documentation and other information about Life Time and its subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Parent at least five business days prior to the closing date.

Life Time has agreed to use reasonable best efforts to obtain, or to cause its applicable subsidiary to obtain, consent to the merger under that certain Loan Agreement, dated as of January 28, 2014, by and between LTF Real Estate CMBS II, LLC and Wells Fargo Bank, National Association.

At Parent’s request, Life Time will use reasonable best efforts to obtain, or to cause its applicable subsidiary to use reasonable best efforts to obtain, consent to the merger under that certain Reimbursement Agreement, dated as of June 1, 2008, by and among General Electric Capital Corporation, GE Governmental Finance, Inc. and LTF Real Estate VRDN I, LLC and the other documents related thereto.

At Parent’s request (so long as such request is made at least 15 business days prior to the closing date), Life Time or its applicable subsidiary will, in accordance with that Certain Indenture of Trust, dated as of June 1, 2008, by and between LTF Real Estate VRDN I, LLC and Manufacturers and Traders Trust Company, as trustee, send a notice of redemption to the trustee (conditioned upon the consummation of the closing).

Efforts to Close the Merger

Parent and Merger Sub agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective as reasonably promptly as practicable the transactions contemplated by the merger agreement.

Parent and Life Time have agreed to use reasonable best efforts to take any and all steps not prohibited by law to (i) avoid any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, including defending claims asserted by the Federal Trade Commission or the United States Department of Justice or any other applicable governmental entity or any private party in respect of regulatory laws, and (ii) avoid or eliminate impediments under any regulatory law so as to enable the closing to occur as soon as possible, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, Life Time and their respective subsidiaries or (B) otherwise taking or committing to take actions that after the closing would limit Parent’s and/or its subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, Life Time and/or their respective subsidiaries, provided that any action contemplated by clauses (A) and (B) is conditioned upon the consummation of the transactions contemplated by this Agreement.

Indemnification and Insurance

From and after the effective time of the merger, Parent will cause all rights to indemnification, advancement of expenses and exculpation in favor of any current or former directors, officers or employees of Life Time or any of its subsidiaries in effect on the date of the merger agreement to continue in accordance with their terms. From and after the effective time of the merger, Parent will cause the surviving company to indemnify each current director, officer or employee of Life Time or any of its subsidiaries against all acts or omissions arising out of or pertaining to their service as a director, officer or employee of Life Time or any of its subsidiaries at or prior to the effective time of the merger to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the surviving company to advance expenses incurred in the defense of any such claim, subject to the surviving company’s receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Life Time or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by Life Time with respect to claims arising from facts or events that occurred on or before the effective time of the merger, except that the surviving company will not be required to pay in excess of 300% of the aggregate annual premium most recently paid by Life Time prior to the date of the merger agreement. If the surviving corporation is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum premium. In lieu of such insurance, prior to the closing of the merger, Life Time may, at its option (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the coverage currently maintained by Life Time with respect to claims arising from facts or events that occurred on or before the effective time of the merger, provided that the cost of such tail may not exceed the maximum premium described in the preceding sentence.

Special Meeting

Life Time has agreed to duly call, give notice, convene and hold a meeting of shareholders as reasonably promptly as practicable after the date of the merger agreement following the clearance of this proxy statement by the SEC for the purpose of (i) seeking the approval and adoption of the merger agreement and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Life Time’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Life Time’s named executive officers in connection with the completion of the merger.

Transaction Litigation

The merger agreement requires Life Time to give Parent the opportunity to reasonably participate in the defense or settlement of any shareholder litigation against it and/or its directors relating to the merger and the other transactions contemplated by the merger agreement. Neither Life Time nor any of its representatives may compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by law) waiver by Life Time and Parent of the following conditions:

•	The approval of the proposal to approve and adopt the merger agreement by a majority of the voting power of all shares of Life Time’s common stock entitled to vote at the special meeting, which we refer to as the shareholder approval, having been obtained;

•	Any waiting periods (including any extensions thereof) applicable to the consummation of the merger under the HSR Act having expired or early termination having been granted (Life Time and Parent and its affiliates filed their respective HSR Act notifications on March 27, 2015 and have received early termination of the required waiting period under the HSR Act); and

•	The consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Parent of the following conditions:

•	The representations and warranties of Life Time:

•	Regarding the absence from January 1, 2015 of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect, being true and correct in all respects at and as of the closing date of the merger as if made at and as of such time;

•	Regarding Life Time’s capitalization, corporate authority and votes required in connection with the merger agreement, the inapplicability of any anti-takeover statute, and the absence of any undisclosed brokers’ fees being true and correct in all material respects at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

•	Other than the representations and warranties in respect of the matters described in the two bullets above, without giving effect to any limitation as to “materiality,” Company material adverse effect or similar materiality qualifiers set forth in the merger agreement, at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), being true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth in the merger agreement), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company material adverse effect;

•	Life Time having performed in all material respects all its obligations required to be performed by it under the merger agreement at or before the closing date of the merger;

•	Parent’s receipt of a certificate of Life Time signed by an executive officer certifying the matters in the foregoing five bullets; and

•	Since the date of the merger agreement, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect.

The obligations of Life Time to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Life Time of the following conditions:

•	The representations of Parent and Merger Sub:

•	Regarding Parent’s and Merger Sub’s organization, standing, and power, corporate authority, and the absence of any undisclosed brokers’ fees, being true and correct in all material respects at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Other than the representations and warranties in respect of the matters described in the bullet above, without giving effect to any limitation as to “materiality,” “Parent material adverse effect” or similar materiality qualifiers set forth in the merger agreement) at and as of the closing date of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Parent material adverse effect” or similar materiality qualifiers set forth in the merger agreement), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent material adverse effect;

•	Parent and Merger Sub having performed in all material respects all their obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

•	Life Time’s receipt of a certificate signed by an executive officer of Parent certifying the matters in the foregoing three bullets.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of Life Time, in the following ways:

•	By mutual written consent of Parent and Life Time;

•	By either Parent or Life Time:

•	If the merger has not been consummated on or before October 6, 2015, which date we refer to as the termination date (which termination date may be extended by Parent by up to five business days if the marketing period has not expired by such date);

•	If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable; or

•	If Life Time’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposal is taken; or

•	By Life Time:

•	If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Life Time’s delivery of written notice of such breach or failure to perform; we refer to Life Time’s right to terminate under this bullet as the Life Time satisfaction termination right;

•

Prior to receiving the shareholder approval, if (i) the Board has, after complying with its obligations under the merger agreement relating to the solicitation of competing proposals, authorized Life Time to enter into a definitive written agreement with respect to such superior proposal, (ii) Life Time enters into such an alternative acquisition agreement, and (iii) Life Time pays to Parent the termination fee of $97 million under the merger agreement; we refer to Life Time’s right to terminate under this bullet as the Life Time alternative acquisition termination right; or

•	If (i) the marketing period has ended and all of the conditions to Parent’s and Merger Sub’s obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which are then capable of being satisfied at the closing) or, to the extent permitted by law, waived; (ii) Life Time has notified Parent in writing that it is ready and willing to consummate the merger and (iii) Parent and Merger Sub have failed to consummate the merger within three business days following Life Time’s delivery of such notice; or

•	By Parent:

•	If Life Time has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement are not satisfied and such breach or failure to perform is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach or failure to perform; or

•	If at any time before receiving the shareholder approval, the Board makes an adverse recommendation change.

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, certain related documents, including the guarantee under certain circumstances, and the reimbursement obligations of Parent in relation to the financing, and the provisions of the merger agreement relating to certain confidentiality obligations, certain indemnification and reimbursement obligations, the effect of termination of the merger agreement, termination fees, expenses, and certain general provisions will survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $97 million from Life Time under the following circumstances:

•	If the merger agreement is terminated by Life Time in order for it to enter into a definitive written agreement with respect to a superior proposal following Life Time’s compliance with certain obligations or by Parent in connection with an adverse recommendation change by the Board prior to having obtained shareholder approval of the merger; or

•	If the merger agreement is terminated (i) by Parent because Life Time has breached its representations, warranties, covenants or other agreements in the merger agreement in certain circumstances and has failed to cure such breach within a certain period, or (ii) by either Parent or Life Time in connection with passing the termination date or not having obtained shareholder approval of the merger, in each case, in circumstances where Life Time had previously received an alternative proposal from a third party (after the date of the merger agreement) that was not publicly withdrawn at least five business days prior to the special meeting and within 12 months of such termination, Life Time enters into a definitive agreement to consummate such alternative proposal and such alternative proposal is consummated.

Life Time would be entitled to receive a reverse termination fee equal to $167 million from Parent if the merger agreement is terminated by Life Time (i) because Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the merger agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because, at the end of the marketing period, Parent has failed to consummate the merger pursuant to the merger agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from Life Time to Parent.

Expense Reimbursement

If the merger agreement is terminated because Life Time’s shareholders fail to approve the proposal to approve and adopt the merger agreement at the special meeting of shareholders, Life Time would be required to reimburse Parent up to $7 million in respect of certain costs and expenses reasonably incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated thereby. The amount of any termination fee by Life Time to Parent would be reduced by any such expense reimbursement amount paid.

Specific Performance

Parent, Merger Sub and Life Time are entitled to an injunction or injunctions to prevent breaches of threatened breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Life Time is entitled to obtain specific performance or other equitable relief to cause the full proceeds of the equity financing contemplated by the equity commitment letters to be drawn down on the terms and subject to the conditions set forth in the equity commitment letters and the merger agreement and/or to cause Parent and/or Merger Sub to consummate the transactions contemplated by the merger agreement if and only in the event (i) all conditions to Parent and Merger Sub’s obligation to consummate the merger (other than conditions to be satisfied at the closing, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing was contemplated to occur under the merger agreement; (ii) the debt financing provided for by the debt commitment letter (or by alternative financing, if applicable) has been funded or the financing sources have confirmed in writing that the debt financing will be funded at the closing if the equity financing is funded at the closing; and (iii) Life Time has irrevocably confirmed that if specific performance is granted and the equity financing and the debt financing are funded, then it would take such actions required of it by this agreement to cause the closing to occur.

Limitations of Liability

The maximum aggregate liability of Parent and Merger Sub under the merger agreement is limited to the amount of the reverse termination fee plus specified reimbursement and indemnification obligations of Parent and Merger Sub under the merger agreement. The reverse termination fee plus specified reimbursement and indemnification obligations of Parent, Merger Sub, and the guarantors, in any case, when payable, are the sole and exclusive remedy of Life Time and its affiliates against Parent, Merger Sub, the guarantors, the equity investors and the debt financing parties or any of their respective affiliates in respect of losses or damages under the merger agreement and/or Parent and Merger Sub’s failure to effect the closing or otherwise breach or fail to perform thereunder. Except for Parent’s right to specific performance as described above, the termination fee and the expense reimbursement described above, when payable, are the sole and exclusive remedy of Parent and its affiliates against Life Time or its affiliates in respect of losses or damages under the merger agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement as described in the immediately preceding section.

Fees and Expenses

Except for the provisions described above in the section “—Expense Reimbursement” plus specified reimbursement and indemnification obligations of Parent and Merger Sub, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Amendment

Generally, the merger agreement may be amended in writing at any time before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of Life Time. However, no amendment that requires further approval by Life Time’s shareholders pursuant to law or the rules of any stock exchange may be made without further shareholder approval nor any change not permitted by law. Moreover, certain provisions related to remedies may not be amended without the prior written consent of the debt financing sources.

Governing Law

The merger agreement is governed by Minnesota law.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” acting upon the recommendation of the Special Committee and after considering various factors described in such section, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and advisable and in the best interests of Life Time and its shareholders. The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Under Minnesota law, approval of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of Life Time common stock entitled to vote at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve and adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

The Board believes that it is in the best interests of Life Time and its shareholders to be able to adjourn the special meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the proposal to approve and adopt the merger agreement if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Non-Binding Advisory Proposal

In accordance with Section 14A of the Exchange Act, Life Time is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of Life Time in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Golden Parachute Compensation” beginning on page 76.

For purposes of this proxy statement, our named executive officers consist of (i) Bahram Akradi, our Chairman of the Board, President and Chief Executive Officer; (ii) Eric J. Buss, our Executive Vice President and Chief Financial Officer; (iii) Jeffrey G. Zwiefel, our Executive Vice President and Chief Operating Officer; (iv) Tami A. Kozikowski, our Executive Vice President, LifeSpa and Chief Administrative Officer; (v) Jess R. Elmquist, our Executive Vice President, Human Resources and Life Time University; and (vi) Michael R. Robinson, our former Executive Vice President and Chief Financial Officer.

The Board encourages you to carefully review the named executive officer merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Life Time is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to Life Time’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under “The Merger—Interests of the Directors and Executive Officers of Life Time in the Merger—Golden Parachute Compensation,” in Life Time’s proxy statement for the special meeting.”

Shareholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Life Time, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

Life Time’s common stock is listed on the NYSE under the symbol “LTM” As of April 27, 2015, there were 39,043,889 shares of our common stock outstanding, held by 462 shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Life Time’s common stock for the periods shown as reported by the NYSE:

	Common Stock Prices
	High	Low
FY 2015—Quarter Ended
June 30 (through April 27, 2015)	$71.65	$70.92
March 31	$71.64	$53.23
FY 2014—Quarter Ended
December 31	$57.60	$46.70
September 30	51.47	38.01
June 30	56.78	44.64
March 31	49.88	40.15
FY 2013—Quarter Ended
December 31	$52.50	$43.88
September 30	56.94	47.92
June 30	52.17	40.85
March 31	52.43	39.10
FY 2012—Quarter Ended
December 31	$50.84	$42.09
September 30	50.00	41.79
June 30	51.03	40.40
March 31	52.68	44.18

Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent.

The closing price of our common stock on the NYSE on March 13, 2015, the last trading day prior to the public announcement of the merger agreement, was $67.20 per share. On April 27, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $71.56 per share. You are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of April 27, 2015 (except as otherwise noted below), by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such shareholders and Schedules 13D and 13G and Form 13F-HR, as applicable, filed with the SEC, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. The address of each director and officer is the same as the address for our executive offices.

We have calculated beneficial ownership in accordance with the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of April 27, 2015 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The percentages of beneficial ownership set forth below are based on 39,043,889 shares of Life Time common stock issued and outstanding as of April 27, 2015. Unless otherwise indicated below in the footnotes to the table, the address of each officer and director is c/o Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317.

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Principal Shareholders:
BlackRock, Inc. (1)	3,080,470	7.9%
55 East 52nd Street
New York, NY 10022
Wasatch Advisors, Inc. (2)	2,185,564	5.6%
150 Social Hall Avenue
Salt Lake City, UT 84111
The Vanguard Group (3)	2,186,052	5.6%
100 Vanguard Blvd.
Malvern, PA 19355
Kornitzer Capital Management, Inc. (4)	1,995,471	5.1%
5420 West 61st Place
Shawnee Mission, KS 66205

Non-Employee Directors:
Giles H. Bateman	24,789	*
Jack W. Eugster	33,280	*
Guy C. Jackson	26,538	*
John K. Lloyd	20,980	*
Martha A. Morfitt	20,733	*
John B. Richards	11,020	*
Joseph S. Vassalluzzo	81,224	*

Named Executive Officers:
Bahram Akradi (5)	2,499,928	6.4%
Eric J. Buss	143,955	*
Jeffrey G. Zwiefel	128,956	*
Tami A. Kozikowski	57,970	*
Jess R. Elmquist	26,075	*
Michael R. Robinson	0	*
All current directors and executive officers as a group (13 persons) (6)	3,090,119	7.9%

(1)	Based on information contained in a Schedule 13G filed with the SEC on January 23, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014. BlackRock Inc. had sole voting power for 2,995,542 shares, shared voting power for 0 shares, sole dispositive power for 3,080,470 shares and shared dispositive power for 0 shares.
(2)	Based on information contained in a Schedule 13G filed with the SEC on February 17, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014. Wasatch Advisors, Inc. had sole voting power for 2,185,564 shares, shared voting power for 0 shares, sole dispositive power for 2,185,564 shares and shared dispositive power for 0 shares.
(3)	Based on information contained in a Schedule 13G filed with the SEC on February 10, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014. The Vanguard Group had sole voting power for 54,946 shares, shared voting power for 0 shares, sole dispositive power for 2,134,006 shares and shared dispositive power for 52,046 shares. The shares reported by The Vanguard Group include: (i) 52,046 shares beneficially owned by its wholly owned subsidiary Vanguard Fiduciary Trust Company, or VFTC, as a result of VFTC serving as investment manager of collective trust accounts; and (ii) 2,900 shares beneficially owned by its wholly owned subsidiary Vanguard Investments Australia, Ltd., or VIA, as a result of VIA serving as investment manager of Australia investment offerings.
(4)	Based on information contained in a Schedule 13G filed with the SEC on January 22, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014. Kornitzer Capital Management, Inc. had sole voting power for 1,995,471 shares, shared voting power for 0 shares, sole dispositive power for 1,909,086 shares and shared dispositive power for 86,385 shares.
(5)	Includes the 60,000 shares held in a trust for the benefit of Mr. Akradi’s children. One of Mr. Akradi’s children is a co-trustee of the trust. Mr. Akradi disclaims beneficial ownership of these shares.
(6)	Includes 14,671 shares beneficially owned by Mr. Lindseth.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Life Time. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

Life Time will hold an annual meeting of shareholders in 2015 only if the merger has not already been completed. If the merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2015 Annual Meeting of Shareholders (if one is held), the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must have been received at our corporate offices at the mailing address below not later than November 10, 2014 if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before Life Time begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting.

Shareholder proposals that are intended to be presented at our 2015 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be delivered to our Corporate Secretary at our corporate offices at the mailing address below no later than the close of business on the 90th day prior to the date of the preceding year’s annual meeting, or no later than the close of business on January 24, 2015, based on the date of our 2014 Annual Meeting of Shareholders. If the date of the 2015 Annual Meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any shareholder who gives notice of any such proposal will deliver therewith (i) as to each person whom the shareholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such shareholder, as they appear on Life Time’s books, and of such beneficial owner, (b) the class and number of shares of Life Time which are owned beneficially and of record by such shareholder and such beneficial owner, and (c) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of Life Time’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of Life Time’s voting shares to elect such nominee or nominees.

Such proposals or nominations should be addressed to:

Life Time Fitness, Inc.

Attention: Corporate Secretary

2902 Corporate Place

Chanhassen, Minnesota 55317

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Life Time filings with the SEC are incorporated by reference:

•	Life Time’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015 and as amended on April 30, 2015;

•	Life Time’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 28, 2015; and

•	Life Time’s Current Reports on Form 8-K filed with the SEC on March 16, 2015 and April 14, 2015.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Life Time through the Investor Relations section of our website, www.lifetimefitness.com, and the “SEC Filings” section therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Life Time Fitness, Inc.

Attn: Investor Relations

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

If you would like to request documents from us, please do so by May 28, 2015, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.lifetimefitness.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

Call collect: (212) 929-5500

Call toll-free: (800) 322-2885

MISCELLANEOUS

Life Time has supplied all information relating to Life Time, and Parent has supplied, and Life Time has not independently verified, all of the information relating to Parent, Merger Sub and the equity investors and debt financing sources contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your Life Time stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 30, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

MAP AND DIRECTIONS

Special Meeting of Shareholders

June 4, 2015 — 9:00 a.m. Central Time

2902 Corporate Place, Chanhassen, MN 55317

Directions from Minneapolis/St. Paul International Airport

(approximately 30-40 minutes):

•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Directions from downtown Minneapolis

(approximately 30-40 minutes):

•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of March 15, 2015

among

LIFE TIME FITNESS, INC.

LTF HOLDINGS, INC.

and

LTF MERGER SUB, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 15, 2015, among Life Time Fitness, Inc., a Minnesota corporation (the “Company”), LTF Holdings, Inc., a Delaware corporation (“Parent”), and LTF Merger Sub, Inc., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each share of Company Common Stock issued and outstanding shall be converted into the right to receive $72.10 in cash;

WHEREAS, the Company Board, the Parent Board and the Merger Sub Board have approved this Agreement, determined that the terms of this Agreement, including the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”), are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders, and declared the advisability of this Agreement;

WHEREAS, the Company Board and the Merger Sub Board have recommended adoption and approval of this Agreement by their respective shareholders;

WHEREAS, Intermediate Co, as sole shareholder of Merger Sub, has adopted and approved this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, Bahram Akradi, in his capacity as a shareholder of the Company, and Parent have entered into an agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Shareholder Agreement”), pursuant to which such shareholder has, among other things, agreed to vote all of the shares of voting capital stock of the Company that such shareholder owns in favor of the Company Recommendation;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, Bahram Akradi (the “Rollover Investor”, and, together with any additional Persons that become a party to the Rollover Agreement in accordance with its terms, the “Rollover Investors”) has entered into into a contribution agreement (the “Rollover Agreement”), pursuant to which each of the Rollover Investors will contribute to Parent, subject to the terms and conditions therein, the amount of Company Common Stock set forth therein (the “Rollover Investment”); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Minnesota Business Corporation Act (the “MBCA”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 at 9:00 a.m., Central time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), then the Closing shall occur on the earlier to occur of (a) a Business Day during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms hereof (subject in each case in clause (a) and clause (b) above to the satisfaction or waiver (by the Party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Minnesota Secretary the articles of merger relating to the Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Minnesota Secretary, or at such later time as the Company and Parent shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA.

Section 1.05 Articles of Incorporation and By-Laws. The articles of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in their entirety as set forth on Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.02 per share, of the Company (the “Company Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(i) Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, all shares of Company Common Stock (including Company Restricted Shares, if any) contributed to Parent by the Rollover Investors (collectively, the “Rollover Shares”) prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

(c) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Rollover Shares, shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b)) and, except as provided in Section 2.03, any shares of Company Common Stock the holder of which (i) has not voted in favor of approval of the Merger and adoption of the Plan of Merger; (ii) has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA; and (iii) as of the Effective Time has not effectively withdrawn or lost such dissenter’s rights (the “Dissenting Shares”)) shall be converted into the right to receive $72.10 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment Fund; Deliverables.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Certificates, for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Restricted Shares or Company Stock Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(j) Payoff Letters; Customary KYC Material. The Company shall (i) use its reasonable best efforts to deliver to Parent, no later than the third Business Day prior to the Closing Date, customary pay-off letters relating to the repayment on the Closing Date of the Existing Company Debt and the release of related Liens and (ii) deliver to Parent no later than the third Business Day prior to the Closing Date any Customary KYC Material.

Section 2.03 Dissenter’s Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to appraisal rights under Section 302A.471 of the MBCA, and who has properly exercised and perfected such holder’s demand for appraisal rights under Section 302A.473 of the MBCA (the “Dissenter’s Rights”), shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 2.01, but instead the holders of such Dissenting Shares shall be entitled to the payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with such holder’s Dissenter’s Rights. In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except with respect to Dissenter’s Rights and as provided in this Section 2.03. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, or effectively withdrawn or lost such holder’s right to appraisal under the Dissenter’s Rights or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights, then the right of such holder to be paid the fair value of such holder’s

Dissenting Shares under the Dissenter’s Rights shall cease, such shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01.

(b) The Company shall provide written notice to Parent of any notices or demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to the Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, notices or instruments. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle any such demands, notices or instruments.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section.

Section 3.01 Organization, Standing and Power. Each of Parent, Intermediate Co and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent, Intermediate Co and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Intermediate Co, as its sole shareholder; (iii) declaring this Agreement advisable; and (iv) recommending that Intermediate Co, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Intermediate Co, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Intermediate Co, as sole shareholder of Merger Sub, has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent, Intermediate Co or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Articles of Merger as required by the MBCA). Each of Parent and

Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of Parent, Intermediate Co or Merger Sub under, any provision of (i) the governing or organizational documents of Parent, Intermediate Co or Merger Sub; (ii) any written or oral contract, lease, sublease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which Parent, Intermediate Co or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, to the Knowledge of Parent, any material judgment, order or decree (“Judgment”), statute, law (including common law), ordinance, rule or regulation (“Law”) or Permit, in each case, applicable to Parent, Intermediate Co or Merger Sub or their respective properties or assets, other than, in the case of clause (ii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and in the case of clause (iii) above as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) No governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent, Intermediate Co. or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (ii) the filing of the Articles of Merger with the Minnesota Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.04 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.05 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Intermediate Co or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Intermediate Co or Merger Sub that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent for which the Company could have any liability prior to the Effective Time.

Section 3.07 Merger Sub. LTF Intermediate Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Intermediate Co”), is the sole shareholder of Merger Sub. Since its date of incorporation, neither Intermediate Co nor Merger Sub has carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.08 Minnesota Business Corporation Act. Neither Parent nor Merger Sub, nor any affiliate or associate of either of the foregoing, is, nor at any time during the last four years has been, an “interested shareholder” of the Company as defined in Section 302A.011 of the MBCA. None of Parent, its Subsidiaries, affiliates or associates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 3.09 Financing.

(a) Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter and a Redacted Fee Letter (collectively, the “Debt Commitment Letter”) from the financial institutions named therein, pursuant to which such financial institutions have committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement and (ii) fully executed commitment letters (each such letter, an “Equity Commitment Letter”, and collectively, the “Equity Commitment Letters”) from funds Affiliated with Leonard Green & Partners, L.P. (“LGP”) and a fund Affiliated with TPG Capital, L.P. (“TPG”) (each of LGP and TPG, an “Investor”, and collectively, the “Investors”), pursuant to which the Investors have committed, upon the terms and subject only to the conditions set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and, as the context requires, any other debt commitment letter executed pursuant to Section 5.06(c) are hereinafter referred to together as the “Debt Commitment Letters”; and the Debt Commitment Letters and the Equity Commitment Letters are hereinafter referred to collectively as the “Commitment Letters”. The bank financing, bridge financing and notes offering contemplated by the Debt Commitment Letters are hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letters is hereinafter referred to as the “Equity Financing”. The financings contemplated pursuant to the Debt Commitment Letters and the Equity Commitment Letters, respectively, are hereinafter referred to collectively as the “Financing”.

(b) The Commitment Letters are in full force and effect and are legal, valid and binding obligations of the parties thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letters as provided therein) and enforceable in accordance with their respective terms against each of the parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. All commitment fees and other fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due, and Parent and Merger Sub have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letters on or prior to the date hereof. The Commitment Letters have not been amended, modified, withdrawn or terminated in any respect on or prior to the date hereof, and no such amendment, modification or termination is contemplated as of the date hereof other than as would not require a consent or waiver of this Agreement. As of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Sub or any of its Affiliates thereunder or otherwise result in any portion of the Financing contemplated thereby to be unavailable. The consummation of the Financing and the obligation of the parties under the Commitment Letters to make the full amount of the Financing available to Parent at the Closing are subject to no conditions precedent other than those expressly set forth in the copies of the Commitment Letters delivered to the Company. Except as set forth in Section 3.09(b) of the Parent Disclosure letter and except for an engagement letter with respect to a potential issuance of debt securities (a copy of which has been provided to the Company) and a Redacted Fee Letter, as of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing. As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or the Financing will not be consummated and available in full on or before the date of the Closing. The aggregate proceeds of the Financing, together with any cash or cash equivalents held by the Company will be sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby, assuming the satisfaction of the conditions in Section 7.01 and Section 7.03 and the accuracy of the representations and warranties set forth in Section 4.03(a).

(c) The equity investment by each Investor under its Equity Commitment Letter is not subject to any condition other than the conditions set forth in such Equity Commitment Letter.

Section 3.10 Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and the Company Subsidiaries delivered to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts to be paid on the Closing Date, including the aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement or the Commitment Letters, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 3.10, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 3.11 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed guarantee of the Investors in the form attached as Exhibit C to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the respective Investors, enforceable against them in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under the Guarantee.

Section 3.12 Certain Arrangements. Except as set forth in Section 3.12 of the Parent Disclosure Letter, as of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, the Investors or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or any of the Company Subsidiaries or the transactions contemplated by this Agreement or (ii) pursuant to which any holder of shares of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 3.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2014 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (provided that nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 4.05(c) and the first sentence of Section 4.08), excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures in the Filed Company SEC Documents which are similarly cautionary, predictive or forward looking in nature, or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV (other than Section 4.05(c) and the first sentence of Section 4.08) to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section.

Section 4.01 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”).

Section 4.02 Company Subsidiaries.

(a) Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of each Company Subsidiary.

(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned, of record and beneficially, by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material pre-emptive right or material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity participation or similar interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity participation or similar interests in, any Person, in each case, other than securities in a publicly traded company held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business and consisting of less than five percent of the outstanding capital stock of such company.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 9,900,000 shares of undesignated capital stock (the “Undesignated Capital Stock”) and 100,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) and, together with the Company Common Stock and the Undesignated Capital Stock, the “Company Capital Stock”). At the close of business on March 11, 2015, (i) 39,042,539 shares of Company Common Stock were issued and outstanding (including 1,062,926 Company Restricted Shares assuming maximum performance targets are achieved); (ii) no shares of Undesignated Capital Stock were issued and outstanding; (iii) no shares of Series A Preferred Stock were issued and outstanding; (iv) 1,011,199 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans (of which 26,110 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options with a weighted average exercise price of $42.25 per share); (v) 1,213,090 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”); and (vi) rights were issued to each holder of Company Common Stock pursuant to the Rights Agreement. Section 4.03(a) of the Company Disclosure Letter sets forth a complete and accurate list, at the close of business on March 11, 2015, of (A) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant, and (B) all outstanding Company Restricted Shares, indicating with respect to such Company Restricted Shares the name and holder thereof, the number of shares of Company Common Stock held and the restrictions applicable to such Company Restricted Shares. The only outstanding Company Stock Awards are the Company Stock Options and Company Restricted Shares issued under the Company Stock Plans. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements evidencing Company Restricted Shares. Except as set forth in this Section 4.03(a), at the close of business on March 11, 2015, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Company Common Stock (including Company Restricted Shares) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options pursuant to the Company Stock Plans and applicable award agreements will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (iii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to or is bound by any voting agreement with respect to the voting, sale or transfer of any capital stock or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding Indebtedness of the Company or any Company Subsidiary other than as reflected in the Company Balance Sheet or incurred (i) under the Company’s existing revolving credit facility after the date of the Company Balance Sheet, (ii) in the Ordinary Course of Business after the date of the Company Balance Sheet, or (iii) between or among the Company and any Company Subsidiary.

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board or a duly appointed committee has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its shareholders, (iii) recommending that the Company’s shareholders adopt this Agreement and directing that this Agreement be submitted to the Company’s shareholders for adoption at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) and (iv) to the extent necessary, having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to (x) the Rights Agreement and (y) any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Articles of Merger as required by the MBCA). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, (iii) any Real Estate Lease for any Leased Real Property which is used as a fitness center (including any guaranties thereto) or (iv) subject to the filings and other matters referred to in Section 4.05(b), as of the date hereof, to the Knowledge of the Company, any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and in the case of clause (iv) above, as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws; (iii) the filing of the Articles of Merger with the Minnesota Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement.

Section 4.06 SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff in respect of the Company SEC Documents. Each of the consolidated financial statements of the Company (including all related notes or schedules) included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2014 (the “Company Balance Sheet”) (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since December 31, 2014, (iv) for liabilities and obligations that have been discharged or paid in full in the Ordinary Course of Business and (v) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company except as set forth in Section 4.06(c) of the Company Disclosure Letter, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Since January 1, 2013 through the date hereof, subject to any applicable grace periods, to the Knowledge of the

Company, the Company and each of its officers and directors have been and are in compliance with the applicable listing and corporate governance rules and regulations of the NYSE, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) To the Company’s Knowledge, since January 1, 2013 through the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting and (ii) any written allegation of fraud that involves management of the Company or any other employees of the Company and the Company Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures, except in each case as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2013 through the date of this Agreement, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(h) None of the Company Subsidiaries is, or has at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations there under. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. From January 1, 2015 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2015 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the Ordinary Course of Business in all material respects, and has not taken an action that would be prohibited by Section 5.01 (other than paragraphs (a)(iii), (b), (d) and (r) and paragraph (s) (as it relates to paragraphs (a)(iii), (b), (d) and (r)) if it were taken after the date of this Agreement and prior to the Effective Time.

Section 4.09 Taxes.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all federal and other Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all federal and other Taxes required to have been paid by it (whether or not shown on any Tax Return) other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP; (iii) no deficiency or adjustment for any Tax has been proposed, asserted or assessed by a Governmental Entity against the Company or any Company Subsidiary which in the case of a deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder or any other Person; (v) none of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file the appropriate Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(b) None of the Company or any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries). None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c) As of the date hereof, there are no material Liens for Taxes against any asset of the Company or any Company Subsidiary (other than Permitted Liens).

(d) None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) entered into before the Closing, (iii) installment sale or open transaction disposition made before the Closing, (iv) prepaid amount received before the Closing, or (v) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code.

(e) Within the past two years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) None of the Company or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(g) Except with respect to the representations and warranties set forth in Section 4.10, and 4.11, the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 4.10 Benefits Matters; ERISA Compliance.

(a) Section 4.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying all Company Benefit Plans. The Company has delivered to Parent true and complete copies of (i) all Company Benefit Plans; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan; (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any material Company Benefit Plan; and (v) all material determination letters or opinion letters in respect of any material Company Benefit Plan issued by the IRS. For purposes of this Agreement, “Company Benefit Plans” means, collectively, all material “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material pension, retirement, deferred compensation, equity or equity-based compensation, severance, retention, change in control, disability, death benefit, hospitalization, medical or other plans, arrangements, contracts or understandings providing, or designed to provide, material employee benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) Each Company Benefit Plan or “employee benefit pension plan” within the meaning of Section 3(2) of ERISA sponsored, maintained or contributed to, or required to be contributed to by the Company or any ERISA Affiliate which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code has received a favorable determination letter or opinion letter from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(c)(i) No Company Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code (a “Company Pension Plan”); (ii) no Company Pension Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(d) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment other than (i) for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law; (ii) benefits under insured plans maintained by the Company providing such benefits in the event an employee is disabled at the time of termination of the employee’s employment with the Company and the conversion privileges provided under such insured plans; or (iii) deferred compensation benefits accrued as liabilities on the books of the Company and disclosed on its financial statements.

(e) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other applicable Laws.

(f) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor; or (iii) accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor. No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(g) All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements set forth in the Company SEC Documents.

(h) Any Company Benefit Plan that has been adopted or maintained by the Company or any Company Subsidiary principally for the benefit of employees outside the United States (“Non-U.S. Plan”) has been maintained in all material respects with its terms and conditions and in all material respects with all applicable laws, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of, or distributions from such Non-U.S. Plans where the applicable Non-U.S. Plan was intended to have such tax status). With respect to each Non-U.S. Plan, all employer and employee contributions have been made or, if applicable, accrued in accordance with applicable accounting practices. Each Non-U.S. Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in all material respects in good standing with all applicable Governmental Entities.

Section 4.11 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or would prevent or materially impair or delay the consummation of the Merger, nor, to the Knowledge of the Company, is there any material Judgment outstanding against or material investigation by any Governmental Entity that is material to the Company and the Company Subsidiaries (taken as a whole).

Section 4.12 Compliance with Applicable Laws. Except as would not prevent or materially impair or delay the consummation of the Merger, since December 31, 2012 through the date hereof, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has been conducted in accordance with, not in violation of, and since December 31, 2012 through the date hereof, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice alleging any violation with respect to, any Laws applicable thereto or the ownership or operation of the Company’s and the Company Subsidiaries’ respective properties or assets (including employment, wage, hour and immigration Laws). As of the date hereof, to the Knowledge of the Company, the Company and each Company Subsidiary has all material Permits from Governmental Entities required to conduct their businesses as now being conducted. To the Knowledge of the Company, since December 31, 2012 through the date hereof, (a) the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto and (b) neither the Company nor any Company Subsidiary has voluntarily or involuntarily initiated, conducted or issued any material recall or material market withdrawal relating to an alleged lack of safety or regulatory compliance of any Company product except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.13 Environmental Matters. To the Knowledge of the Company, (a) the Company and the Company Subsidiaries are, and have been for the past two (2) years, in compliance with applicable federal, state, and local laws (including common law) governing pollution, the protection of human health or the environment (“Environmental Law”), which compliance includes possession of required permits and authorizations, (b) none of the Company or any Company Subsidiary has received any written notice or claim that remains outstanding from a Governmental Entity or any other Person that alleges that the Company or any Company Subsidiary is in violation of or is liable under applicable Environmental Law and (c) none of the Company or the Company Subsidiaries has caused a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., in excess of a reportable and actionable quantity, which release remains unresolved, except with respect to any of the foregoing under (a), (b) or (c) as would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts to which the Company or any Company Subsidiary is a party: (i) each Contract that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area; (ii) each Contract pursuant to which $5,000,000, individually, of Indebtedness (other than any Indebtedness described in clause (viii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each Contract that is an employment or consulting agreement with any executive officer or other employee of the Company or any Company Subsidiary or member of the Company Board earning an annual salary from the Company or any Company Subsidiary in excess of $250,000; (iv) partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business; (v) except for Contracts of a type contemplated by clause (iii), each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Company Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (vi) each Contract entered into since January 1, 2009 relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any business (whether by stock sale, asset sale or merger) (A) for aggregate consideration in excess of $10,000,000 or (B) that contain unpaid “earn-out” or similar purchase price obligations in excess of $2,500,000 in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory, properties and other assets in the Ordinary Course of Business; (vii) each Contract pursuant to which the Company or any Company Subsidiary licenses to or from a third party any material Intellectual Property Rights, except licenses for Off the Shelf Software, (viii) except for Contracts of a type contemplated by clause (vi), each Contract (or series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and the Company Subsidiaries or to the Company and the Company Subsidiaries, respectively, of $4,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty and (ix) each Contract that grants to any Person a most favored nation or similar right against the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries (taken as a whole); provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, and (3) any Real Estate Lease (any such Contract in clauses (1), (2) and (3), an “Excluded Contract”). Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity and (ii) each such Material Contract is in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the Ordinary Course of Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

Section 4.15 Properties.

(a) Section 4.15(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by the Company and each Company Subsidiary (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “Owned Real Property”). The Company and each Company Subsidiary has good, valid and insurable title to the Owned Real Property (which, in each case, shall exclude, for the avoidance of doubt, any intangible properties) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Owned Real Property is owned free and clear of all material Liens, except for Permitted Liens. To the Knowledge of the Company, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. To the Knowledge of the Company, the Company and the Company Subsidiaries are not a party to any Contract or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, their respective businesses that is material to the Company and the Company Subsidiaries, taken as a whole. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is not Owned Real Property which is leased, subleased, sub-subleased or licensed to, or otherwise occupied by, the Company and its Subsidiaries, as applicable (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), and sets forth a list of any and all material leases, subleases, sub-subleases, licenses, sub-licenses, concessions, ground leases, occupancy agreements, purchase options and other arrangements to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases (including all material modifications, amendments, supplements, waivers, side letters, extensions and guaranties thereto) have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of (A) the Company or the applicable Company Subsidiary which is a party thereto, as applicable, and (B) to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to: (x) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent and represents the entire agreement between the Company or the applicable Company Subsidiary and the applicable lessor; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries (and the Company and the applicable Company Subsidiaries have not granted a security interest therein), other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect; and none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (or has received any written notice alleging breach or default) under any Real Estate Lease and, to the Knowledge of the Company, as of the date hereof, no other party to any Real Estate Lease is (with or without notice or lapse of time, or both) in breach or default thereunder, other than, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the counterparty to any Real Estate Lease is not an Affiliate of, and otherwise does not have an economic interest in, the Company or the applicable Company Subsidiary.

(e) Except as set forth on Section 4.15(b) of the Company Disclosure Letter or has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or the applicable Company Subsidiary has not leased, subleased, licensed or sub-licensed or otherwise granted to any Person the right to use or occupy any material portion of the Real Property and, except for Permitted Liens, no Person other than the Company or the applicable Company Subsidiary has the right to use the Real Property and there are no shared facilities or services at the Real Property.

(f) As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to any of the Real Property that affect the use, operation or maintenance thereof as the same are now being used, operated or maintained, and neither the Company nor the applicable Company Subsidiary has received written notice of any intended public improvements which will or could result in any charges being assessed against any of the Real Property which would result in a material lien upon any of the Real Property.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). Each item of the Registered Intellectual Property Rights is valid, subsisting and enforceable except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the valid right to use all Intellectual Property Rights used in or held for use in the business of the Company or any Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the sole and exclusive owner of all Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except pursuant to a Contract set forth on Section 4.14(b)(vi) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, other than licenses of Off the Shelf Software, licensed any material Intellectual Property Rights from any third party nor has the Company or any Company Subsidiary granted any license or other right to a third party to any of the Owned Intellectual Property Rights, other than non-exclusive licenses granted in the Ordinary Course of Business.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not currently infringe, misappropriate or otherwise violate any Intellectual Property Rights of third parties, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that (A) the use of Intellectual Property Rights by the Company and the Company Subsidiaries or (B) the operation of the respective businesses of the Company and the Company Subsidiaries as presently conducted infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.16(c) of the

Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has, since December 31, 2012 (or earlier, if presently not resolved) through the date hereof, received any charge, complaint, claim, demand or notice, in each case, alleging the Company or any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The foregoing representations and warranties in this Section 4.16(c) are the sole representations and warranties herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, as of the date hereof, the Owned Intellectual Property Rights are not being infringed, misappropriated, diluted or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened against any Person by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary comply and have complied with all customer facing terms of use and privacy policies (in each case only to the extent legally binding on the Company or Company Subsidiary (as applicable)) regarding the privacy and security of Personal Data (collectively, “Data Handling”) collected, stored, processed or otherwise used by the Company and each Company Subsidiary. As of the date hereof, no litigation, suit, action or proceeding relating to any improper Data Handling is pending or, to the Knowledge of the Company, is threatened against the Company or any Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, there has been no material unauthorized processing or disclosures of access to data or any intrusions or breaches of security, relating to any Personal Data that, in each case, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Labor Matters. None of the Company or the Company Subsidiaries is party to any collective bargaining agreement with any of its employees (“Collective Bargaining Agreements”). As of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any of its Subsidiaries: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened in writing, and (b) to the Knowledge of the Company, no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 4.18 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 3.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) There is no other state anti-takeover statute or regulation (or similar statute or regulation), any takeover-related provision in the Company Charter or the Company By-laws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger, other than the Rights Agreement. The Company has taken all action necessary to render the rights issued pursuant to the Rights

Agreement inapplicable to the Merger and this Agreement and the transactions contemplated hereby. The Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA.

Section 4.19 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC and Wells Fargo Securities, LLC (the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent its good faith estimate, as of the date hereof, of the out-of-pocket fees and expenses the Company has incurred or will incur following the date hereof (to the extent unpaid as of the date hereof), in each case to any of Representative of the Company that is expected to be paid in excess of $500,000 in connection with this Agreement and the transactions contemplated hereby.

Section 4.20 Opinions of Financial Advisors. The Company has received the written opinions of the Company Financial Advisors, dated as of the date of this Agreement, that, as of such date and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Copies of such opinions will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 4.21 Insurance. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance policies with reputable insurance carriers against all risks sufficient to comply with applicable Law and all Material Contracts of the Company and the Company Subsidiaries. Except for matters which, individually or in the aggregate, have not, or would not be reasonably expected to have, a Company Material Adverse Effect, as of the date hereof, all such insurance policies are in full force and effect, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 4.22 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, since January 1, 2013, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the Ordinary Course of Business; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement or any Company Benefit Plan; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, and (C) forfeitures of Company Stock Awards;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time and (B) the issuance of Company Common Stock pursuant to the ESPP during the current offering period thereunder (the “Current Offering Period”); (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; (vi) any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Company Common Stock in which the value of the securities is linked directly or indirectly to the price or value of any Company Common Stock other than for new hires in the Ordinary Course of Business or (vii) any Company Voting Debt;

(c)(i) amend the Company Charter or the Company By-laws; or (ii) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(d) allow for the commencement of any new offering periods under the ESPP;

(e) make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law;

(f) directly or indirectly acquire or agree to acquire in any transaction any equity interest in any Person or business or division thereof or any properties or assets, in each case with an aggregate purchase price in excess of $10,000,000 in any transaction or series of related transactions or $25,000,000 in the aggregate, except (i) acquisitions in the Ordinary Course of Business or as contemplated in the Capital Expenditures Plan; (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement; or (iii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(i), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (including Owned Real Property) or any interests therein, in each case with an aggregate value or purchase price in excess of $10,000,000 in any transaction or series of related transactions or $25,000,000 in the aggregate, other than (i) in the Ordinary Course of Business; (ii) pursuant to Contracts in existence on the date of this Agreement; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h) except in the Ordinary Course of Business, cancel, fail to renew, or assign any material Real Property Lease;

(i)(i) incur, issue, modify, renew, syndicate or refinance any Indebtedness (other than any Indebtedness described in clause (viii) of the definition of Indebtedness), except for (A) Indebtedness in replacement of Indebtedness existing on the date hereof that would be repayable at the Closing without any premium or penalty; provided that the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement Indebtedness and the terms of such replacement Indebtedness shall be substantially identical to, or no less favorable to the Company as, the terms of Indebtedness being replaced at the time of such replacement (including with respect to prepayment provisions); (B) Indebtedness under the Company’s existing revolving credit facility provided that the amount outstanding thereunder at any time does not exceed the amount outstanding thereunder as of the date hereof by greater than $100,000,000 in the aggregate; or (C) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries or (ii) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Company Subsidiary) in an aggregate amount exceeding $1,000,000 in any transaction or any related transactions, or $5,000,000 in the aggregate.

(j)(i) enter into, amend or extend any Collective Bargaining Agreement or other labor agreement, (ii) enter into any new employee or independent contractor contracts, in any case that provides for annualized compensation payable by the Company or any of its Subsidiaries to any single individual employee in excess of $250,000 and, with respect to independent contractors, for annualized compensation to any single individual in excess of $250,000, in each case other than in the Ordinary Course of Business or in replacement of any individual whose employment or service terminates after the date hereof, (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any material severance (other than in the Ordinary Course of Business) or any material retention, change-in-control bonus or similar payment to any such individual, (iv) adopt, materially amend or terminate any Company Benefit Plan (including any employment, severance, consulting, or other individual agreement, policy or practice) or adopt or enter into any other material employee benefit plan or arrangement that would be considered a Company Benefit Plan if it were in existence on the date of this Agreement, in each case other than in the Ordinary Course of Business, (v) terminate the employment of any officer other than for cause in the Ordinary Course of Business, or (vi) make any deposits or contributions of cash or other property to or take any action to fund or in any other way secure the payment of compensation or benefits under the Company Benefit Plans or agreement subject to the Company Benefit Plans other than in the Ordinary Course of Business;

(k) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit;

(l) except as permitted by Section 6.06, settle, compromise or agree to settle any action or claim (including any action or claim relating to this Agreement or the transactions contemplated hereby), or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration (A) that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount not in excess of $2,000,000 individually or $7,500,000 in the aggregate by the Company or any Company Subsidiary, (B) that do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, (C) that do not relate to the transactions contemplated hereby and (D) that do not involve the issuance of any equity or voting interests;

(m) abandon, encumber, convey title (in whole or in part), transfer, exclusively license or grant any material right or other licenses to Owned Intellectual Property Rights other than in the Ordinary Course of Business;

(n) make, change or revoke any material election with respect to Taxes, change any material Tax accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(o) adopt or implement any shareholder rights plan or similar arrangement other than the Rights Agreement;

(p) make or authorize capital expenditures except (i) as budgeted in the Company’s current plan approved by its board of directors that was made available to Parent (the “Capital Expenditures Plan”), (ii) in the Ordinary Course of Business, (iii) otherwise in an amount not to exceed $25,000,000 in the aggregate or (iv) to the extent permitted under Section 5.01(f);

(q) enter into a material joint venture or partnership or similar third party business enterprise;

(r)(i) other than in the Ordinary Course of Business, materially modify, amend or waive any material right under or renew any Material Contract, (ii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any Company Subsidiary, from engaging or competing in any line of business or in any geographic area, or (iii) enter into any Material Contract that would be breached by, or require the consent of any other Person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement, solely in the case of clause (i) above, other than as permitted under another subsection of this Section 5.01; or

(s) agree to take any of the foregoing actions.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04 No Solicitation by the Company; Company Board Recommendation.

(a) Except as expressly permitted by Section 5.04(b) and Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent, and shall use its reasonable best efforts to cause any other employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of the Company or the Company Subsidiaries (such directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; (ii) request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one-year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal; (iii) immediately cease access to any Person (other than Parent and its Affiliates and the Company and its Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement; and (iv) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person that would reasonably be expected to lead to, or in connection with, an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the existence of the provisions set forth in this Section 5.04 or contacting any person making an Alternative Proposal (provided that such Alternative Proposal does not result from any willful breach of the restrictions in this Section 5.04(a)) to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its stockholders, approve, endorse or recommend any Alternative Proposal, (G) grant any waiver, amendment or release under any state anti-takeover statute or the Rights Agreement, (H) grant any waiver, amendment or release under any confidentiality or standstill agreement (or terminate or fail to use reasonable best efforts to enforce such agreement) (provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board), (I) effect any Adverse Recommendation Change, or (J) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements). Without limiting the foregoing, it is agreed that in the event any Representative of the Company or any Company Subsidiary takes any action, on behalf of the Company, which, if taken by the Company, would constitute a material breach of this Section 5.04(a), and the Company does not take reasonable action to seek to cure such breach within three Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 5.04(a).

(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal (provided that such Alternative Proposal does not result from any willful breach of the restrictions in Section 5.04(a)) by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Company Shareholders Meeting, the Company and its Representatives may, prior to (but not after) the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the

Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement and (ii) enter into and maintain discussions or negotiations with any Person with respect to an Alternative Proposal.

(c) Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or “Group” making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or “Group” in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall provide Parent as reasonably promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Alternative Proposal or Inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) solely in the case of an Intervening Event or with respect to a Superior Proposal, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal that does not result from a willful breach of the restrictions in Section 5.04(a) (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change as provided in clause (i) above or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal and all other material transaction agreements and other material documents relating to such Superior Proposal(or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal);

(ii) during the Notice Period, the Company has and has caused its financial advisors and outside legal counsel to negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters, and the Guarantee so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii) the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the three Business Day period above shall be deemed to be references to a two Business Day period.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall the Company Board effect an Adverse Recommendation Change except in accordance with Section 5.04(d). For the avoidance of doubt, any public disclosure (other than any “stop, look and listen” statement) by the Company or the Company Board relating to any determination or other action by the Company Board or the Company with respect to any Alternative Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company which would result in any Person or “Group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (ii) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (iv) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (v) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any bona fide written proposal or offer made by a third party or “Group” pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or “Group” would acquire, directly or indirectly, more than 50% of the Company Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects (including certainty of closing) of such proposal.

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.04.

(iv) “Intervening Event” means any material event, change, effect, condition, occurrence or development relating to the Company that (A) is unknown and not reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board as of the date hereof, and (B) does not relate to any Alternative Proposal by a third party.

Section 5.05 Equity Financing Commitments.

(a) Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub, if any, set forth in the Equity Commitment Letters, (iii) complying with all covenants and agreements of Parent or Merger Sub set forth in the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub set forth in the Equity Commitment Letters that are within their control (other than the consummation of the Debt Financing, it being understood that the obligations of Parent and Merger Sub with respect to the consummation of the Debt Financing are set forth in Section 5.06), (v) consummating the Equity Financing contemplated by the Equity Commitment Letters (subject to the conditions set forth therein) at or prior to the Closing and (vi) fully enforcing the obligations of the Investors and their respective investment affiliates (and the rights of Parent and Merger Sub) under the Equity Commitment Letters, including (at the request of the Company) by filing one or more lawsuits against the Investors to fully enforce the Investors’ obligations (and the rights of Parent and the Merger Sub) thereunder.

(b) Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letters without the prior written consent of the Company. Each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one Business Day, if at any time prior to the Closing Date (i) any Equity Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate any Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) any Investor refuses to provide the full Equity Financing on the terms set forth in its Equity Commitment Letter.

Section 5.06 Debt Financing Commitments.

(a) Parent and Merger Sub shall, and shall cause each of its Affiliates to, use reasonable best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters no later than the Closing Date, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters, if such amendment, modification or waiver would:

(i) reduce (or could have the effect of reducing) the aggregate committed amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing) unless the Equity Financing is increased by a corresponding amount;

(ii) expand on or impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (C) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; or

(iii) otherwise reasonably be expected to make it less likely that the Debt Financing would be funded or would otherwise prevent, delay or impair the transactions contemplated by this Agreement or otherwise adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein.

Notwithstanding the foregoing, Parent and Merger Sub may (but shall not be obligated to) amend the Debt Commitment Letters or Debt Financing Documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder that have not executed the Debt Commitment Letters as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement. The Company acknowledges that Parent and Merger Sub may enter into additional financing commitment letters with respect to the financing of the transactions contemplated by this Agreement, including commitments to enter into sale-leaseback financings with respect to Real Property (“Sale Leaseback Transactions”), provided that such commitment letters do not effect an amendment to the Debt Commitment Letters prohibited by clauses (i) - (iii) above. Nothing herein restricts Parent’s or Merger Sub’s ability to enter into any such commitment letters, or other documentation, with respect to Sale-Leaseback Transactions.

Without limiting the foregoing, each of Parent and Merger Sub shall, and shall cause its Affiliates to, use its reasonable best efforts to consummate the Debt Financing no later than the Closing Date, including using its reasonable best efforts to:

(1) maintain in effect each Debt Commitment Letter;

(2) negotiate and enter into Debt Financing Documents consistent with the terms and conditions contained in the Debt Commitment Letter or such other terms that would not be prohibited by clauses (i) – (iii) in the immediately preceding paragraph (it being agreed that documentation with respect to any bridge facility shall not be required if the notes offering contemplated by the Debt Commitment Letter is consummated on or prior to the Closing Date);

(3) comply with all covenants and agreements of Parent or Merger Sub set forth in the Debt Commitment Letter to the extent a breach thereof would result in a failure of a condition precedent to the Debt Financing or otherwise make the funding of the Debt Financing less likely to occur;

(4) satisfy on a timely basis all conditions applicable to Parent or Merger Sub set forth in the Debt Commitment Letter (including by consummating the financing contemplated by the Equity Commitment Letter) that are within its control; and

(5) consummate the Debt Financing upon satisfaction of the conditions set forth in the Debt Commitment Letter.

In the event that all conditions precedent in a Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letters) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause the lenders party to the Debt Commitment Letters to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter (including through litigation pursued in good faith). Parent shall promptly deliver to the Company a true and complete copy of any amendment, supplement, modification, replacement or waiver of the Commitment Letters or the Debt Financing Documents.

(b) Parent shall keep the Company informed upon reasonable request, in reasonable detail with respect to all material activity concerning the Debt Financing (including status thereof), shall give the Company prompt notice if it becomes aware of any material adverse change with respect to the availability of Debt Financing and shall provide the Company copies of the Debt Financing Documents and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Without limiting the foregoing, each of Parent and Merger Sub agrees to notify the Company promptly, if at any time prior to the Closing Date:

(i) a Debt Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports in writing to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid);

(ii) Parent or Merger Sub has actual knowledge of any breach or default by any party to any Debt Commitment Letter; or

(iii) Parent or Merger Sub receives any written notice or other communication from any Person with respect to any: (A) actual or potential breach, default or termination by any party to any Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter regarding satisfaction of a condition precedent to the availability of the Debt Financing on the Closing Date.

Neither Parent nor Merger Sub shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Notwithstanding anything to the contrary herein, in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter, each of Parent and Merger Sub shall use its reasonable best efforts (i) to arrange to promptly obtain Debt Financing on terms (including conditions, structure, covenants and pricing) not materially less beneficial to Parent, in an amount that is sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Sub in connection with the transactions contemplated by this Agreement, including the Merger Consideration, and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement and (ii) to obtain a new financing commitment letter and a new definitive agreement with respect thereto. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability nor terms of the Debt Financing or the Rollover Investment or any alternative Debt Financing are conditions to the obligations of Parent and Merger Sub to consummate the Merger.

(d) Prior to Closing, the Company agrees to use its reasonable best efforts to provide (and to cause the Company Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to provide) Parent with such cooperation that is reasonably necessary or customary in connection with the Debt Financing (including the financings contemplated by the Debt Commitment Letters and any Sale Leaseback Transaction) as may be reasonably requested by Parent. Such cooperation shall include reasonable best efforts in respect of the following:

(i) participation in, and assistance with, as applicable, the Marketing Efforts related to the Debt Financing;

(ii) delivery to Parent, Merger Sub and their Financing Sources of the Financing Information, the Financing Deliverables, and the Sale-Leaseback Information as promptly as reasonably practicable following Parent’s request;

(iii) assistance to Parent in the negotiation of the Debt Financing Documents and Sale-Leaseback Documents, and (subject to the provisions below) execution and delivery of Sale-Leaseback Documents;

(iv) taking such actions as are reasonably requested by Parent or Merger Sub to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Company’s control;

(v) to cause its independent auditors to cooperate with the Debt Financing, including by using reasonable best efforts to provide the Specified Auditor Assistance;

(vi) providing Parent, Merger Sub and the Financing Sources, or their respective representatives access to any Real Property at agreed upon times and following reasonable advance notice to Company in order to take all actions reasonably necessary or advisable in connection with the receipt of commitments with respect to sale-leaseback transactions and the completion of Sale-Leaseback Documents;

(vii) providing the Required Bank Information (as defined in the Debt Commitment Letter);

(viii) upon reasonable request, to identify any material non-public information contained in the Marketing Material and comply with Regulation FD to the extent applicable to such material non-public information; and

(ix) deliver such due diligence materials as is reasonably available to it and as is reasonably requested by Parent and customarily delivered in connection with the Marketing Materials;

provided that (A) no agreement executed by the Company shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the Effective Time (provided that the Company will execute customary authorization letters required by the Financing Sources in connection with the Debt Financing) and (B) the foregoing provisions shall not require cooperation to the extent it would (i) interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (ii) cause any condition to Closing set forth in Sections 7.01 or 7.03 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (ii) result in the Company or the Company Subsidiaries paying any commitment or other fee prior to the Effective Time, (iii) cause the Company or the Company Subsidiaries to incur liability in connection with the Financing prior to the Effective Time, (iv) cause any director, officer or employee of the Company or the Company Subsidiaries to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of the Company and the Company Subsidiaries shall be required to enter into any resolutions or take similar action approving the Financing until the Closing has occurred), (v) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws or under any material Contract to which the Company or any Company Subsidiary is a party in effect on the date hereof, (vi) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any Company Subsidiaries or would otherwise be restricted from disclosure in accordance with the proviso in Section 6.02 or (vii) require the Company to prepare separate financial statements for any Company Subsidiary. The Company hereby consents to the use of all of its and the Company Subsidiaries’ logos in connection with the Debt Financing, in accordance with customary practice and subject to any reasonable restrictions that the Company may impose; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company and the Company Subsidiaries or the reputation or the goodwill of the Company and the Company Subsidiaries. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Sub or any of their respective Representatives pursuant to this Section 5.06(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential Financing Sources in connection with the Marketing Efforts relating to the Debt Financing if the recipients of such information agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda provided that the Company has had an opportunity to review such confidentiality agreements and confidentiality provisions and such agreements or provisions provide confidentiality obligations under Regulation FD. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with the cooperation contemplated by this Section 5.06(d) and Section 2.02(j). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and its Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith, and the delivery of the payoff letters pursuant to Section 2.02(j). Notwithstanding anything to the contrary, the condition set forth in Section 7.03(b), as it applies to the Company’s obligations under this Section 5.06(d), shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 5.06(d).

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Proxy Statement; Company Shareholders Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement (and in any event on or before the date that is 15 Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting which shall contain a statement in accordance with the MBCA regarding dissenters’ rights under the MBCA (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other Governmental Entities under this Section 6.01(a) to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.

(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. In connection with the foregoing, the Company shall (i) as reasonably promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement cause the Proxy Statement to be mailed to the Company’s shareholders (and in no event more than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement); and (ii) subject to Section 5.04(d), use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and obtain the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) at the Company Shareholders Meeting and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d).

(e) Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee in accordance with Section 8.03(a), (i) its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the making of an Adverse Recommendation Change by the Company Board and (ii) its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal. Unless this Agreement is terminated in accordance with its terms and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee in accordance with Section 8.03(a) or the Expense Reimbursement in accordance with Section 8.03(b), the Company agrees that it shall not submit to the vote of the Company’s shareholders any Alternative Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Company Shareholder Approval at the Company Shareholders Meeting.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of January 5, 2015, between LGP and the Company, and the joinder thereto, dated as of March  6, 2015, by and among TPG Global, LLC, LPG and the Company (collectively, the “Confidentiality Agreement”).

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), but subject to Section 5.01 (and in no event limiting the obligations of Parent under this Section 6.03(c)), Parent and the Company shall use reasonable best efforts to take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party in respect of Regulatory Laws, and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries or (B) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (A) and (B) is conditioned upon the consummation of the transactions contemplated by this Agreement.

(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(e) Each of the Company and Parent shall use their respective reasonable best efforts to give any notices to third parties other than Governmental Entities, and use reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time, in each case, to the extent requested by the other Party; it being understood that neither the Company nor Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.03(e).

(f) Without limiting the generality of Section 6.03(e), the Company shall use reasonable best efforts to obtain, or to cause the applicable Company Subsidiary to obtain, the written consent of Lender (as defined in the CMBS II Loan Agreement) under that certain Loan Agreement, dated as of January 28, 2014, by and between LTF Real Estate CMBS II, LLC and Wells Fargo Bank, National Association (the “CMBS II Loan Agreement”) to a Prohibited Transfer (as defined in the CMBS II Loan Agreement). Solely for the purposes of this Section 6.03(f), the term “reasonable best efforts” with respect to the Company and the Company Subsidiaries shall include (i) requesting such consent from Lender promptly following the execution of this Agreement, (ii) use reasonable best efforts to respond promptly to any inquiries the Company or the applicable Company Subsidiary receives from Lender regarding the CMBS II Loan Agreement, (iii) copying Parent on all correspondence between the Company or the applicable Company Subsidiary and Lender related to the CMBS II Loan Agreement, and (iv) the payment at the Closing, if required, of (x) a transfer fee in the amount of 1% of the outstanding principal balance of the loan under the CMBS II Loan Agreement and (y) all of Lender’s reasonable out-of-pocket expenses incurred in connection with granting such consent. Parent shall use reasonable best efforts to assist the Company or the applicable Company Subsidiary in obtaining such consent.

Section 6.04 Company Equity and Equity-Based Awards.

(a) Company Stock Options. Effective as of the Effective Time, each then outstanding Company Stock Option shall, at the Effective Time, be canceled and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (y) the Merger Consideration over (z) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option (less any required withholding under applicable Tax Law) (collectively, the “Option Payments”). As soon as practicable following the Closing (but no later than 10 days following the Closing), the Surviving Company shall make the Option Payments, if any, due to each holder of a Company Stock Option by a special payroll payment through the payroll system of the Surviving Company (or an Affiliate thereof). From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. Prior to the Closing Date, the Company shall timely take all necessary or appropriate actions to cause the Company Stock Options to be canceled at the Closing in exchange for the Option Payments (including, to the extent applicable, the distribution of Buy Out Notices (as such term is defined in the applicable Company Stock Plan) in accordance with the terms of the applicable Company Stock Plan).

(b) Other Company Stock Awards. Effective as of the Effective Time, each then outstanding Company Restricted Share shall become fully vested so as to no longer be subject to any forfeiture or vesting requirements and, for the avoidance of doubt, shall be considered an outstanding share of Company Common Stock for purposes of this Agreement and the holder thereof shall be entitled to receive the Merger Consideration with respect thereto, less any required withholding under applicable Tax Law.

(c) Employee Stock Purchase Plan. During the term of this Agreement, the Company shall cause no further offering periods to commence under the ESPP from and after the date of this Agreement and shall take all commercially reasonable actions, including adopting any necessary or applicable amendment or resolution, to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement. The Company will terminate the ESPP effective as of the Effective Time; provided that if the Effective Time has not occurred by the end of the Current Offering Period, then the Company will suspend the ESPP until the Effective Time. If the Effective Time occurs on or before the end of the Current Offering Period, reasonably promptly following the Effective Time, the Company shall pay each participant in the Current Offering

Period an amount (not less than zero) in cash equal to (i) the Merger Consideration multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of the last day of the Current Offering Period by, (B) the purchase price (as defined in the ESPP). If the Effective Time occurs after the last day of the Current Offering Period, the Company will issue shares of Company Common Stock to participants in the ESPP pursuant to the terms of the ESPP for the Current Offering Period and such shares of Company Common Stock shall be subject to the provisions of Section 2.01(c).

(d) Company Actions. At the Effective Time, all Company Stock Plans will be terminated in accordance with their respective terms and no further equity awards or other rights with respect to shares of Company Common Stock will be granted thereunder. Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required in its discretion to effectuate the actions contemplated by this Section 6.04.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the MBCA or the Surviving Company’s articles of incorporation or by-laws (or comparable organizational documents), to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05(c) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.05.

Section 6.06 Transaction Litigation. The Company shall give Parent the opportunity to reasonably participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.07 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.09 Employment and Company Benefits.

(a) During the one-year period following the Closing Date, Parent shall, or shall cause the Surviving Company to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Company or any other Affiliate of Parent, (i) at least the same base salary and the same annual bonus opportunity provided to such Company Employee immediately prior to the Closing Date and (ii) other employee benefits that are substantially comparable in the aggregate to such employee benefits provided to such employee under the Company Benefit Plans immediately prior to the Closing Date; provided that nothing herein shall require Parent to provide such benefits in the form of equity or equity based compensation. “Company Employee” means any employee of the Company or the Company Subsidiaries who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the one-year period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies and practices of the Company as in effect immediately prior to the Closing Date.

(c) Parent shall, or shall cause the Surviving Company to, give Company Employees full credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance, but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or the Surviving Company in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or the Surviving Company in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent or the Company, or preclude the ability of Parent or the Company to terminate the employment of any employee for any reason; (ii) require Parent or the Company to continue any Company

Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee any third-party beneficiary or other rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

Section 6.10 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including, in the case of Parent, causing Intermediate Co to transfer funds it receives from Parent to Merger Sub as may be necessary for Merger Sub to comply with its obligations under this Agreement and, in the case of Merger Sub, to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.11 Estoppel Certificates.

(a) The Company shall use reasonable best efforts to obtain, or shall cause the applicable Company Subsidiary to use reasonable best efforts to obtain, an original estoppel certificate with respect to each Leased Real Property leased pursuant to a ground lease under which the landlord’s consent is required for tenant to sell, assign, transfer or encumber its interests, in substantially the same form as that attached hereto as Exhibit D, executed by the landlord under such ground lease and naming Parent and any Financing Source designated by Parent as addressee and (i) verifying the basic facts of such ground lease (including term, rental, expiration date and options, if any) and (ii) confirming that there are no defaults by the tenant under such ground lease, it being agreed that the Company shall not be required to pay any consideration, expenses or fees, otherwise expend any monies, or grant any concessions in connection with such estoppels.

(b) Upon Parent’s request, the Company shall use reasonable best efforts to obtain, or shall cause the applicable Company Subsidiary to use reasonable best efforts to obtain, estoppel certificates in substantially the same form as that attached hereto as Exhibit E, executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting any Real Property, if any, it being agreed that the Company shall not be required to pay any consideration, expenses or fees, otherwise expend any monies, or grant any concessions in connection therewith.

Section 6.12 Title Insurance. The Company shall reasonably assist Parent, at Parent’s sole cost and expense, in obtaining Title Policies, including, without limitation, using reasonable best efforts to remove from title any Liens which are not Permitted Liens. The Company shall use reasonable best efforts to provide the applicable title insurance company designated by Parent with a customary owner’s affidavit, non-imputation certification or other customary requested title indemnities, as requested by such title insurance company to issue the Title Policies.

Section 6.13 VRDN I Notes. At Parent’s request, the Company shall use reasonable best efforts to obtain, or to cause the applicable Company Subsidiary to use reasonable best efforts to obtain, the written consent of General Electric Capital Corporation and GE Governmental Finance, Inc. to the Merger in accordance with that certain Reimbursement Agreement, dated as of June 1, 2008, by and among General Electric Capital Corporation, GE Governmental Finance, Inc. and LTF Real Estate VRDN I, LLC and the other documents related thereto. Upon Parent’s request (so long as such request is made at least fifteen Business Days prior to the Closing Date), then the Company or the applicable Company Subsidiary shall, in accordance with that Certain Indenture of Trust, dated as of June 1, 2008, by and between LTF Real Estate VRDN I, LLC and Manufacturers and Traders Trust Company, as trustee, send a notice of redemption to the trustee (conditioned upon the consummation of the Closing).

Section 6.14 SEC Documents. After the date of this Agreement and through the Closing, the Company will promptly notify Parent of, and promptly provide to Parent, any comment letters it receives from the SEC or its staff in respect of any reports, schedules, forms statements and other documents furnished or filed with the SEC.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, Section 3.02 and 3.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar materiality qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, Section 3.02 and 3.06 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and
7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first, second and last sentences of Section 4.03(a), Section 4.04, the first sentence of Section 4.08, Section 4.18 and the first sentence of Section 4.19) shall be true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar materiality qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first, second and last sentences of Section 4.03(a), Section 4.04, Section 4.18 and the first sentence of Section 4.19 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean October 6, 2015; provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date; provided, further, that if the Marketing Period has not expired by the End Date, then Parent may elect, in its sole discretion, to extend the End Date to the last day of the Marketing Period (but in no event shall such extension be greater than five Business Days);

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken.

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 30 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement with respect to a Superior Proposal that was a Superior Proposal following the Company’s compliance with the provisions set forth in Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.01 and Section 7.03 have been and remain satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has notified Parent in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three Business Days following the Company’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.01(b)(i), during such period of three Business Days following delivery of such notice, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.01(b)(i);

(f) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(f) unless any such breach or failure to be true has not been cured within 30 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(f) if Parent is then in breach of this Agreement in any material respect; or

(g) by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, the indemnification and reimbursement obligations under Section 5.06(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03(d), no such termination shall relieve any party from any liability or damages for intentional fraud or any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent a fee of $97,000,000.00 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(g); or

(ii)(A) after the date hereof an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders by a third party generally and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or Section 8.01(f); and (C) within 12 months of such termination, the Company enters into a definitive Contract to consummate such Alternative Proposal and such Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

(b) In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 8.01(b)(iii), the Company shall pay to Parent all costs and expenses reasonably incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, excluding any discretionary fees paid to financial advisors, not to exceed $7,000,000 in the aggregate (the “Expense Reimbursement”). The payment of the Expense Reimbursement shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.03(a); provided that the Company shall be entitled to a credit against payment of the Termination Fee in respect of any Expense Reimbursement previously paid. Any Expense Reimbursement shall be paid to Parent by wire transfer of same-day funds within two Business Days following delivery to the Company of an invoice therefor if this Agreement is terminated pursuant to Section 8.01(b)(iii).

(c) In the event this Agreement is terminated by the Company pursuant to Section 8.01(c) or Section 8.01(e) Parent shall pay the Company a termination fee of $167,000,000.00 (the “Parent Termination Fee”). Any Parent Termination Fee due shall be paid to the Company by wire transfer of same-day funds promptly (and in any event within two (2) Business Days) after the date of termination of this Agreement. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) The Parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit, action or other proceeding that results in a Judgment in its favor, such paying Party shall pay to the other Party or Parties, as applicable, its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. Notwithstanding any other provision of this Agreement, the parties agree that:

(i) In the event that the Parent Termination Fee is payable and paid to the Company in accordance with this Section 8.03, (A) the receipt of the Parent Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 5.06(d) or Section 8.03(d) (“Recoverable Amounts”), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and its Subsidiaries and shareholders with respect to this Agreement and the transactions contemplated hereby or any matter forming the basis for such termination against Parent and Merger Sub and, subject to the limitations of liability provided in the Guarantee, each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, any Financing Source and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any Financing Source (each, a “Parent Related Party”), (B) no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (C) neither the Company nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Merger Sub or any other Parent Related Party arising out of this Agreement, any Commitment Letter or the Guarantee, any of the transactions contemplated hereby or any matters forming the basis for such termination, except in the cases of clauses (A), (B) and (C) for (X) the obligations of LGP and TPG Global, LLC under the Confidentiality Agreement and (Y) the Recoverable Amounts, which, in the case of each Parent Related Party, shall be subject to the limitations of liability provided in the Guarantee. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Parent Termination Fee under this Section 8.03, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Parent Termination Fee.

(ii) In the event that the Termination Fee is payable and paid to Parent in accordance with this Section 8.03, the receipt of the Termination Fee (together with any reimbursement owed pursuant to Section 8.03(d)), as applicable, shall be deemed to be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the Termination Fee (together with any reimbursement owed pursuant to Section 8.03(d)), as applicable, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided that, notwithstanding anything to the contrary in this Section 8.04 or in Section 8.06, any amendment to Section 8.03(d)(i), this Section 8.04, Section 9.10(d), Section 9.11 or Section 9.12 shall require prior written consent of the Financing Sources.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Life Time Fitness, Inc.

2092 Corporate Place

Chanhassen, MN 55317

Facsimile:	(952) 947-0099
(866) 499-1651
Email:	BahramA@lifetimefitness.com
Elindseth@lifetimefitness.com
Ebuss@lifetimefitness.com
Attention:	Bahram Akradi
Eric Buss
Erik Lindseth
Joseph S. Vassalluzzo

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Facsimile:	(612) 766-1600
Email:	Mike.Stanchfield@FaegreBD.com
Jon.Nygren@FaegreBD.com
Attention:	Michael A. Stanchfield
Jonathan L.H. Nygren

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:	(212) 735-2000
Email:	joseph.coco@skadden.com
peter.serating@skadden.com
Attention:	Joseph A. Coco
Peter D. Serating

(b)	if to Parent or Merger Sub, to:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Facsimile: (310) 954-0404

Email:	danhakl@leonardgreen.com
galashan@leonardgreen.com
Attention:	John G. Danhakl
J. Kristofer Galashan

and

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Facsimile: (415) 743-1501

Email:	rcami@tpg.com
Attention:	Ronald Cami

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 1022

Facsimile: (212) 751-4864

Email:	Howard.Sobel@lw.com
John.Giouroukakis@lw.com
Attention:	Howard Sobel
John Giouroukakis

and

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Facsimile: (617) 951-7050

Email:	william.shields@ropesgray.com
alison.bomberg@ropesgray.com
Attention:	William M. Shields
Alison T. Bomberg

Section 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (k) below, to the extent materially disproportionately affecting the Company and its Subsidiaries relative to other companies of a similar size in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics or pandemics (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof); (f) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Company Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder (other than its obligations set forth in the first sentence of Section 5.01) or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby; (i) the termination of employment of or by any of the Company’s executive officers or other employees after the public announcement of this Agreement; (j) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (k) the occurrence of natural disasters; (l) shareholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; or (m) any action taken with the prior written consent or at the written direction of Parent shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Related Party” means the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Company Restricted Shares” means any share of restricted Common Stock issued under any of the Company Stock Plans.

“Company Stock Award” means each Company Stock Option and Company Restricted Share issued under the Company Stock Plans.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the Life Time Fitness, Inc. 1998 Stock Option Plan, as amended and restated; the Amended and Restated Life Time Fitness, Inc. 2004 Long-Term Incentive Plan; and the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Compliant” means, with respect to Financing Information, that:

(a) the Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances in which they were made, and the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information;

(b) the financial statements included in the Financing Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-1 to be declared effective on any date falling within the Marketing Period; and

(c) (i) the financial statements and other financial information in such Financing Information, is sufficient for the Company’s auditors to deliver customary comfort letters, including customary negative assurance comfort, with respect to any such financial statements and other financial information in the Financing Information, including customary negative assurances with respect to the period following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Financing Information and (ii) the Company’s auditors have delivered drafts of such customary comfort letters prior to the first day of any Marketing Period and have confirmed they are prepared to issue such comfort letters upon any pricing date occurring during the Marketing Period and customary bring-down letter, upon any subsequent closing date.

“Customary KYC Material” means all documentation and other information about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Parent at least five Business Days prior to the Closing Date.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including the credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or at any time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Debt” (i) the Third Amended and Restated Credit Agreement, dated as of June 30, 2011, by and among the Company, certain designated subsidiaries of the Company specified therein, various financial institutions specified therein, U.S. Bank National Association, J.P. Morgan Securities Inc., RBC Capital Markets, JP Morgan Chase Bank and Bank of America, N.A., (ii) the Loan Agreement dated as of January 24, 2007 between LTF CMBS I, LLC and Goldman Sachs Commercial Mortgage Capital, L.P., (iii) the Promissory Note dated as of November 17, 2006, between US Bank, National Association, as successor-in-interest to Wells Fargo Bank, National Association and LTF Real Estate MN-FL, LLC, as successor-in-interest to LT Landlord (MN-FL) LLC, and (iv) the Loan Agreement and the Term Promissory Note, each dated as of May 12, 2009, between LTF Real Estate Voyager III (Bloomington), LLC and Voyager Bank, in each case as amended and supplemented.

“Financing Deliverables” means each of the following documents required to be delivered in connection with the Debt Financing: (a) (i) perfection certificate and (ii) corporate organizational documents contemplated by the Debt Commitment Letters or reasonably requested by Merger Sub; (b) such customary information and documents as may be reasonably requested by Merger Sub in connection with the issuance by counsel to Merger Sub or Parent of legal opinions required to be delivered pursuant to the Debt Financing; (e) customary authorization letters in connection with the Marketing Material; and (d) to the extent required at the Closing, customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing as are reasonably requested by the Merger Sub (including delivery to Merger Sub of original copies of all certificated securities (with transfer powers executed in blank) evidencing equity of the Company’s Subsidiaries); provided that any such agreements are effective upon and subject to the occurrence of the Closing.

“Financing Information” means (a) information with respect to the Company required for preparation of a Notes Offering Document (as defined in the Debt Commitment Letter), excluding, in each case, (A) pro forma financial statements and projections, (B) information required by Rule 3-09, Rule 3-10 and Rule 3-16 and Article 11 of Regulation S-X or information regarding executive compensation (including under Rule 402(b) of Regulation S-K) or other information customarily excluded from a Rule 144A offering memorandum, and (b) the financial statements of the Company described paragraph 4 of Exhibit D of the Debt Commitment Letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (including sale-leaseback financing, but other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their, and their respective Affiliates’, officers, directors, employees, agents and representatives and their respective successors and assigns.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person, for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations, (iv) the deferred purchase price of assets, services or securities (including earn outs and, in each case, other than ordinary trade accounts payable and accrued expenses), (v) all obligations, under acceptance, letter of credit, surety bonds, reimbursement obligations owed to sureties or bonding companies or similar facilities, in each case, to the extent drawn down or funded, (vi) all payment obligations under any interest swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk, or currency, commodity, swap, collar, rate cap, call option or other derivatives, (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person or (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”);

(ii) trademarks, service marks, trade names, business and corporate names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs and software (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; (vii) all applications and registrations for the foregoing; and (viii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.

“Liens” means all pledges, liens, title defects, easements, rights-of-way, encroachments, restrictions, charges, mortgages, deeds of trust, options, conditional sale agreements, rights of first offer or refusal, use restrictions, levies encumbrances and security interests.

“Marketing Efforts” means (a) assistance in the preparation of the Marketing Material and rating agency presentations, and (b) the participation by appropriate members of the Company’s senior management, as appropriate, in a reasonable number of due diligence sessions, road shows and meetings with prospective lenders and debt investors and rating agencies, upon reasonable advance notice and at times and locations to be mutually agreed.

“Marketing Material” means (a) “public side” and “private side” bank books, information memoranda and other information packages and presentations regarding the Company, in each case, to the extent customarily provided by a borrower in a secured bank loan financing, and (b) a preliminary and final offering memoranda customary for the sale of senior unsecured debt securities of the Company issued in a customary “Rule 144A” private placement.

“Marketing Period” means the first period of 15 (fifteen) consecutive Business Days after the date on which the Company shall have delivered to Parent the Financing Information and throughout and at the end of which:

(a) the Financing Information delivered to Parent prior to the beginning of such period remains Compliant; and

(b) the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than (i) the conditions set forth in Section 7.01(a) and Section 7.01(b), each of which must be satisfied no later than the final day of the Marketing Period (it being agreed that so long as the requirements of the Marketing Period are otherwise satisfied, the Marketing Period shall be extended until the satisfaction of such conditions) and (ii) those conditions that by their nature will not be satisfied until the Closing) and nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 15 (fifteen) consecutive Business Day period;

provided, that (A) (x) such period shall not commence prior to the later of the day the Proxy Statement is mailed to the shareholders generally and the forty-fifth (45th) day after the date of this Agreement, (y) July 3, 2015 through July 7, 2015 will not be Business Days for purposes of the Marketing Period and (z) the Marketing Period must either end on or prior to August 16, 2015, or if such period has not ended on or prior to August 16, 2015, then the Marketing Period may not commence until after September 8, 2015, (B) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, in which case the Closing shall occur no later than the second Business Day after such date (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of such date) and (C) the Financing Information must remain Compliant for a period of no less than four (4) Business Days after the condition set forth in Section 7.01(a) is satisfied and the Marketing Period will be deemed not to have ended, and will be extended, if applicable, until the end of such four (4) Business Day period. If the Company shall in good faith reasonably believe it has delivered Financing Information that is Compliant, it may give to Parent a written notice to that effect, in which case the Company shall be deemed to have delivered Financing Information that is Compliant, unless Parent in good faith reasonably believes the Company has not delivered Financing Information or that Financing Information is not Compliant and, within three Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity which Financing Information the Company has not delivered or is not Compliant).

“Merger Sub Board” means the Board of Directors of Merger Sub.

“Minnesota Secretary” means the Secretary of State of the State of Minnesota.

“NYSE” means the New York Stock Exchange.

“Off the Shelf Software” means click-wrap, shrink-wrap and off-the-shelf software that has not been customized and is commercially available on, and actually licensed under, standard terms, with license, maintenance, support and other fees of less than $500,000 in the aggregate.

“Ordinary Course of Business” means, with respect to any Person, (i) the ordinary course of business of such Person through the date hereof consistent with past practice, and (ii) in respect of Section 5.01 only, the ordinary course of business of such Person through the date hereof consistent with past practice in all material respects.

“Owned Intellectual Property Rights” means Intellectual Property Rights (i) owned by the Company or a Company Subsidiary or (ii) exclusively licensed to the Company or a Company Subsidiary.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent, Intermediate Co or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the Ordinary Course of Business; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) non-exclusive licenses of rights in Intellectual Property Rights granted in the Ordinary Course of Business; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the Ordinary Course of Business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the Ordinary Course of Business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from applicable U.S. state or federal securities Laws; (ix) Liens incurred in the Ordinary Course of Business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (x) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means information about an individual person that is used or intended to be used to identify, contact or precisely locate a person, including, but not limited to, an individual person’s name, address, telephone number, email address, user name, and Internet Protocol address or other persistent identifier.

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts or “market flex” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Rights Agreement” means that certain Rights Agreement, dated as of August 22, 2014, between the Company and Wells Fargo Bank, N.A., as Rights Agent.

“Sale-Leaseback Documents” means such agreements, documents, certificates, reports and instruments and other similar materials as Parent or Merger Sub shall reasonably request or as shall be required to consummate a sale-leaseback transaction with respect to any Real Property, including purchase agreements, lease agreements, sublease agreements, surveys, title insurance policies, environmental reports, appraisals, engineering and property condition reports, and planning and zoning reports.

“Sale-Leaseback Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Parent and customarily provided in a sale-leaseback financing transaction.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or the Financing Sources, and (c) providing customary consents to the inclusion of audit reports in any relevant Marketing Material or registration statements.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Title Policies” means ALTA Owner’s Title Insurance Policies for each Owned Real Property and each Leased Real Property leased pursuant to a ground lease or in connection with a sale-leaseback transaction, issued by a title insurance company designated by Parent insuring the Company’s fee simple title to each Owned Real Property or the Company’s legal, valid, binding and enforceable leasehold interest in such Owned Real Property and Leased Real Property (as the case may be) as of the Closing Date, with extended coverage and subject only to Permitted Liens.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a) This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Equity Commitment Letters, the Guarantee, the Company Shareholder Agreement, the Confidentiality Agreement and any other written agreement entered into among the parties as of the date hereof, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement.

(b) Except (i) for Section 6.04(b) (with respect to participants in the ESPP and each such person shall be a third-party beneficiary), Section 5.06 (with respect to any expense reimbursement obligations and indemnification obligations) and Section 6.05, and (ii) the rights of the Financing Sources set forth in Section 8.03(d)(i), Section 8.04, Section 9.10(d), Section 9.11 and Section 9.12 (with respect to which each Financing Source shall be a third-party beneficiary and shall be entitled to enforce such provisions), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

(c) Other than with respect to any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against Parent, Merger Sub or any other Parent Related Party in any way under or in connection with this Agreement, the Equity Commitment Letters, the Guarantee or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letters, the Guarantee, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letters, the Guarantee or the transactions contemplated thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against Parent, Merger Sub or any Parent Related Party except for claims that the Company may assert: (i) against any Parent Related Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Investors (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms of, the Guarantee (subject in each case to each such Investor’s Cap (as defined in the Guarantee)); (iii) against an Investor for specific performance of such Investor’s obligations under its Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to such Equity Commitment Letter; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv)  collectively, the “Retained Claims”).

Section 9.08 GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF MINNESOTA.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that (i) the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent and (ii) Parent may make a collateral assignment of its rights (but not its obligations) under this Agreement to any Financing Source. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Specific Enforcement; Jurisdiction; Venue.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (e) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Notwithstanding Section 9.10(a) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of the obligations of Parent and Merger Sub to cause the Equity Financing to be funded and/or to consummate the Closing only in the event that (i) all conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.02 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if a decree or order of specific performance or other equitable relief is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, the foregoing sentence shall not apply to or otherwise limit the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the obligations of Parent and Merger Sub to cause the Equity Financing to be funded and/or to consummate the Closing.

(c) If a court has declined to specifically enforce the obligations of Parent and Merger Sub (in a final, binding determination where all available appeals have been exhausted) to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.10, then the sole and exclusive remedy of the Company Related Parties will be payment of the Parent Termination Fee in accordance with the terms and conditions of Section 8.03. In addition, the Company agrees to, and to use reasonable best efforts to cause the Company Related Parties to, cause any action or claim pending in connection with this Agreement or any of the transactions contemplated hereby (including any action or claim related to the Equity Commitment Letters, the Debt Commitment Letters and the Guarantee) by the Company or any Company Related Party against Parent, Merger Sub or any of their respective Affiliates to be dismissed with prejudice promptly, and in any event on or prior to the time Parent and Merger Sub consummate the Merger pursuant to this Section 9.10.

(d) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support, whether in contract or in tort or otherwise, any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether in law or in equity) (each, a “Financing Source Action”)

against a Financing Source (and/or any of their Affiliates, or their Affiliates’ officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). Any such Financing Source Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of the State of New York that would result in the application of the laws of any other state.

(e) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located within the State of Minnesota for the purpose of any suit, action or proceeding (whether, in contract, tort, equity or otherwise) relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any suit, action or proceeding relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the aforesaid courts.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH SUIT, ACTION OR PROCEEDING AGAINST A FINANCING SOURCE AND/OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS AND REPRESENTATIVES). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Exculpation of Financing Sources.

(a) Notwithstanding anything to the contrary herein, no Company Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing will not limit the rights of Parent or Merger Sub or any Parent Related Party in respect of the Debt Financing under any commitment letter related thereto.

(b) Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

(c) Solely for purposes of Section 9.12(a), “Company Related Party” shall be deemed to include the Company and any Company Related Party’s respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

LIFE TIME FITNESS, INC.

By:	/s/ Joseph S. Vassalluzzo
Name: Joseph S. Vassalluzzo
Title: Chairman of the Special Committee

[Signature Page to Merger Agreement]

LTF HOLDINGS, INC.

By:	/s/ J. Kristofer Galashan
Name: J. Kristofer Galashan
Title: President

LTF MERGER SUB, INC.

By:	/s/ J. Kristofer Galashan
Name: J. Kristofer Galashan
Title: President and CEO

[Signature Page to Merger Agreement]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(f)(i)
Articles of Merger	Section 1.03
Business Day	Section 9.03
Capital Expenditures Plan	Section 5.01(p)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
CMBS II Loan Agreement	Section 6.03(f)
Code	Section 9.03
Collective Bargaining Agreements	Section 4.17
Commitment Letters	Section 3.09(a)
Company	Preamble
Company Balance Sheet	Section 4.06(c)
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.03(b)
Company By-laws	Section 4.01
Company Capital Stock	Section 4.03(a)
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Article IV
Company Employee	Section 6.09(a)
Company Financial Advisors	Section 4.19
Company Indemnified Parties	Section 6.05(a)
Company Material Adverse Effect	Section 9.03
Company Pension Plan	Section 4.10(c)
Company Recommendation	Section 6.01(d)
Company Related Party	Section 9.03
Company Restricted Shares	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Shareholder Agreement	Recitals
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company Stock Award	Section 9.03
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Subsidiary	Section 9.03
Company Voting Debt	Section 4.03(b)
Compliant	Section 9.03
Confidentiality Agreement	Section 6.02
Consent	Section 3.03(b)
Consents	Section 3.03(b)
Contract	Section 3.03(a)
Copyrights	Section 9.03
Current Offering Period	Section 5.01(b)
Customary KYC Material	Section 9.03
Data Handling	Section 4.16(e)
Debt Commitment Letter	Section 3.09(a)
Debt Commitment Letters	Section 3.09(a)

Debt Financing	Section 3.09(a)
Debt Financing Documents	Section 9.03
Dissenter’s Rights	Section 2.03(a)
Dissenting Shares	Section 2.01(c)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letter	Section 3.09(a)
Equity Commitment Letters	Section 3.09(a)
Equity Financing	Section 3.09(a)
ERISA	Section 9.03
ERISA Affiliate	Section 9.03
ESPP	Section 4.03(a)
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)
Existing Company Debt	Section 9.03
Expense Reimbursement	Section 8.03(b)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.09(a)
Financing Deliverables	Section 9.03
Financing Information	Section 9.03
Financing Source Action	Section 9.10(d)
Financing Sources	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Guarantee	Section 3.11
HSR Act	Section 3.03(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intermediate Co	Section 3.07
Intervening Event	Section 5.04(f)(iv)
Investor	Section 3.09(a)
Investors	Section 3.09(a)
IRS	Section 4.10(a)
Judgment	Section 3.03(a)
Knowledge	Section 9.03
Law	Section 3.03(a)
Leased Real Property	Section 4.15(b)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
LGP	Section 3.09(a)
Liens	Section 9.03
Marketing Efforts	Section 9.03
Marketing Material	Section 9.03
Marketing Period	Section 9.03
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.05(c)
MBCA	Section 1.01
Merger	Section 1.01

Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
Minnesota Secretary	Section 9.03
Multiemployer Plan	Section 4.10(c)
Non-U.S. Plan	Section 4.10(h)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
Off the Shell Software	Section 9.03
Option Payments	Section 6.04(a)
Ordinary Course of Business	Section 9.03
Owned Intellectual Property Rights	Section 9.03
Owned Real Property	Section 4.15(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Parent Related Party	Section 8.03(d)(i)
Parent Termination Fee	Section 8.03(b)
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Data	Section 9.03
Plan of Merger	Recitals
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 4.15(b)
Real Property	Section 4.15(b)
Recoverable Amounts	Section 8.03(d)(i)
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Retained Claims	Section 9.07(c)
Rights Agreement	Section 9.03
Rollover Agreement	Recitals
Rollover Investment	Recitals
Rollover Investor	Recitals
Rollover Investors	Recitals
Rollover Shares	Section 2.01(b)(ii)
Sale Leaseback Transaction	Section 5.06(a)
Sale-Leaseback Documents	Section 9.03
Sale-Leaseback Information	Section 9.03
SEC	Section 9.03
Securities Act	Section 9.03
Series A Preferred Stock	Section 4.03(a)
Solvent	Section 3.10
SOX	Section 9.03
Specified Auditor Assistance	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(ii)

Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Title Policies	Section 9.03
TPG	Section 3.09(a)
Trademarks	Section 9.03
Undesignated Capital Stock	Section 4.03(a)
Withdrawal Liability	Section 9.03

Appendix B

DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(A) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(B) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(C) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(D) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (A) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(B) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (A) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(B) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(C) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (C) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (A) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(B) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(C) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(D) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (A) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(B) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (A) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (A) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(B) The corporation may withhold the remittance described in paragraph (A) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(C) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (A) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(B) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(C) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix C

March 15, 2015

The Special Committee of the Board of Directors

and the Board of Directors

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

Members of the Special Committee and Members of the Board:

We understand that Life Time Fitness, Inc. (“Life Time”) and LTF Holdings, Inc. (“Parent”), an affiliate of Leonard Green & Partners, L.P. (“LGP”) and TPG Capital, L.P.(“TPG”), intend to enter into an Agreement and Plan of Merger to be dated as of March 15, 2015 (the “Agreement”), pursuant to which LTF Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Parent, will merge (the “Merger”) with and into Life Time, and Life Time will become an indirect wholly owned subsidiary of Parent. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.02 per share, of Life Time (the “Common Stock”), other than shares of Common Stock (i) owned directly by Parent or Merger Sub, or owned by any direct or indirect wholly owned subsidiary of Life Time or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or of Merger Sub (including shares of Common Stock contributed to Parent (the “Rollover”) by a specified member of senior management of Life Time (“Rollover Shares”)) or (ii) as to which dissenters rights have been properly exercised, will be converted into the right to receive $72.10 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock, excluding the holders of the Rollover Shares.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of March 15, 2015;

•	Reviewed certain publicly available business and financial information regarding Life Time;

•	Reviewed certain non-public business and financial information regarding Life Time’s business and prospects (including certain financial projections for Life Time) prepared and provided to us by Life Time’s senior management;

•	Discussed with Life Time’s senior management the Merger as well as their views of Life Time’s business, operations, historical and projected financial results and future prospects;

•	Performed discounted cash flow analyses based on the financial projections for Life Time furnished to us by Life Time;

•	Compared the valuation and financial metrics of certain mergers and acquisitions with corresponding data that we deemed relevant in evaluating the Merger;

•	Compared the financial performance of Life Time and the trading multiples and trading activity of the Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Life Time;

•	Reviewed the historical prices, trading multiples and trading volumes of the Common Stock; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Special Committee of the Board of Directors

and the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, other estimates and other forward-looking information) furnished by or discussed with Life Time or obtained from reputable public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Life Time’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to any (i) financial projections, other estimates and other forward-looking information furnished by or discussed with Life Time, (a) we have been advised by Life Time’s senior management, and we have assumed, that such financial projections, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Life Time’s senior management as to the expected future performance of Life Time and (b) we have assumed that such financial projections, other estimates and other forward-looking information have been reviewed by Life Time’s Special Committee of the Board of Directors and Life Time’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion herein and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were asked by Life Time’s Board of Directors to solicit indications of interest from various third parties regarding a potential transaction with Life Time, and we have considered the results of such solicitation in rendering our opinion herein.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Life Time or the solvency or fair value of Life Time, nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences to Life Time or its shareholders of the Merger. We are not legal, regulatory, tax, consulting, real estate, accounting, appraisal or actuarial experts and nothing in this letter or our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Life Time and its advisors with respect to such matters.

In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Life Time, Parent and Merger Sub will comply with all terms of the Agreement and (iii) the representations and warranties of Life Time, Parent and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have assumed that

The Special Committee of the Board of Directors

and the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Life Time or the Merger in any way material to our analyses.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Common Stock or other securities of Life Time may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Life Time in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Life Time has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Life Time in connection with the Merger, Guggenheim Securities, LLC (“Guggenheim Securities”) has not been previously engaged during the past two years by Life Time. Guggenheim Securities has been previously engaged during the past two years and is currently engaged by portfolio companies of both LGP and TPG to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. Among other matters, during the past two years, we have performed the following financial advisory or investment banking services for portfolio companies of LGP: underwriter in Container Store Group, Inc.’s initial public offering completed in November 2013; and a participant in a credit facility of a privately-held portfolio company of LGP for which we are entitled to receive fees and interest payments. In addition, among other matters, during the past two years, we have performed the following financial advisory or investment banking services for portfolio companies of TPG: underwriter in Quintiles Transnational Holdings Inc.’s initial public offering completed in May 2013 and a subsequent follow-on offering in May 2014; and underwriter in the initial public offering of Five Prime Therapeutics, Inc. in September 2013 and follow-on offerings in January 2014 and January 2015. Guggenheim Securities is currently engaged as investment banker to the Official Committee of Unsecured Creditors of Energy Future Holdings Corporation, a portfolio company of TPG, for which we have received (or expect to receive) customary fees. Guggenheim Securities may seek to provide Life Time, LGP and TPG and their respective affiliates (including, without limitation, LGP and TPG portfolio companies) with certain financial advisory and investment banking services unrelated to the Merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Life Time, LGP, TPG, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Life Time, LGP, TPG, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and our or their directors, officers, employees, consultants and agents may have investments in Life Time, LGP, TPG, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result,

The Special Committee of the Board of Directors

and the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Life Time, LGP, TPG, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

It is understood that this letter and our opinion have been provided to Life Time’s Special Committee of the Board of Directors and Life Time’s Board of Directors (in their capacities as such) for their information and assistance in connection with their evaluation of the Merger Consideration. This letter and our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Common Stock in connection with the Merger.

This letter, our opinion and any materials provided in connection therewith do not constitute a recommendation to Life Time’s Special Committee of the Board of Directors or Life Time’s Board of Directors with respect to the Merger, nor do this letter and our opinion constitute advice or a recommendation to any holder of Life Time common stock as to how to vote in connection with the Merger or otherwise. This letter and our opinion do not address Life Time’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Life Time, the financing of the Merger or the effects of any other transaction in which Life Time might engage. In addition, our opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Life Time under any relevant laws relating to bankruptcy, insolvency or similar matters. This letter and our opinion address only the fairness, from a financial point of view, to Life Time shareholders (excluding the holders of the Rollover Shares) of the Merger Consideration pursuant to the Agreement. We do not express any view or opinion as to any other term or aspect of the Merger, the Agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger, any aspect (financial or otherwise) of the Rollover, or the fairness (financial or otherwise) of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (except as expressly set forth in the immediately preceding sentence), creditors or other constituencies of Life Time or the holders of the Rollover Shares. Furthermore, we do not express any view or opinion as to the fairness (financial or otherwise) of the amount or nature of any compensation payable to or to be received by any of Life Time’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Life Time, excluding the holders of the Rollover Shares.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

Appendix D

Wells Fargo Securities, LLC

550 S. Tryon Street

Charlotte, NC 28288

March 15, 2015

Confidential

Board of Directors and Special Committee of the Board of Directors of Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, Minnesota 55317

Ladies and Gentlemen:

The Board of Directors (the “Board”) of Life Time Fitness, Inc., a Minnesota corporation (“Life Time”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.02 per share (the “Life Time Common Stock”), of Life Time, other than as specified below, of the Merger Consideration (as hereinafter defined) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Life Time, LTF Holdings, Inc., a Delaware corporation (“Parent”) and LTF Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will be merged with and into Life Time, the separate corporate existence of Merger Sub will cease and Life Time will continue as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). The Agreement contemplates that, at the effective time of the Merger (the “Effective Time”), each outstanding share of Life Time Common Stock (excluding (i) any such Life Time Common Stock held by Life Time, Parent, Merger Sub or any direct or indirect subsidiary of Life Time or Parent, (ii) Rollover Shares and (iii) Dissenting Shares ((i), (ii) and (iii) collectively, the “Excluded Shares”)) shall be converted into the right to receive $72.10 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used, but not defined, in this letter shall have the meaning ascribed to them in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, dated March 15, 2015, of the Agreement, including the financial terms of the Merger;

•	Reviewed certain business, financial and other information regarding Life Time that was publicly available or was furnished to us by Life Time;

•	Reviewed certain financial projections for Life Time prepared by the management of Life Time, and that were approved for our use by the Board and/or Special Committee of the Board (the “Special Committee”);

•	Discussed with the management of Life Time the operations and prospects of Life Time, including the historical financial performance and trends in the results of operations of Life Time;

•	Participated in discussions among representatives of Life Time, Parent and their respective advisors regarding the proposed Merger;

Board of Directors and Special Committee of the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

•	Reviewed the historical prices and implied trading multiples of Life Time Common Stock;

•	Compared certain business, financial and other information regarding Life Time that was publicly available or was furnished to us by Life Time with publicly available business, financial and other information regarding certain publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•	Prepared a discounted cash flow analysis of Life Time based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Life Time;

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have assumed, with your consent, that Life Time is not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to our analysis. With respect to the financial forecasts, estimates and other information utilized in our analyses, we have assumed, with your consent, that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of Life Time as to the future financial performance of Life Time. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Life Time since the respective dates of the most recent financial statements and other information provided to us. In arriving at our opinion, we have not made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Life Time or any other entity.

In rendering our opinion, we have assumed, with your consent, that the final form of the Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion, that the Merger will be consummated in accordance with the Agreement and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, conditions or restrictions will be imposed or actions will be taken that will have an adverse effect on Life Time or the Merger in any way meaningful to our analyses. Our opinion is necessarily based on economic, market, financial and other conditions existing, and the information made available to us, as of the date hereof. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Life Time Common Stock (excluding the Excluded Shares) in the Merger pursuant to the Agreement to the extent expressly specified herein, and does not address any other terms or aspects of the Merger, including, without limitation, the form or structure of the Merger, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In

Board of Directors and Special Committee of the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. In rendering this opinion, we express no opinion with respect to any amounts or consideration to be received by, or to be paid or not paid, to the holders of the Excluded Shares in connection with the Merger. Our opinion also does not address the merits of the underlying decision by Life Time to enter into the Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the Board or the Special Committee or in which Life Time might engage. We also are not expressing any view or opinion with respect to, and with the consent of Life Time have relied upon the assessments of representatives of Life Time regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Life Time obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to the Board in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which will be payable upon the consummation of the Merger. Life Time has also agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities that may arise out of our engagement.

Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In that regard, Wells Fargo Securities or our affiliates in the past have provided, currently are providing and in the future may provide banking and other financial services to Life Time, Parent, Leonard Green & Partners, L.P., an affiliate of Parent (“LGP”), TPG Capital, L.P., an affiliate of Parent (“TPG”) and certain of their respective affiliates, for which Wells Fargo Securities or such affiliates have received and expect to receive fees, including, during the past two years, having acted as (i) financial advisor in connection with strategic advisory and corporate defensive matters and as placement agent in connection with certain capital market offerings for Life Time, (ii) underwriter and joint bookrunner with respect to various capital market offerings of LGP and certain of its affiliates and as syndication agent, documentation agent, joint bookrunner and/or joint lead arranger for, and as lender under, certain credit facilities of LGP and certain of its affiliates and (iii) underwriter, lead left bookrunner, stabilization agent, joint bookrunner and/or co-manager with respect to various capital market offerings of TPG and certain of its affiliates and as syndication agent, documentation agent, joint bookrunner and/or joint lead arranger for, and as lender under, certain credit facilities of TPG and certain of its affiliates. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade or otherwise effect transactions in or hold the securities or financial instruments of Life Time, Parent, LGP, TPG and/or certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board and Special Committee (in their capacity as such) in connection with its evaluation of the Merger and such opinion does not constitute a recommendation to the Board, the Special Committee or to any other person or entity in respect of the Merger or otherwise, including, without limitation, as to how any holder of Life Time Common Stock should vote or act in connection with any matter relating to the Merger, the Agreement or any other matters.

Board of Directors and Special Committee of the Board of Directors

Life Time Fitness, Inc.

March 15, 2015

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Life Time Common Stock (excluding the Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Appendix E

COMPANY SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into as of March 15, 2015 by and between LTF Holdings, Inc., a Delaware corporation (“Parent”), on the one hand, and the undersigned shareholder (the “Shareholder”) of Life Time Fitness, Inc., a Minnesota corporation (the “Company”), on the other hand.

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and LTF Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of (a) shares of Company Common Stock set forth opposite the Shareholder’s name on Schedule I hereto (such shares of Company Common Stock, together with any other equity securities of the Company, the power to dispose of or the voting power over which is acquired by the Shareholder during the period from and including the date hereof through and including the Expiration Date (including, but not limited to, any shares of Company Common Stock acquired upon exercise of any Company Stock Options and any Restricted Shares, in each case, that vest before or during such period), collectively, the “Subject Shares”) and (b) shares of Company Common Stock underlying the Company Stock Options set forth opposite the Shareholder’s name on Schedule I hereto (such Company Stock Options, together with any other Company Stock Options acquired by the Shareholder during the period from and including the date hereof through and including the Expiration Date, collectively, the “Subject Options”); and

WHEREAS, as a condition to and as an inducement to Parent’s willingness to enter into the Merger Agreement, the Shareholder has agreed to enter into this Agreement and vote its Subject Shares as described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)	“Constructive Sale” shall mean, with respect to any Subject Shares or Subject Options, a short sale with respect to such Subject Shares or Subject Options, entering into or acquiring an offsetting derivative contract with respect to such Subject Shares or Subject Options, entering into or acquiring a future or forward contract to deliver such Subject Shares or Subject Options, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Subject Shares or Subject Options.

(b)	“Deemed Converted Shares” shall mean, with respect to any point in time, the amount of shares of Company Common Stock that would be acquired by the Shareholder if the Shareholder exercised his or her Subject Options at such time.

(c)	“Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII of the Merger Agreement, and (c) the mutual written agreement of each of the parties hereto to terminate this Agreement.

(d)	“Transfer” shall mean, with respect to any Subject Shares or Subject Options, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Subject Shares or Subject Options (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Subject Shares or Subject Options (other than pursuant to the Rollover Agreement), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

SECTION 2. Transfer of Shares.

(a)	Transfer of Shares. The Shareholder hereby agrees that, except as set forth in, and pursuant to, the Rollover Agreement, at all times during the period commencing on the date hereof until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shareholder’s Subject Shares or Subject Options or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of such Subject Shares or Subject Options.

(b)	Transfer of Voting Rights. Except as otherwise permitted by this Agreement or pursuant to the Rollover Agreement, the Shareholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any of the Shareholder’s Subject Shares or Subject Options in a voting trust, grant any proxy or power of attorney in respect of the Shareholder’s Subject Shares or Subject Options, or enter into any voting agreement or similar arrangement, commitment or understanding with respect to the Shareholder’s Subject Shares or Deemed Converted Shares in violation of this Agreement.

SECTION 3. Agreement to Vote Shares.

(a)	Voting Agreement. Until the Expiration Date, at every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, the Shareholder agrees (solely in its capacity as a shareholder of the Company) that it shall, or shall cause its nominee holder of record on any applicable record date to, vote the Subject Shares that the Shareholder is eligible to vote, and deliver a written consent in respect of the Shareholder’s Subject Shares, at any applicable general or special meeting of the shareholders of the Company:

(i)	in favor of (x) adoption of the Merger Agreement and approval of the Merger, (y) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s shareholders is requested, and (z) any proposal or action in respect of which approval of the Company’s shareholders is requested that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement; and

(ii)	against (x) any proposal or action that would constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement or otherwise reasonably would be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) any Alternative Proposal or any proposal relating to an Alternative Proposal and (z) any stock purchase agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement);

provided, that the foregoing voting covenants shall apply solely to actions taken by the Shareholder in its capacity as a shareholder of the Company, and solely with respect to such matters to the extent the approval of the Company’s shareholders is required or requested of the Company’s shareholders by the Company, and the Shareholder shall not have any obligations or restrictions with respect to such matters in any other capacity or in any other context.

Prior to the Expiration Date, the Shareholder covenants not to enter into any understanding or agreement with any person to vote or give instructions with respect to the Shareholder’s Subject Shares in any manner inconsistent with Section 3(a) or Section 3(b).

Until the Expiration Date, in the event that any meeting of the shareholders of the Company is held with respect to any of the matters specified in Section 3(a)(i) or (ii) above (and at every adjournment or postponement thereof), the Shareholder covenants that it shall, or shall cause the holder of record of the Shareholder’s Subject Shares on each record date relevant to such a shareholder vote with respect to such specified matters to, appear at such meeting or otherwise cause the Shareholder’s Subject Shares that are eligible to be voted at such shareholder meeting to be counted as present thereat for purposes of establishing a quorum.

(b) Cap. For the avoidance of doubt, in no event shall the aggregate amount of Subject Shares and Deemed Converted Shares subject to this Agreement, together with any shares of Common Stock owned by the Shareholder in family trusts or owned by Parent or any of its Affiliates, exceed 9.99% of the issued and outstanding shares of Company Common Stock (as such percentage is calculated pursuant to Section 302A.011, Subd. 41 of the MBCA), and this Section 3(b) shall be deemed to release from the obligations under this Agreement, first, such number of Deemed Converted Shares and, second, such number of Subject Shares as may be necessary to cause such aggregate amount, together with such shares, to not exceed such percentage.

SECTION 4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person (a) to direct the Shareholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Shareholder’s duties or responsibilities as shareholders or officers or directors, as the case may be, of the Company.

SECTION 5. Solicitation. The Shareholder hereby represents and warrants that the Shareholder has read Section 5.04 of the Merger Agreement. In addition, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.04 of the Merger Agreement if the Shareholder were deemed a “Representative” of the Company for purposes of such Section 5.04 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by the Shareholder in any capacity other than as shareholder of the Company, to the extent such actions are permitted or required under such Section 5.04 of the Merger Agreement.

SECTION 6. Representations, Warranties and Other Agreements of Shareholders. The Shareholder hereby represents and warrants to Parent as of the date hereof:

(a)	(i) the Shareholder is the beneficial owner of, and has good, valid and marketable title to, the Subject Shares and Subject Options set forth opposite its name on Schedule I, (ii) the Shareholder or its Affiliates has sole voting power, and sole power of disposition, in each case either individually or through the Shareholder’s representatives, with respect to all of his Subject Shares, (iii) the Subject Shares and Subject Options owned by the Shareholder are all of the equity securities of the Company owned, either of record or beneficially, by the Shareholder as of the date hereof (other than equity securities of the Company held in family trusts), (iv) the Subject Shares and Subject Options owned by the Shareholder are free and clear of all Liens, other than Permitted Liens, any Liens created by this Agreement, the Rollover Agreement, the underlying agreements pursuant to which such shares were issued or as imposed by applicable securities Laws and (iv) the Shareholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.

(b)	the Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement applicable to the Shareholder;

(c)	the Shareholder agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which alleges that (i) the execution and delivery of this Agreement by the Shareholder and the granting of any proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof;

(d)	the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any contract to which the Shareholder is a party or which is binding on the Shareholder or the Shareholder’s Subject Shares or Subject Options, and will not result in the creation of any Lien on any of the Shareholder’s Subject Shares or Subject Options;

(e)	this Agreement has been duly executed by the Shareholder and constitutes the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

(f)	the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Shareholder, (i) except for any applicable requirements, if any, of the Exchange Act, and (ii) except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of the Shareholder’s obligations under this Agreement in any material respect; and

(g)	the Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

SECTION 7. Consent. The Shareholder on behalf of itself only consents to and authorizes the Company, Parent and their respective Affiliates (and Parent authorizes the Company and its Affiliates) to (a) publish and disclose in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, the Shareholder’s identity and ownership of Subject Shares and Subject Options and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.

SECTION 8. Shareholder Capacity. To the extent that the Shareholder is an officer or director of the Company or any Company Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken or not taken by the Shareholder in its capacity as an officer or director of the Company or any Company Subsidiaries or from fulfilling the duties and obligations of such office (including the performance of obligations required by the fiduciary duties of the Shareholder acting in its capacity as an officer or director), and none of such actions (or determinations not to take any action) in such other capacities shall be deemed to constitute a breach of this Agreement.

SECTION 9. Legending of Shares. Until the Expiration Date, the Shareholder hereby authorizes Parent and the Company to cause each certificate evidencing the Subject Shares to bear the following legend on the face thereof (which legend shall be removed promptly upon the Expiration Date to the extent the Merger is not consummated):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER VOTING AGREEMENT, DATED AS OF MARCH 15, 2015, BETWEEN THE HOLDER OF THE CERTIFICATE AND LTF HOLDINGS, INC., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH SHAREHOLDER VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF LIFE TIME FITNESS, INC.”

SECTION 10. Termination. Notwithstanding anything to the contrary provided herein, this Agreement and any undertaking or waiver granted by the Shareholder hereunder automatically shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Shareholder to remove any legend placed upon any Subject Shares pursuant to Section 9 (and to cause the return of any certificates evidencing Subject Shares to the extent provided by the beneficial owner thereof to Parent or any of its Affiliates); provided, further, however, (a) Section 13 shall survive any termination or expiration of this Agreement, (b) any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder prior to such termination, and (c) each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach.

SECTION 11. Appraisal Rights. The Shareholder (i) irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 302A.471 or Section 302A.473 of the MBCA) to demand appraisal of any of the Subject Shares or rights to dissent from the Merger that the Shareholder may have and (ii) agrees not to commence or participate in, and will take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Intermediate Co, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of the Shareholder for any breach of this Agreement or the Rollover Agreement by Parent or its Affiliates.

SECTION 12. Further Assurances.

(a)	Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as any other party reasonably may deem necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)	The Shareholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares or Subject Options acquired by the Shareholder after the date hereof which are not set forth on Schedule I hereto.

SECTION 13. Miscellaneous.

(a)	Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)

Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party’s obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.

(c)	Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is to be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

(d)	Assignment; Benefit. Except as expressly permitted by the terms hereof, no party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party hereto, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and shall not be deemed to, confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to create any agreement of employment with any person or otherwise create any third party beneficiary hereto.

(e)	Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(f)	Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Parent in the event that any provision of this Agreement were not performed by the Shareholder in accordance with the specific terms hereof, and that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity. The Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to enforce the covenants and obligations contained herein on the basis that Parent has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and Parent shall not be required to post a bond or other security in connection with any such order or injunction.

(g)	Governing Law. This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Minnesota without regard to its rules of conflicts of law.

(h)	Jurisdiction and Venue. Each of the Shareholder and Parent hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of any state or federal court located in the State of Minnesota for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 13(l) shall be deemed effective service of process.

(i)

Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)	No Agreement Until Transaction Documents Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

(k)	No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(l)	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as from time to time may be specified by the parties by like notice):

if to Parent, to:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attention: John G. Danhakl; J. Kristofer Galashan

Facsimile: (310) 954-0404

and

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Facsimile: (415) 743-1501

Attention: Ronald Cami

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Howard A. Sobel; John Giouroukakis

Facsimile: (212) 751-4864

and

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Facsimile: (617) 951-7050

Attention: William M. Shields; Alison T. Bomberg

If to the Shareholder: to the Shareholder’s address for notice set forth on Schedule I attached hereto:

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402

Attention: Jay L. Swanson

Facsimile: (612) 340-2868

(m)	Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as the delivery of an original. At the request of any party, the parties will confirm signatures executed by facsimile or other electronic transmission by signing a duplicate original document.

(n)	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained or incorporated by reference into this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with its terms, including (in the case of agreements or instruments) by valid waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LTF HOLDINGS, INC.

By:	/s/ J. Kristofer Galashan
Name:	J. Kristofer Galashan
Title:	President

[Signature Page to Voting Agreement]

SHAREHOLDER

/s/ Bahram Akradi
Bahram Akradi

[Signature Page to Voting Agreement]

Schedule I

Name	Subject Shares	Subject Options	Address
Bahram Akradi	2,439,928	0	2092 Corporate Place
TOTAL	2,439,928	0	Chanhassen, MN 55317

Appendix F

GUARANTEE

THIS GUARANTEE, dated as of March 15, 2015 (this “Guarantee”), by Green Equity Investors VI, L.P., a Delaware limited partnership, Green Equity Investors Side VI, L.P., a Delaware limited partnership, and TPG Partners VII, L.P., a Delaware limited partnership (collectively, the “Guarantors” and each a “Guarantor”) is in favor of Life Time Fitness, Inc., a Minnesota corporation (the “Company”).

1. GUARANTEE. To induce the Company to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), by and among LTF Holdings, Inc., a Delaware corporation (“Parent”), LTF Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which and subject to the terms and conditions of which the Company will become a wholly owned subsidiary of Parent (the “Merger”), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, on a several (not joint and several) basis, guarantees to the Company, on the terms and subject to the conditions set forth herein, the due and punctual performance and discharge of such Guarantor’s respective percentage as set forth opposite its name in Annex 1 (for each such Guarantor, its “Guaranteed Percentage”) of the payment obligations and liabilities of Parent and Merger Sub to the Company under the third to last and second to last sentences of Section 5.06(d), Section 8.03(c) and Section 8.03(d) of the Merger Agreement, and the obligations in the last sentence of this Section 1 (the “Obligations”), provided that, notwithstanding anything to the contrary contained in this Guarantee, in no event shall each Guarantor’s aggregate liability exceed such Guarantor’s Guaranteed Percentage of $169,000,000 (such limitation on the liability each Guarantor may have for its Guaranteed Percentage of the Obligations being herein referred to as such Guarantor’s “Cap”), and the Company agrees that this Guarantee may not be enforced against any Guarantor without giving effect to such Guarantor’s Cap (and to the provisions of Sections 8 and 9 hereof). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement.

If Parent or Merger Sub fails to pay any Obligations when due, then each Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Parent or Merger Sub has failed to discharge its Obligations, take any and all actions available hereunder to collect any of the Guarantor’s liabilities hereunder in respect of such Obligations, subject to such Guarantor’s Cap. In furtherance of the foregoing, each Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of such Guarantor’s Guaranteed Percentage of the Obligations (subject to such Guarantor’s Cap) regardless of whether any action is brought against Parent, Merger Sub, any other Guarantor.

Each Guarantor acknowledges and agrees that (a) with respect to Parent and Merger Sub, the Company shall have the rights and remedies specified in the Merger Agreement and (b) with respect to such Guarantor, the Company shall have the rights and remedies specified in this Guarantee and the Equity Commitment Letters (including, for the avoidance of doubt, its rights as a third-party beneficiary contained therein).

If any Guarantor fails to timely satisfy its Guaranteed Percentage of the Obligations, and, in order to obtain such satisfaction, the Company commences a suit which results in a judgment against such Guarantor for such satisfaction, such Guarantor shall pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

2. NATURE OF GUARANTEE. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor’s Guaranteed Percentage of the Obligations (subject to such Guarantor’s Cap) as if such payment had not been made. This Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Company shall not be required to proceed against Parent or Merger Sub before proceeding against the Guarantors hereunder.

3. CHANGES IN OBLIGATION, CERTAIN WAIVERS. Each Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement or the Commitment Letters made in accordance with the terms thereof or in any other agreement to which the Guarantor, Parent or Merger Sub is a party and which evidences, secures or is otherwise executed in connection with any of the Obligations; (c)(i) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations or (ii) the release or discharge of any Guarantor, or the receipt by the Company of partial satisfaction of the Obligations from any other Guarantor; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (e) the existence of any claim, set off or other right which (i) the Guarantor may have at any time against Parent, Merger Sub or the Company, or any of their respective Affiliates, or (ii) Parent or Merger Sub may have at any time against the Company, in each case described in the foregoing clauses (i) or (ii) (A) whether in connection with the Obligations or otherwise and (B) except as contemplated by the final sentence of the immediately succeeding paragraph or, solely with respect to clause (ii) of this Section 3(e), in the Merger Agreement; (f) the adequacy of any other means the Company may have of obtaining payment related to the Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their respective assets; (h) the value, genuineness, validity, illegality or enforceability according to their terms of the Merger Agreement, the Equity Commitment Letters or any agreement or instrument referred to herein, except as contemplated by the final sentence of the immediately succeeding paragraph or (i) any discharge of such Guarantor as a matter of applicable law or equity (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Company. Each Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Merger Sub, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than actual fraud on Parent by the Company or any of its Subsidiaries or contractual defenses to the payment of the Obligations that are available to Parent under the Merger Agreement). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Guarantee are knowingly made and agreed to in contemplation of such benefits. Each Guarantor hereby covenants and agrees, on a several (not joint and several) basis, that it (a) shall not, and it shall cause its Affiliates not to, assert, directly or indirectly, in any proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, (b) shall maintain in full force and effect all consents of any Governmental Entity or other authority that are required to be obtained by it with respect to this Guarantee and will obtain any such consents that may become necessary in the future, and (c) will comply in all respects with all applicable laws and orders to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Guarantee.

Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent, Intermediate Co or Merger Sub that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Intermediate Co or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, Intermediate Co or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and each Guarantor shall not exercise any such rights unless and until all Obligations shall have been paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment). Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Company hereby agrees that each Guarantor shall have all defenses to the payment of its obligations under this Guarantee (which in any event shall be subject to such Guarantor’s Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, as well as any defenses in respect of any actual fraud of the Company or any of its Subsidiaries (other than defenses arising from the bankruptcy or insolvency of Parent, Intermediate Co or Merger Sub).

Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Company upon this Guarantee or acceptance of this Guarantee. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. When pursuing its rights and remedies hereunder against the Guarantors, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Merger Sub or any other Person for the Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guarantor’s Guaranteed Percentage of the Obligations (subject to such Guarantor’s Cap) as if such payment had not been made.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder under the Merger Agreement. Each and every right, remedy and power hereby granted to the Company or allowed it by

Law shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent, Merger Sub, any other Guarantor or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any of the Guarantors.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants, on a several (not joint and several) basis, that:

(a) It is duly organized and validly existing under the laws of its jurisdiction of organization; it has all requisite power and authority to execute, deliver and perform this Guarantee; the execution, delivery and performance of this Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s partnership agreement or similar organizational documents, any contract to which it is a party or any applicable Law or Judgment binding on such Guarantor or its assets; and the Person executing and delivering this Guarantee on behalf of such Guarantor is duly authorized to do so;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has the financial capacity to pay and perform its obligations under, in respect of or in connection with this Guarantee, and all funds necessary for such Guarantor to fulfill such obligations shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither this Guarantee or any right or obligation hereunder may be assigned or delegated by any party (by operation of Law or otherwise) without the prior written consent of the Company (in the case of an assignment or delegation by one or more Guarantors) or the Guarantors (in the case of an assignment or delegation by the Company); provided, however, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Company, to any other Guarantor, or other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor. Any attempted assignment in violation of this section shall be null and void.

7. NOTICES. All notices and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P.:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attn:	John G. Danhakl
J. Kristofer Galashan

Facsimile:	(310) 954-0404

with a copy to (which alone shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:	Howard A. Sobel
John Giouroukakis

Facsimile: (212) 751-4864

if to TPG Partners VII, L.P.:

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attn:	Ronald Cami

Facsimile: (415) 743-1501

with a copy to (which alone shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attn:	William M. Shields
Alison T. Bomberg

Facsimile: (617) 951-7050

If to the Company, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE. This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns until such Guarantor’s Guaranteed Percentage of the Obligations (which shall be subject to such Guarantor’s Cap) have been paid in full. Notwithstanding the foregoing, or anything else express or implied in this Guarantee or otherwise, this Guarantee shall terminate and the Guarantors shall have no further obligations under or in connection with this Guarantee as of the earliest of (i) the Effective Time if, and only if, the Closing occurs and the Merger Consideration is paid, (ii) termination of the Merger Agreement in accordance with its terms in circumstances where none of the Obligations are payable, (iii) the date that is eighteen (18) months following the date hereof unless a claim for payment of the Guarantors’ liability hereunder in respect of any of the Obligations is brought pursuant to and in accordance with this Guarantee prior to such termination, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms hereof, and (iv) receipt by the Company of the payment in full of the Obligations. Notwithstanding any other term or provision of this Guarantee, or anything express or implied in this Guarantee or otherwise, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding (a) that the provisions of Section 1 hereof limiting each Guarantor’s liability to its respective Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (b) that any Guarantor is liable in respect of Obligations in excess of or to a greater extent than its Cap, or (c) any claim against any Guarantor or any Non-Recourse Party (as defined in Section 9) with respect to the Merger Agreement, the Equity Commitment Letters (except as provided in Section 5(ii) or 5(iii) thereof), this Guarantee or any other agreement or instrument delivered in connection with the Merger Agreement, the Equity Commitment Letters or this Guarantee, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in

Section 9 hereof) asserted by the Company against the Non-Recourse Parties pursuant to Section 9, then (x) the obligations of the Guarantors under or in connection with this Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if any Guarantor has previously made any payments under or in connection with this Guarantee, it shall be entitled to recover such payments from the Company, and (z) neither the Guarantors nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any other Person in any way under or with respect to this Guarantee, the Equity Commitment Letters or the Merger Agreement, or the transactions contemplated by the Merger Agreement, the Equity Commitment Letters or under this Guarantee.

9. NO RECOURSE. Other than with respect to any Retained Claim (as hereinafter defined), the Company acknowledges and agrees that: (a) no Person other than the Guarantors (and the legal successors and assigns of their obligations hereunder) shall have any obligations under or in connection with this Guarantee notwithstanding the fact that the Guarantors may be partnerships or limited liability companies, (b) the Guarantors shall have no obligations under or in connection with this Guarantee except as expressly provided by this Guarantee, and (c) no personal liability shall attach to, and no recourse shall be had by the Company, any of its Subsidiaries or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, or attempting otherwise to avoid or disregard the entity form of any Non-Recourse Party, whether by theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, unfairness undercapitalization or otherwise, by attempting to compel Parent, Intermediate Co or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as hereinafter defined) in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Guarantee, the Merger Agreement or the transactions contemplated thereby, or the Equity Commitment Letters or the transactions contemplated thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), against any Guarantor or any Non-Recourse Party except for claims that the Company may assert: (i) against any Non-Recourse Party that is party to, and solely pursuant to the terms of, the applicable Confidentiality Agreement; (ii) against the Guarantors (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms of, this Guarantee (subject in each case to each such Guarantor’s Cap); (iii) against a Guarantor for specific performance of such Guarantor’s obligation under each Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to Section 5(ii) or 5(iii) thereof; and (iv) against Parent or Merger Sub in accordance with and pursuant to the terms of the Merger Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”); provided, however, that in the event that a Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of any Guarantor’s remaining net assets is less than the amount of the Cap and the transferee thereof does not assume, directly or indirectly, such Guarantor’s obligations hereunder, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment, order, decree or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving Person (in either case, a “Successor”), as the case may be, but only to the extent of such Guarantor’s unpaid liability hereunder up to such Guarantor’s Cap. As used herein, unless otherwise specified, the term Guarantor shall include each Successor. The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Company, all of its Subsidiaries and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. To the fullest extent permitted by Law, the Company, on behalf of itself and its security holders and Subsidiaries, hereby releases and forever discharges all claims (other than Retained Claims) that the Company or any of its Subsidiaries has had, now has or might in the future have against any Non-Recourse Party arising in any way under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letters, or any other agreement or instrument delivered in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters, or the transactions contemplated hereby or thereby. As used herein, the term “Non-Recourse Parties” means, collectively, Parent, Intermediate Co, Merger Sub, the Guarantors, and any of the foregoing’s respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by the Merger Agreement. This Section 9 shall survive any termination of this Guarantee pursuant to Section 8 hereof.

10. GOVERNING LAW. This Guarantee, the rights of the parties under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11. SUBMISSION TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Guarantee or any of the transactions contemplated by this Guarantee, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Guarantee in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party hereto may make service on the other parties hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7. Nothing in this Section 11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

12. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. COUNTERPARTS AND SIGNATURE. This Guarantee may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

14. NO THIRD PARTY BENEFICIARIES. Except for the provisions of Section 9 which reference Non-Recourse Parties (each of which shall be for the benefit of and enforceable by each Non-Recourse Party), this Guarantee is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

15. CONFIDENTIALITY. This Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Company or its Subsidiaries except with the prior written consent of the Guarantors in each instance; provided that no such written consent is required for any disclosure of the existence of this Guarantee to the legal, financial and accounting advisors to the Company, or to the extent required by applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby.

16. MISCELLANEOUS.

(a) This Guarantee constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the Guarantors or any of their Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Guarantee. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantors in writing.

(b) Any term or provision of this Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable by any Guarantor hereunder to its Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof.

(c) When reference is made in this Guarantee to a Section, such reference shall be to a Section of this Guarantee, unless otherwise indicated. The headings contained in this Guarantee are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guarantee. The language used in this Guarantee shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Whenever the context may require, any pronouns used in this Guarantee shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Guarantee, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee. No summary of this Guarantee prepared by any party shall affect the meaning or interpretation of this Guarantee.

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be duly executed and delivered as of the date first written above.

GREEN EQUITY INVESTORS VI, L.P.

By:	GEI Capital VI, LLC, its General Partner

By:	/s/ J. Kristofer Galashan
Name:	J. Kristofer Galashan
Title:	Principal

GREEN EQUITY INVESTORS SIDE VI, L.P.

By:	GEI Capital VI, LLC, its General Partner

By:	/s/ J. Kristofer Galashan
Name:	J. Kristofer Galashan
Title:	Principal

[Signature Page to Guarantee]

TPG PARTNERS VII, L.P.

By:	TPG GenPar VII, L.P.,
its general partner
By:	TPG GenPar VII Advisors, LLC,
its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[Signature Page to Guarantee]

IN WITNESS WHEREOF, the Company has caused this Guarantee to be duly executed and delivered as of the date first written above.

LIFE TIME FITNESS, INC.

By:	/s/ Bahram Akradi
Name:	Bahram Akradi
Title:	President and Chief Executive Officer

[Signature Page to Guarantee]

ANNEX 1

Fund	Guaranteed Percentage
Green Equity Investors VI, L.P.	31.33%
Green Equity Investors Side VI, L.P.	18.67%
TPG Partners VII, L.P.	50.00%

Total	100.00%

LIFE TIME FITNESS, INC. 2902 CORPORATE PLACE CHANHASSEN, MN 55317

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M92724-S32074	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LIFE TIME FITNESS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	To approve and adopt the Agreement and Plan of Merger, dated March 15, 2015, by and among LTF Holdings, Inc., which we refer to as Parent, LTF Merger Sub, Inc., an indirect, wholly owned subsidiary of Parent, and Life Time Fitness, Inc., as it may be amended from time to time, which we refer to as the merger agreement.	☐	☐	☐

2.	To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.	☐	☐	☐

3.	To approve, by non-binding, advisory vote, compensation that will or may become payable by Life Time Fitness, Inc. to its named executive officers in connection with the merger contemplated by the merger agreement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

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M92725-S32074

LIFE TIME FITNESS, INC. Special Meeting of Shareholders June 4, 2015 9:00 AM CDT This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby revokes all prior proxies and appoint(s) Bahram Akradi and Eric J. Buss, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Life Time Fitness, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM CDT on June 4, 2015, at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, MN 55317, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side